Prospectus
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                           HUDSON RIVER BANCORP, INC.
        (Proposed Holding Company for The Hudson City Savings Institution
                to be known as Hudson River Bank & Trust Company)


                                $10.00 Per Share
                        15,072,815 Shares of Common Stock
                              (Anticipated Maximum)

     Hudson River Bancorp, Inc. (the "Holding Company") is offering up to 15,072,815 shares of common stock, par value $0.01 per share (the "Common
Stock"), in connection with the conversion of The Hudson City Savings Institution ("HCSI" or the "Bank") from a New York state chartered mutual savings bank to a New York state chartered stock savings bank to be renamed Hudson River Bank & Trust Company and the issuance of all of HCSI's outstanding capital stock to the Holding Company (the "Conversion"). Pursuant to the Bank's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given to (i) HCSI's depositors with account balances of $100 or more as of September 30, 1996 ("Eligible Account Holders"), (ii) tax-qualified employee plans of HCSI and the Holding Company ("Tax-Qualified Employee Plans") and (iii) HCSI's
depositors with account balances of $100 or more as of March 31, 1998 ("Supplemental Eligible Account Holders").
                                                        (continued on next page)


   FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE CONVERSION
                           CENTER AT (518) 828-4068.



    THESE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS
                             OF PRINCIPAL INVESTED.

            FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED, SEE
                      "RISK FACTORS" BEGINNING ON PAGE __.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK,
THE NEW YORK STATE BANKING BOARD, THE NEW YORK STATE BANKING DEPARTMENT, OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, SUPERINTENDENT,
 BOARD, DEPARTMENT OR CORPORATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
            THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
             ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE
                  FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                            OTHER GOVERNMENT AGENCY.


                                                         Estimated
                                                     Underwriting Fees,
                                                      Commissions and         Estimated Net
                               Purchase Price(1)     Other Expenses(2)    Conversion Proceeds(3)
Minimum Per Share............          $10.00              0.21                   9.79
Midpoint Per Share...........          $10.00              0.19                   9.81
Maximum Per Share............          $10.00              0.18                   9.82
Minimum Total................    $111,407,770            2,326,475            109,081,295
Midpoint Total...............    $131,067,960            2,542,737            128,525,223
Maximum Total................    $150,728,150            2,759,000            147,969,150
Maximum Total, As Adjusted(4)    $173,337,380            3,007,701            170,329,679



----------------------
(1) Determined on the basis of an appraisal prepared by RP Financial, LC. ("RP Financial") dated February 27, 1998, which states that the estimated aggregate pro forma market value of the Common Stock to be sold in the Conversion ranged from $111,407,770 to $150,728,150 or between 11,140,777 shares and 15,072,815 shares of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing" and "-- Number of Shares to be Issued."
(2) Consists of the estimated costs to the Bank and the Holding Company arising from the Conversion, including the payment to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") of estimated sales commissions ranging from $1,195,917 (at the minimum) to $1,628,442 (at the maximum) in connection with the sale of shares in the Offering. Such fees may be deemed to be underwriting fees. See "Use of Proceeds" and "Pro Forma Data" for the assumptions used to arrive at these estimates. The Holding Company has agreed to indemnify Sandler O'Neill against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion - Marketing and Underwriting Arrangements" for a more detailed description of underwriting fees, commissions and expenses.
(3) Net Conversion proceeds may vary from the estimated amounts, depending on the Purchase Price, the number of shares issued and the number of shares sold subject to commissions. The actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the Offering.
(4) As adjusted to give effect to the sale of up to an additional 2,260,923 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing" and "-- Number of Shares to be Issued."


                        Sandler O'Neill & Partners, L.P.
                   The date of this Prospectus is May 12, 1998

(continued from prior page)


     Subscription Rights are non-transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights. Subject to the prior rights of holders of Subscription Rights and to market conditions, the Holding Company may also offer the Common Stock for sale through Sandler O'Neill in a community offering (the "Community Offering") to selected persons to whom this prospectus is delivered. It is anticipated that shares not subscribed for in the Subscription Offering and the Community Offering, if any, will be offered to certain members of the general public in a syndicated community offering (the "Syndicated Community Offering") (The Subscription Offering, Community Offering and Syndicated Community Offering are referred to collectively as the "Offerings").


     The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Bank as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current valuation range of the shares to be sold of $111,407,770 to $150,728,150 (the "Estimated Valuation Range"), the Holding Company is offering up to 15,072,815 shares of Common Stock. Depending upon the market and financial conditions at the time of the completion of the Syndicated Community Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the 15,072,815 shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $111,407,770 or above $173,337,380, or if the Offering is extended beyond July 30, 1998, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion - Subscription Offering and Subscription Rights."

     Pursuant to the Plan, the Holding Company has established the Hudson River Bank & Trust Company Foundation, a charitable foundation (the "Foundation"). The Plan provides that the Bank and the Holding Company will fund the Foundation with shares of Common Stock contributed by the Holding Company from authorized but unissued shares in an amount equal to 3% of the number of shares of Common Stock sold in the Conversion. The purpose of the Foundation is to provide charitable benefits to persons and organizations residing within the communities in which the Bank operates. For a discussion of the Foundation and its effects on the Conversion, see "Risk Factors -- Risks Associated With the Establishment of the Charitable Foundation," "Pro Forma Data," and "The Conversion - Establishment of the Hudson River Bank and Trust Company Foundation."


     With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder or Supplemental Eligible Account Holder may purchase in their capacity as such in the Subscription Offering more than $250,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $250,000 of Common Stock in the Community Offering and no person, together with associates of and persons acting in concert with such person, may purchase more than 1% of Common Stock in the Offerings. Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Bank and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or down to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Limitations on Common Stock Purchases." The Bank and the Holding Company have engaged Sandler O'Neill as financial advisor and agent to consult, advise and assist in the distribution of shares of Common Stock, on a best-efforts basis in the Offering including, if necessary, managing selected broker-dealers to assist in selling stock in the Syndicated Community Offering. For such services, Sandler O'Neill will receive a marketing fee of 1.10% of the total dollar amount of Common Stock sold in the Conversion, excluding purchases by directors, officers, employees and their immediate family members, and the employee stock ownership and benefit plans of the Bank and the Holding Company. If selected dealers are used, the selected dealers will receive a fee estimated to be up to % of the aggregate Purchase
Price for all shares of Common Stock sold in the Syndicated Community Offering through such selected dealers. Such fees may be deemed to be underwriting commissions. Sandler O'Neill and the selected dealers may be deemed to be underwriters. See "The Conversion - Marketing and Underwriting Arrangements" and "The Conversion - Subscription Offering and Subscription Rights."


     The Subscription Offering will expire at 12:00 noon, Eastern time, on June 15, 1998 ("Expiration Date"), unless extended by the Bank and the Holding Company with the approval of the Superintendent of Banks of the State of New York (the "Superintendent") and the Federal Deposit Insurance Corporation ("FDIC"), if necessary. The Community Offering and/or any Syndicated Community Offering must be completed within 45 days after close of the Subscription Offering, unless extended by the Bank and the Holding Company with the approval of the Superintendent and the FDIC, if necessary. Orders submitted are irrevocable until the completion of the Conversion; provided, that if the Conversion is not completed within the 45 day period referred to above unless such period has been extended with the consent of the Superintendent and the FDIC, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Such extensions may not go beyond June 29, 2000.

     The Holding Company has applied to have the Common Stock listed on the Nasdaq Stock Market under the symbol "HRBT." Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion Stock Pricing" and "-- Number of Shares to be Issued."


         Explanatory Note: This Prospectus contains certain forward looking statements, which statements consist of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. Prospective investors are cautioned that such forward looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from these estimates. These factors include changes in general economic and market conditions, and the development of an interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company's and the Bank's operations and investments. See "Risk Factors" for a discussion of other factors that might cause actual results to differ from such estimates.

                                  [MAP TO COME]

                                     SUMMARY

         The following summary of the Conversion and the Offerings is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

Risk Factors................................  A  purchase  of the  Common  Stock involves a  substantial  degree of
                                              risk.  Eligible  Account  Holders,
                                              Supplemental    Eligible   Account
                                              Holders   and  other   prospective
                                              investors     should     carefully
                                              consider  the  matters  set  forth
                                              under "Risk  Factors."  The shares
                                              of Common Stock offered hereby are
                                              not insured or  guaranteed  by the
                                              FDIC  or  any   other   government
                                              agency and are not  guaranteed  by
                                              the Holding Company or the Bank.


Hudson River Bancorp, Inc. .................. The Holding  Company is a Delaware
                                              corporation   organized   at   the
                                              direction  of the Bank to become a
                                              savings and loan  holding  company
                                              and own all of the Bank's  capital
                                              stock  to  be   issued   upon  its
                                              conversion  from  mutual  form  to
                                              stock form.  To date,  the Holding
                                              Company  has  not  engaged  in any
                                              business.  Its executive office is
                                              located at One Hudson City Centre,
                                              Hudson,  New  York  12534  and its
                                              telephone number is (518) 828-4600

The Hudson City Savings Institution.........  The  Bank  is  a  New  York  State
                                              chartered  mutual savings bank. At
                                              December  31,  1997,  the Bank had
                                              total  assets of  $665.1  million,
                                              total  deposits of $586.2  million
                                              and total equity of $67.4  million
                                              and  operated  twelve full service
                                              offices. The Bank's main office is
                                              located at One Hudson City Centre,
                                              Hudson,  New  York  12534  and its
                                              telephone  number at that location
                                              is  (518)  828-4600.   The  Bank's
                                              current     operating     strategy
                                              consists primarily of:


                                            o investing primarily in residential
                                              mortgage  loans;   including  home
                                              equity  loans,  and  to  a  lesser
                                              extent,  manufactured  home  loans
                                              (loans secured by prefabricated or
                                              mobile  homes  which  serve as the
                                              borrower's   dwelling),   financed
                                              insurance   premiums   and   other
                                              consumer  loans,  commercial  real
                                              estate,      construction      and
                                              commercial  business  loans and in
                                              investment-grade securities;

                                            o managing its interest rate risk by
                                              originating   and   retaining  for
                                              portfolio   adjustable-rate  loans
                                              and    fixed-rate    loans    with
                                              maturities of 20 years or less;

                                            o emphasizing the purchase of short-
                                              to  intermediate-term   government
                                              agency    and    corporate    debt
                                              securities;

                                            o maintaining a low cost of funds by
                                              providing   enhanced   service  to
                                              attract and retain core  deposits;
                                              and

                                            o attempting  to attract new deposit
                                              customers by competitively pricing
                                              time deposit products and offering
                                              a variety  of  maturities  of such
                                              deposits.
                                        4

The Conversion and Reasons for Conversion ... The Board of  Trustees of the Bank
                                              has  adopted a Plan of  Conversion
                                              pursuant to which the Bank intends
                                              to   convert   to   a   New   York
                                              State-chartered stock savings bank
                                              to be known as Hudson River Bank &
                                              Trust Company and issue all of its
                                              stock to the Holding Company.  The
                                              Holding Company is offering shares
                                              of  its   Common   Stock   in  the
                                              Offerings in  connection  with the
                                              Conversion.   Management  believes
                                              the Conversion  offers a number of
                                              advantages,     including:     (i)
                                              providing  enhanced  future access
                                              to capital markets; (ii) providing
                                              enhanced ability to diversify into
                                              other financial  services  related
                                              activities;  and  (iii)  providing
                                              enhanced  ability to increase  its
                                              presence  in  the  communities  it
                                              serves   and   to   geographically
                                              expand its  operations  and market
                                              area   through    marketing    and
                                              business     development,      the
                                              acquisition  or  establishment  of
                                              branch offices or the  acquisition
                                              of other  financial  institutions.
                                              The  Conversion  and the Offerings
                                              are  subject  to  approval  by the
                                              Superintendent  and  non-objection
                                              by  the  FDIC,   and  approval  of
                                              voting  depositors  of the Bank as
                                              of March 31, 1998,  with aggregate
                                              deposit  accounts  of $100 or more
                                              ("Voting Depositors") at a special
                                              meeting  to be held  on  June  29,
                                              1998 (the "Special Meeting").  The
                                              Superintendent  issued an approval
                                              letter  on May  12,  1998  and the
                                              FDIC issued a notice of intent not
                                              to object to the Conversion on May
                                              12,  1998.  See "The  Conversion--
                                              General."


Hudson River Bank & Trust Company Foundation  The  Bank's  Plan  of   Conversion
                                              provides for the  establishment of
                                              a   charitable    foundation    in
                                              connection  with  the  Conversion.
                                              The  Foundation,   which  will  be
                                              incorporated under Delaware law as
                                              a non-stock  corporation,  will be
                                              funded with a contribution  by the
                                              Holding Company equal to 3% of the
                                              Common    Stock    sold   in   the
                                              Conversion.  The authority for the
                                              affairs of the Foundation  will be
                                              vested in the  Board of  Directors
                                              of  the  Foundation,   which  will
                                              initially   be  comprised  of  six
                                              members  of  which  four  will  be
                                              members  of the  Bank's  Board  of
                                              Trustees.  See "The  Conversion  -
                                              Establishment  of The Hudson River
                                              Bank & Trust Company Foundation."


Terms of the Offering.......................  The  shares of Common  Stock to be
                                              sold  in   connection   with   the
                                              Conversion  are being offered at a
                                              fixed price of $10.00 per share in
                                              the Subscription Offering pursuant
                                              to  subscription   rights  in  the
                                              following orders of priority:  (i)
                                              Eligible Account Holders; (ii) the
                                              Holding  Company's  and the Bank's
                                              tax-qualified    employee    plans
                                              ("Employee Plans"),  including the
                                              ESOP;   and   (iii)   Supplemental
                                              Eligible  Account  Holders.  Under
                                              the New York Banking  regulations,
                                              Escrow  Account  holders  are  not
                                              considered     eligible    account
                                              holders   or    subscribers    for
                                              purposes  of the  Offerings.  Upon
                                              completion  of  the   Subscription
                                              Offering,  any  shares  of  Common
                                              Stock  not  subscribed  for in the
                                              Subscription   Offering   will  be
                                              offered in the Community  Offering
                                              at  $10.00  per  share to  certain
                                              members  of  the  general  public.
                                              Subscription rights will expire if
                                              not   exercised   by  12:00  noon,
                                              Eastern  time,  on June 15,  1998,
                                              unless  extended  by the  Bank and
                                              the  Holding  Company,   with  the
                                              approval of the Superintendent and
                                              the FDIC, if  necessary.  See "The
                                              Conversion--Subscription  Offering
                                              and   Subscription   Rights"   and
                                              "--Community Offering."


Procedure for Ordering Shares
and Prospectus Delivery....................   Forms   to  order   Common   Stock
                                              offered   in   the    Subscription
                                              Offering    and   the    Community
                                              Offering will only be  distributed
                                              with   or   be   preceded   by   a
                                              Prospectus. Any person receiving a
                                              stock order and certification form
                                              who  desires  to   subscribe   for
                                              shares must do so prior
                                              to   the   Expiration    Date   by
                                              delivering  to the Bank a properly
                                              executed     stock    order    and
                                              certification  form  together with
                                              full   payment.   Once   tendered,
                                              subscription   orders   cannot  be
                                              revoked or  modified  without  the
                                              consent of the Holding Company and
                                              Bank.    To   ensure   that   each
                                              purchaser receives a prospectus at
                                              least  48   hours   prior  to  the
                                              Expiration Date in accordance with
                                              Rule  15c2-8  of  the   Securities
                                              Exchange  Act of 1934,  as amended
                                              (the    "Exchange     Act"),    no
                                              prospectus   will  be  mailed  any
                                              later  than five days prior to the
                                              Expiration  Date or hand delivered
                                              any later  than two days  prior to
                                              such date. The Holding Company and
                                              Bank are not  obligated  to accept
                                              subscriptions  not submitted on an
                                              original  stock  order  form.  The
                                              only  place to obtain an  original
                                              stock  order  form and  prospectus
                                              other than  through the mail is at
                                              the  Conversion  Center located at
                                              the Bank's main  office.  See "The
                                              Conversion    -   Procedure    for
                                              Purchasing  Shares in Subscription
                                              and Community Offerings."

Form of Payment for Shares.................   Payment for  subscriptions  may be
                                              made: (i) in cash (if delivered in
                                              person); (ii) by check, bank draft
                                              or  money   order;   or  (iii)  by
                                              authorization  of withdrawal  from
                                              deposit accounts maintained at the
                                              Bank.  No wire  transfers  will be
                                              accepted.  See  "The  Conversion--
                                              Procedure for Purchasing Shares in
                                              Subscription Offering."

Nontransferability of Subscription Rights...  The    subscription    rights   of
                                              Eligible      Account     Holders,
                                              Supplemental    Eligible   Account
                                              Holders and Employee Benefit Plans
                                              are nontransferable.  Certificates
                                              representing   shares   of  Common
                                              Stock     purchased     in     the
                                              Subscription   Offering   must  be
                                              registered  in  the  name  of  the
                                              Eligible    Account    Holder   or
                                              Supplemental    Eligible   Account
                                              Holder,  as the case may be. Joint
                                              stock registration will be allowed
                                              only  if  the  qualifying  deposit
                                              account is so registered. See "The
                                              Conversion--Restrictions        on
                                              Transfer  of  Subscription  Rights
                                              and Shares of Common Stock."


Purchase Limitations........................  No  Eligible   Account  Holder  or
                                              Supplemental    Eligible   Account
                                              Holder   may   purchase   in   the
                                              Subscription  Offering  more  than
                                              $250,000  of  Common   Stock.   No
                                              person,  together with  associates
                                              and persons acting in concert with
                                              such  person,  may purchase in the
                                              Community    Offering    and   the
                                              Syndicated Community Offering more
                                              than $250,000 of Common Stock.  No
                                              person,  together with  associates
                                              or persons  acting in concert with
                                              such  person,  may purchase in the
                                              aggregate  more  than  1%  of  the
                                              Common Stock offered (the "overall
                                              maximum   purchase   limitation").
                                              However,   the   Employee   Plans,
                                              including  the ESOP,  may purchase
                                              up to  10%  of  the  Common  Stock
                                              issued, including shares issued to
                                              the Foundation.  It is anticipated
                                              that the ESOP  will  subscribe  to
                                              purchase  8% of the  Common  Stock
                                              issued, including shares issued to
                                              the   Foundation.    The   minimum
                                              purchase  is 25  shares  of Common
                                              Stock.  At  any  time  during  the
                                              Conversion and without approval of
                                              the   Bank's   depositors   or   a
                                              resolicitation of subscribers, the
                                              Bank and the Holding  Company may,
                                              in their sole discretion, decrease
                                              the  maximum  purchase  limitation
                                              below  $250,000  of Common  Stock;
                                              however,  such  amount  may not be
                                              reduced  to less than 0.10% of the
                                              Common       Stock        offered.
                                              Additionally,  at any time  during
                                              the  Conversion,  the Bank and the
                                              Holding Company may, in their sole
                                              discretion,  increase  the maximum
                                              purchase    limitation    in   the
                                              Subscription     and     Community
                                              Offerings  to an  amount in excess
                                              of

                                              $250,000  up to a maximum of 5% of
                                              the  shares  to be  issued  in the
                                              Conversion.  Similarly,  the  1.0%
                                              overall      maximum      purchase
                                              limitation  may be increased up to
                                              5% of the  total  shares of Common
                                              Stock offered in the Conversion.


Securities Offered and Purchase  Price....... The  Holding  Company is  offering between  11,140,777 and 15,072,815
                                              shares  of   Common   Stock  at  a
                                              Purchase   Price  of  $10.00   per
                                              share.    The   maximum   of   the
                                              Estimated  Valuation  Range may be
                                              increased  by up to  15%  and  the
                                              maximum number of shares of Common
                                              Stock   to  be   offered   may  be
                                              increased up to 17,333,738  shares
                                              due to  regulatory  considerations
                                              or  changes  in market or  general
                                              financial        or       economic
                                              considerations.      See      "The
                                              Conversion--Stock   Pricing"   and
                                              "--Number of Shares to be Issued."


Appraisal...................................  The  Purchase  Price per share has been  fixed at  $10.00.  The total
                                              number  of  shares to be issued in
                                              the  Conversion  is based  upon an
                                              independent  appraisal prepared by
                                              RP     Financial,     LC.     ("RP
                                              Financial"),  dated as of February
                                              27,  1998,  which  states that the
                                              estimated  pro forma  market value
                                              of the Common Stock offered ranged
                                              from $111,407,770 to $150,728,150.
                                              The final  aggregate value will be
                                              determined  at the time of closing
                                              of the Offerings and is subject to
                                              change  due  to  changing   market
                                              conditions and other factors.  See
                                              "The Conversion--Stock Pricing."


Use of Proceeds.............................  The Holding  Company  will use 50%
                                              of  the   net   proceeds   of  the
                                              Offerings  to purchase  all of the
                                              outstanding  capital  stock of the
                                              Bank   to   be   issued   in   the
                                              Conversion.   A  portion   of  net
                                              proceeds  retained  by the Holding
                                              Company  will be used for  general
                                              business  activities,  including a
                                              loan   by  the   Holding   Company
                                              directly to the ESOP to enable the
                                              ESOP to  purchase  up to 8% of the
                                              Common   Stock   issued   in   the
                                              Conversion,    including    shares
                                              issued  to  the  Foundation.   The
                                              Holding    Company    intends   to
                                              initially invest the remaining net
                                              proceeds  primarily in  government
                                              agency    and    corporate    debt
                                              securities and in deposit accounts
                                              with the Bank. The Bank intends to
                                              utilize net  proceeds  for general
                                              business    purposes,    including
                                              investments     in    loans    and
                                              securities  as  well  as  for  the
                                              possible    expansion    of    its
                                              facilities and operations  through
                                              marketing,  business  development,
                                              or acquisitions of other financial
                                              institutions,  branch  offices  or
                                              other      financial      services
                                              companies,  although  the  Holding
                                              Company   and  the  Bank  have  no
                                              current              arrangements,
                                              understandings    or    agreements
                                              regarding any such transactions.

Dividend Policy.............................  Upon  Conversion,   the  Board  of
                                              Directors  of the Holding  Company
                                              will have the authority to declare
                                              dividends  on  the  Common  Stock,
                                              subject    to    statutory     and
                                              regulatory  requirements.  In  the
                                              future,  the Board of Directors of
                                              the Holding Company may consider a
                                              policy of paying cash dividends on
                                              the  Common  Stock.   However,  no
                                              decision   has  been   made   with
                                              respect to such dividends, if any.
                                              See "Dividend Policy."


Benefits of the Conversion to Management ...  Among the benefits to the Bank and the  Holding  Company  anticipated
                                              from the Conversion is the ability
                                              to attract  and  retain  personnel
                                              through  the use of stock  options
                                              and other  stock  related  benefit
                                              programs.    Subsequent   to   the
                                              Conversion,  the  Holding  Company
                                              intends to adopt a Recognition and
                                              Retention Plan and a Stock Option
                                              and Incentive Plan for the benefit
                                              of    directors,    officers   and
                                              employees.  If such benefit  plans
                                              are adopted  within one year after
                                              the Conversion, such plans will be
                                              subject to stockholders'  approval
                                              at a meeting of stockholders which
                                              may not be held  earlier  than six
                                              months after the Conversion.


                                              The  Holding  Company  intends  to
                                              adopt a Recognition  and Retention
                                              Plan  (the   "RRP")   which  would
                                              provide for the granting of Common
                                              Stock to officers,  directors  and
                                              employees  of the Bank and Holding
                                              Company  in an amount  equal to 4%
                                              of the Common  Stock issued in the
                                              Conversion,    including    shares
                                              issued    to    the     Foundation
                                              (representing  621,000  shares  in
                                              the  aggregate,  having a value of
                                              $6,210,000  based on the  offering
                                              price  per share of  $10.00).  The
                                              Holding  Company  also  intends to
                                              adopt a stock option and incentive
                                              plan  (the  "Stock  Option  Plan")
                                              which  would  provide  the Holding
                                              Company  with the ability to grant
                                              options to officers, directors and
                                              employees  of the Bank and Holding
                                              Company to purchase  Common  Stock
                                              equal  to  10% of  the  number  of
                                              shares of Common  Stock  issued in
                                              the Conversion,  including  shares
                                              issued  to the  Foundation.  It is
                                              intended   that  under  the  Stock
                                              Option Plan, an optionee would not
                                              be  required  to make any  payment
                                              for an option granted  thereunder;
                                              accordingly,  until  the  optionee
                                              exercised  the  option,  he or she
                                              would not be placing any  personal
                                              funds at risk.

                                              Certain  officers  of the  Holding
                                              Company   and  the  Bank  will  be
                                              provided      with      employment
                                              agreements    and/or   change   in
                                              control  agreements  which provide
                                              such  officers   with   employment
                                              rights and/or  payments upon their
                                              termination of service following a
                                              change in  control.  For a further
                                              description  of the RRP and  Stock
                                              Option   Plan   as   well  as  the
                                              employment contracts and change in
                                              control   agreements,   see  "Risk
                                              Factors"  and  "Management  of the
                                              Bank -  Benefit  Plans."  See also
                                              "Management   of   the   Bank   --
                                              Proposed  Purchases  by  Executive
                                              Officers   and   Trustees,"   "The
                                              Conversion -- Establishment of The
                                              Hudson River Bank & Trust  Company
                                              Foundation" and  "Restrictions  on
                                              Acquisition of the Holding Company
                                              and the  Bank --  Restrictions  in
                                              the Holding Company's  Certificate
                                              of Incorporation and Bylaws."

Voting Control of Officers and Directors....  Trustees and executive officers of the Bank and the  Holding  Company
                                              are     expected    to    purchase
                                              approximately  2.36%  and 1.52% of
                                              the   shares   of   Common   Stock
                                              outstanding,    based   upon   the
                                              minimum  and  the  maximum  of the
                                              Estimated      Valuation     Range
                                              including  shares  issued  to  the
                                              Foundation,          respectively.
                                              Additionally,     assuming     the
                                              implementation  of the  ESOP,  RRP
                                              and Stock Option  Plan,  trustees,
                                              executive  officers and  employees
                                              have the  potential to control the
                                              voting of approximately  24.36% or
                                              23.52% of the Common  Stock at the
                                              minimum  and  the  maximum  of the
                                              Estimated     Valuation     Range,
                                              including  shares  issued  to  the
                                              Foundation, respectively.


                                              Additionally,  the Foundation will
                                              hold  Common  Stock  in an  amount
                                              equal  to 3% of the  Common  Stock
                                              sold in the Conversion, which such
                                              shares  of  Common  Stock  may  be
                                              voted as  directed by the Board of
                                              Directors of the Foundation, which
                                              will  initially   consist  of  six
                                              Directors  of  whom  four  will be
                                              Directors  of the Holding  Company
                                              and
                                              the  Bank.  However,  the FDIC and
                                              the New York State  Banking  Board
                                              (the  "NYBB" or the  "Board")  has
                                              imposed    conditions    regarding
                                              voting of the Common  Stock by the
                                              Foundation.  See  "The  Conversion
                                              Establishment  of The Hudson River
                                              Bank & Trust Company  Foundation,"
                                              "Management of the Bank - Proposed
                                              Purchases  by  Executive  Officers
                                              and Trustees,"  and  "Restrictions
                                              on   Acquisition  of  the  Holding
                                              Company    and    the    Bank    -
                                              Restrictions    in   the   Holding
                                              Company's      Certificate      of
                                              Incorporation and Bylaws."


Expiration Date for the Subscription Offering The   Expiration   Date   for  the
                                              Subscription   Offering  is  12:00
                                              noon Eastern time on June 15, 1998
                                              unless extended by the Bank for an
                                              initial  period  of up to 45  days
                                              after the  Expiration  Date or for
                                              one  or  more  additional  60  day
                                              periods thereafter,  upon approval
                                              of  the  Superintendent,   and  if
                                              necessary,     the    FDIC.    The
                                              Subscription  Offering  may not be
                                              extended beyond June 29, 2000. See
                                              "The   Conversion    -Subscription
                                              Offering and Subscription Rights."

Market for Common Stock.....................  As a mutual institution,  the Bank has  never  issued  capital  stock
                                              and,  consequently,  there  is  no
                                              existing  market  for  the  Common
                                              Stock.  The  Holding  Company  has
                                              applied to have its  Common  Stock
                                              listed  on  the  Nasdaq   National
                                              Market  under  the  symbol  "HRBT"
                                              subject to the  completion  of the
                                              Conversion  and  compliance   with
                                              certain conditions,  including the
                                              presence   of   at   least   three
                                              registered   and   active   market
                                              makers.  See  "Market  for  Common
                                              Stock."


No Board Recommendations....................  The Bank's  Board of Trustees  and
                                              the  Holding  Company's  Board  of
                                              Directors   are  not   making  any
                                              recommendations  to  depositors or
                                              other     potential      investors
                                              regarding   whether  such  persons
                                              should  purchase the Common Stock.
                                              An  investment in the Common Stock
                                              must  be  made  pursuant  to  each
                                              investor's  evaluation  of  his or
                                              her best interests.


Conversion Center...........................  If   you   have   any    questions
                                              regarding  Conversion,   call  the
                                              Conversion    Center    at   (518)
                                              828-4068.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK

         Set forth below are selected consolidated financial and other data of the Bank. The financial data is derived in part from, and should be read in conjunction with the Consolidated Financial Statements and Notes of the Bank presented elsewhere in this Prospectus.

         In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations of HCSI as of December 31, 1997 and for the nine month periods ended December 31, 1997 and 1996. Interim results for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ended March 31, 1998.



                                                 At
                                               December                      At March  31,
                                                 31,
                                                1997      1997      1996      1995     1994      1993

                                                         (Dollars in Thousands)
Selected Financial Data:



Total assets.................................. $665,051  $651,034  $623,220  $576,111  $553,818  $515,184
Loans receivable, net.........................  505,142   487,147   447,125   435,688   406,072   387,806
Securities available for sale, at fair value:
  U.S. Government and Agency securities.......   36,943    37,329    33,452     2,937       ---       ---
  Corporate debt securities...................    6,339     8,294    17,977     6,926    14,337       ---
Investment securities, at amortized cost:
  U.S. Government and Agency securities.......   19,974    17,960    13,957    14,937    13,964     5,961
  Corporate debt securities...................   46,743    57,648    63,557    69,238    59,611    76,632
  Mortgage-backed securities..................    4,517     3,050     4,221     2,591     3,147     4,476
  State, county and municipal.................       10       410     1,268     2,820     1,955     2,456
Federal Home Loan Bank of New York stock......    2,812     2,812     2,596     2,569       ---       ---
Deposits......................................  586,231   564,599   555,188   514,451   498,677   465,353
Short-term borrowings.........................    2,000    12,585       ---       ---       ---       ---
Total equity..................................   67,395    65,129    59,606    52,138    46,350    40,177

Full service offices(1).......................       12        11        11         9         7         7

------------------
(1) No branch offices of the Bank were closed during the periods shown.



                                              Nine      Months              Years     Ended
                                              Ended     December            March     31,
                                                        31,
                                              1997      1996      1997      1996      1995       1994      1993
                                              ------    ------    -----     ----      ----       ----      ----
                                                                            (In       Thousands)
Summary of Operations:
Interest and dividend income.................  $41,453   $39,373   $52,881  $49,082   $43,059    $40,649   $41,152
Interest expense.............................   19,540    19,091    25,426   24,086    19,309     18,157    20,814
                                              --------  --------   -------  -------   -------    -------    ------
 Net interest income........................    21,913    20,282    27,455   24,996    23,750     22,492    20,338
Provision for loan losses....................    6,408     1,858     3,826    1,090     1,169      1,201     2,543
                                              --------  --------   -------  -------   -------    -------   -------
 Net interest income after provision for
  loan losses..............................    15,505    18,424    23,629   23,906    22,581     21,291    17,795
                                              --------   -------   -------  -------   -------    -------   -------

Other operating income:
 Service charges on deposit accounts........      840       815     1,063    1,026     1,033        921       928
 Loan servicing income......................      353       402       480      272       265        281       193
 Net securities transactions................       12        28        28       28      (16)        597       449
 Net gain (loss) on sale of loans...........       39       (5)        17       92        14        326       964
 Other income...............................      646       121       237      217       236      1,396       546
                                              --------  --------   -------  -------   -------     ------   -------
  Total other operating income.............     1,890     1,361     1,825    1,635     1,532      3,521     3,080
                                              --------   -------   -------   ------    ------     ------   -------

Other operating expenses:
 Compensation and benefits..................    6,985     6,436     8,592    7,471     6,840      6,381     5,843
 Occupancy..................................      993       916     1,285    1,184     1,162      1,086     1,047
 Equipment..................................    1,232       860     1,230    1,057     1,194      1,219     1,092
 OREO and repossessed property
  expenses.................................       274       190       292      348       851        441       365
 Other expenses.............................    4,704     3,356     4,788    4,139     5,176      5,325     4,364
                                               -------  --------   -------  -------   -------    -------   -------
  Total other operating expenses..........     14,188    11,758    16,187   14,199    15,223     14,452    12,711
                                               -------   -------   -------   ------   -------    ------    ------

 Income before income tax expense.......        3,207     8,027     9,267   11,342     8,890    10,360     8,164

 Income tax expense..........................   1,321     3,142     3,607    4,298     2,917     4,169     3,571
                                               -------   -------   -------  -------   -------   -------   -------

 Income before cumulative effect of
  accounting changes........................    1,886     4,885     5,660    7,044     5,973     6,191     4,593

Cumulative effect of change in accounting
 for taxes..................................      ---       ---       ---      ---       ---       ---       815
                                              --------  --------   -------  -------   -------   -------   -------

Net income...................................  $1,886    $4,885    $5,660   $7,044    $5,973    $6,191    $5,408
                                               ======    ======    ======   ======    ======    ======    ======



                                                       At or For
                                                       the Nine
                                                       Months     Ended                 At or For   the Year   Ended
                                                       December   31,                               March      31,
                                                       1997(1)    1996(1)     1997       1996       1995       1994       1993
Performance Ratios:
Return on average assets...........................     0.38%      1.01%      0.88%      1.18%      1.05%      1.15%      1.07%
Return on average equity...........................     3.71      10.36       8.94      12.52      12.06      14.17      14.45
Net interest rate spread(2)........................     4.05       3.90       3.97       3.89       4.05       4.04       3.95
Net interest margin(3).............................     4.62       4.41       4.48       4.38       4.40       4.38       4.24
Yield on average earning assets....................     8.75       8.56       8.64       8.59       7.98       7.92       8.59
Rate on average interest-bearing liabilities.......     4.70       4.66       4.67       4.70       3.93       3.88       4.64
Average earning assets to average interest-bearing
  liabilities......................................   113.97     112.33     112.56     111.48     109.72     109.55     106.91
Efficiency ratio(4)................................    58.48      53.52      54.34      52.07      56.81      55.13      53.75
Expense ratio(5)...................................     2.80       2.40       2.48       2.32       2.54       2.60       2.44

Asset Quality Ratios:
Non-performing loans to total loans................     3.20       3.10       4.06       2.42       1.67       2.25       2.41
Allowance for loan losses to non-performing loans..    41.24      28.19      29.37      32.57      43.36      31.67      21.28
Allowance for loan losses to total loans...........     1.32       0.87       1.19       0.79       0.73       0.71       0.51
Non-performing assets to total assets..............     2.62       2.85       3.60       2.02       1.50       2.12       2.07

Capital Ratios:
Equity to total assets.............................    10.13      10.00      10.00       9.56       9.05       8.37       7.80
Average equity to average total assets.............    10.21       9.78       9.88       9.42       8.74       8.11       7.41



(1) Ratios for the nine month periods are stated on an annualized basis. Such ratios and results are not necessarily indicative of results that may be expected for the full year.

(2)  Net interest rate spread  represents  the  difference  between the yield on
     average   earning   assets  and  the  rate  on   average   interest-bearing
     liabilities.

(3) Net interest margin represents net interest income as a percentage of average earning assets.

(4) Total other operating expense, excluding other real estate owned and repossessed property expense, as a percentage of net interest income and total other operating income, excluding net securities transactions.

(5) Total other operating expense, excluding other real estate owned and repossessed property expense, as a percentage of average total assets.

                                  RISK FACTORS


         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Offerings.


Interest Rate Risk Exposure


         The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest and dividend income on earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in the level of interest rates affect the amount of loans originated by the Bank as well as the market value of the Bank's earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into other investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than savings institutions. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long and short term interest rates), could adversely impact net interest income.


         In managing its asset/liability mix, the Bank may, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. As a result, the Bank will continue to be significantly vulnerable to changes in interest rates and to decreases in the difference between long and short term interest rates.

Risks Associated with the Establishment of the Charitable Foundation

         Pursuant to the Plan of Conversion, the Holding Company and the Bank intend to voluntarily establish a charitable foundation in connection with the Conversion. The Foundation has been incorporated under Delaware law as a non-stock corporation and will be funded with shares of common stock contributed by the Holding Company (the "Stock Contribution"). The contribution of common stock to the foundation will be dilutive to the ownership and voting interests of stockholders and will have an adverse impact on the earnings of the Holding Company on a consolidated basis in the period the Foundation is established.

         As a condition to receiving the non-objection of the FDIC to the Conversion and the approval of the Conversion by the Superintendent, the Foundation will commit in writing to the FDIC and the Superintendent that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by shareholders of the Holding Company; provided, however, that, consistent with the condition, the FDIC and the Superintendent shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware;
(ii) cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC and the Superintendent to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to FDIC and the Superintendent that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the FDIC and the Superintendent shall grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation which are satisfactory to the FDIC and the Superintendent. There can be no assurances that a legal opinion addressing these issues will be rendered, or if rendered, that the FDIC and the Superintendent will grant an unconditional waiver of the voting restriction. As of the date hereof, no event has occurred which would require the Holding Company to seek a waiver from the FDIC and the Superintendent of the voting restriction.

         Adverse Impact on Earnings. The Stock Contribution will have an adverse impact on the Holding Company's earnings. The Holding Company will recognize an expense in the amount of $4.5 million ($2.7 million net of taxes) in the quarter in which the Conversion is completed based on the issuance of shares at the maximum of the Estimated Valuation Range, which is expected to be the second quarter of fiscal 1999. Such expense will reduce earnings and have a material adverse impact on the Holding Company's earnings in the fiscal quarter and year recorded. The Holding Company has been advised by its legal counsel that the Stock Contribution should be tax deductible, subject to a limitation based on 10% of the Holding Company's annual taxable income. If the Stock Contribution had been made at December 31, 1997, the Bank would have reported a net loss of $827 thousand for the nine month period rather than net income of $1.9 million.

         In the future, the Holding Company may make additional contributions to the Foundation, although the Holding Company has no current plans regarding the amount or timing of any such future contributions. The amount of future contributions, if any, will be determined based upon, among other factors, an assessment of the Holding Company's then current financial position, operations, and prospects and on the need for charitable activities in the Bank's market area. Any such contributions, regardless of form, will result in an increase in other operating expense and thus a reduction in net earnings. In addition, any contributions of authorized but unissued shares would dilute the interests of outstanding stockholders. However, the Holding Company currently anticipates that any future contributions of shares by it to the Foundation will be funded through shares repurchased in the open market.

         Dilution of Stockholders' Interests. The Stock Contribution will involve the donation of 452,184 shares of the Common Stock, or the sale of such shares for their aggregate par value ($4,522), to the Foundation. Upon completion of the Conversion and the Stock Contribution, the Holding Company will have 15,525,000 shares issued and outstanding at the maximum of the Estimated Valuation Range, of which the Foundation will own 452,184 shares, or 2.9%. As a result, persons purchasing shares in the Conversion will have their share ownership and voting interest in the Holding Company diluted by 2.9%. See "Pro Forma Data."


         Possible Nondeductibility of the Stock Contribution. It is expected that the Internal Revenue Service ("IRS") will rule that the Foundation is exempt from federal income tax under Section 501(a) of the Code as an organization described in Section 501(c)(3) of the Code. As such, the Holding Company will be entitled to a deduction in the amount of the Stock Contribution, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the Stock Contribution for Federal and New York income tax purposes. Based on present information, the Holding Company currently estimates that the Stock Contribution should be fully deductible for Federal and New York income tax purposes. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the five-year period following the year in which the Stock Contribution is made to utilize fully the carryover related to the excess contribution.


         Potential Change in Valuation and Capital if the Stock Contribution is Not Made. The Stock Contribution was taken into account by RP Financial in determining the estimated pro forma market value of the Holding Company. The aggregate price of the shares of Common Stock being offered in the Offering is based upon the Appraisal. The pro forma aggregate price of the shares being offered for sale in the Conversion is currently estimated to be between $111.4 million and $150.7 million, with a midpoint of $131.1 million.


         If the Stock Contribution is not part of the Conversion, the Estimated Valuation Range of the shares being offered is estimated to be between $119.0 million and $161.0 million. This represents an increase of $8.9 million at the midpoint of the Estimated Valuation Range. In such event the estimated pro forma stockholders' equity of the Holding Company would be approximately $188.0 million at the midpoint based on a pro forma price to book ratio of 74.5% and a pro forma price to earnings ratio of 24.15x. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution."


         The decrease in the amount of Common Stock being offered for sale as a result of the Stock Contribution will not have a significant effect on the Holding Company's or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution."

         Potential Anti-Takeover Effect. Upon completion of the Conversion, the Foundation would own 2.9% of the Holding Company's outstanding shares. Such shares will be owned solely by the Foundation; however pursuant to the terms of the Stock Contribution as mandated by the FDIC and the Superintendent, the shares of Holding Company Common Stock must be voted in the same proportion as all other shares of Holding Company Common Stock on all proposals considered by the Holding Company's stockholders. See "The Conversion - Establishment of The Hudson River Bank & Trust Company Foundation." In the event that the FDIC and the Superintendent were to waive this voting restriction, the Foundation's Board of Directors would exercise sole voting power over such shares and would no longer be subject to the voting restriction. However, the FDIC and the
Superintendent could impose additional conditions at that time on the composition of the Board of the Foundation or which otherwise relate to control of the Common Stock of the Holding Company held by the Foundation. See "The Conversion - Establishment of The Hudson River Bank & Trust Company Foundation." If a waiver of the voting restriction were granted by the FDIC and the Superintendent and no further conditions were imposed on the Foundation at that time, management of the Holding Company and the Bank could benefit to the extent that the Board of

Directors of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Holding Company and the Bank. Furthermore, when the Foundation's shares are combined with shares purchased directly by executive officers and directors of the Holding Company, shares issued pursuant to proposed stock benefit plans, and shares held in the Bank's ESOP, the aggregate of such shares could exceed 20% of the Holding Company's outstanding Common Stock, which could enable management to defeat proposals requiring 80% stockholder approval. Consequently, this potential voting control might preclude takeover attempts that other stockholders deem to be in their best interest, and might tend to perpetuate management. Since the ESOP shares are allocated to eligible employees of the Bank, and any unallocated shares will be voted by an independent trustee, and because awards under the proposed stock benefit plans may be granted to employees other than executive officers and directors, management of the Holding Company does not expect to have voting control of all shares held or to be allocated by the ESOP or other stock benefit plans. See "-- Takeover Defensive Provisions."


         There are no agreements or understandings, written or tacit, with respect to the exercise of either direct or indirect control over the management or policies of the Holding Company by the Foundation, including agreements related to voting, acquisition or disposition of the Holding Company's Common Stock. Finally, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Holding Company is expected to decrease.

         Potential Challenges. The funding of a charitable foundation as part of a conversion is innovative and has occurred on only a few other occasions. As such, the Stock Contribution may be subject to potential challenges notwithstanding that the Board of Directors of the Holding Company and the Board of Trustees of the Bank have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to make the Stock Contribution as part of the Conversion. See "The Conversion-Establishment of the Hudson River Bank & Trust Company Foundation."

Source of Manufactured Home Loan Applications

         The largest component of the Bank's consumer loan portfolio is manufactured home loans (loans secured by prefabricated or mobile homes which serve as the borrower's dwelling). At December 31, 1997 the Bank had $98.3 million in manufactured home loans, representing 19.2% of the Bank's total loan portfolio. Substantially all of the manufactured home loans originated by the Bank are referred to it by Tammac Corporation ("Tammac"), an unaffiliated corporation which is a party to an agreement with the Bank to solicit manufactured home loans on behalf of the Bank in return for a fixed percentage of the loan amount. If Tammac were unable to perform its obligations under the agreement and the Bank were unable to secure a comparable source of manufactured home loan applications, originations of manufactured home loans could decline substantially. In addition, because Tammac provides certain collection, repossession and liquidation services for delinquent manufactured home loans, termination of the agreement with Tammac could adversely affect the Bank. The Bank currently has no reason to believe that Tammac will fail to perform its obligations under the agreement.

Risks Associated with Non-Residential Lending Activity

         The Bank has emphasized the origination of non-residential loans. At December 31, 1997, the Bank's loan portfolio included $98.3 million (19.2%) of manufactured home loans, $23.4 million (4.6%) of financed insurance premiums, $12.1 million (2.4%) of other consumer loans, $73.9 million (14.4%) of commercial real estate loans and $13.9 million (2.7%) of commercial business loans.

         These loans generally are considered to involve a higher degree of risk than single-family residential loans due to a variety of factors. See "Business of the Bank -- Commercial Real Estate Lending" and "-- Consumer Lending." At December 31, 1997, of the $16.4 million of the Bank's non-performing loans, $4.9 million related to residential non-performing real estate loans and $11.5 million related to other non-performing loans. See "Business of the Bank - Asset Quality - NonPerforming Assets."

Competition

         HCSI experiences significant competition in its local market area in both originating real estate and other loans and attracting deposits. This competition arises from other savings institutions as well as credit unions, mortgage banks, commercial banks, mutual funds and national and local securities firms. Due to their size, many competitors can achieve certain economies of scale and as a result offer a broader range of products and services than the Bank. The Bank attempts to mitigate the effect of such factors by emphasizing customer service and community outreach. Such competition may limit HCSI's growth in the future. See "Business of the Bank - Competition."

Takeover Defensive Provisions

         Holding Company and Bank Governing Instruments. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws and the Bank's Restated Organization Certificate and Bylaws assist the Holding Company and the Bank in maintaining its status as an independent publicly owned corporation. However, such provisions may also block stockholders from approving a potential takeover of the Holding Company which a majority of such stockholders believe to be in their best interests. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's certificate of incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. See "Restrictions on Acquisition of the Holding Company and the Bank."

     Provisions in Management Contracts and Benefit Plans. Certain provisions contained in the proposed management contracts and benefit plans that provide for cash payments or the vesting of benefits upon a change of control of the Holding Company or the Bank may have an anti-takeover effect and could discourage an acquisition of the Holding Company. See "Management of the Bank - Employment Agreements."

         Possible Dilutive Effects. The issuance of additional shares pursuant to the proposed Stock Option Plan and RRP will result in a dilution in the percentage of ownership of the Holding Company of those persons purchasing Common Stock in the Conversion, assuming that the shares utilized to fund the proposed Stock Option Plan and RRP awards come from authorized but unissued shares. Assuming the exercise of all options available under the Stock Option Plan and the award of all shares available under the RRP, respectively, and assuming the use of authorized but unissued shares, the interest of stockholders will be diluted by up to 9.1% and 3.8%, respectively. See "Pro Forma Data," "Management of the Bank - Benefit Plans - Stock Option and Incentive Plan," and "- Recognition and Retention Plan" and "Restrictions on Acquisition of the Holding Company and the Bank." For financial accounting purposes, grants under the proposed RRP will result in the recording of compensation expense over the vesting period. See "Pro Forma Data."


         Voting Control of Directors and Executive Officers. The trustees and executive officers (12 persons) of the Bank propose to purchase an aggregate of approximately 270,800 shares, representing approximately 2.36% of the shares offered in the Conversion at the minimum of the Estimated Valuation Range, and 1.52% of the shares offered in the Conversion at the maximum of the Estimated Valuation Range, exclusive of shares that may be attributable to directors and officers through the RRP, the Stock Option Plan and the ESOP, which may give directors, executive officers and employees the potential to control the voting of additional Common Stock and including shares issued to the Foundation. A number of shares equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, will be available for issuance under the Recognition and Retention Plan (621,000 shares at the maximum of the Estimated Valuation Range), and a number of shares equal to 10% of the shares issued in the Conversion, including shares issued to the Foundation, will be available for issuance under the Stock Option Plan (1,552,500 shares at the maximum of the Estimated Valuation Range). It is intended that the ESOP will purchase 8% of the shares issued in the Conversion, including shares issued to the Foundation (1,242,000 shares at the maximum of the Estimated Valuation Range). In connection with the Conversion, the Foundation will receive 452,184 shares of Common Stock at the maximum of the Estimated Valuation Range which, if a waiver of the voting restriction imposed on such Common Stock is obtained from the FDIC and the Superintendent, may be voted as determined by the Board of Directors of the Foundation who will initially consist of four Directors of the Holding Company and the Bank and two outside directors. Thus, after the Conversion, the aggregate number of shares which may be controlled by directors and executive officers of the Holding Company, including those to be issued to the Foundation and those that may be issued under the Stock Option Plan and the Recognition and Retention Plan totaled 2,896,484 at the maximum of the Estimated Valuation Range, or 18.66% of the total number of shares at the maximum of the Estimated Valuation Range, including shares issued to the Foundation, on a fully diluted basis (including shares available for issuance under the Stock Option Plan and Recognition and Retention Plan). Management's voting control could, together with additional stockholder support, defeat proposals requiring 80% approval of stockholders. As a result, this voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and tend to perpetuate existing management. See "Restrictions on Acquisition of the Holding Company and the Bank--Restrictions in the Holding Company's Certificate of Incorporation and Bylaws."

Post-Conversion Overhead Expense

         After completion of the Conversion, the Holding Company's noninterest expense is likely to increase as a result of the financial accounting, legal and tax expenses usually associated with operating as a public company. See "Regulation" and "Taxation" and "Additional Information." In addition, it is currently anticipated that the Holding Company will record additional expense based on the proposed RRP. See "Pro Forma Data" and "Management of the Bank - Benefit Plans" and "-- Recognition and Retention Plan." Finally, the Holding Company will also record additional expense as a result of the adoption of the ESOP. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan." In addition, the Bank and the Holding Company intend to initially invest the additional capital being raised through the offering into shorter-term, lower-yielding assets (i.e., federal funds sold) and gradually reinvest the additional capital into longer-term, higher-yielding loans and mortgage backed securities as opportunities arise. Until the additional capital can be effectively reinvested, the Holding Company's return on equity is expected to decrease from the Bank's historic levels.

         Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6") requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, SOP 93-6 would increase compensation expense relating to the ESOP to be established in connection with the Conversion. It is not possible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of New Accounting Standards" and "Pro Forma Data."


     In addition, the Holding Company will experience additional expense in the quarter in which the Conversion is completed as a result of the Stock Contribution. See "The Conversion -- Establishment of The Hudson River Bank & Trust Company Foundation."


Absence of Active Market for the Common Stock


         The Holding Company, as a newly organized company, has never issued capital stock and, consequently, there is no established market for the Common Stock at this time. The Holding Company has received approval to have its Common Stock listed on the Nasdaq National Market under the symbol "HRBT" conditioned on the consummation of the Conversion. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither the Holding Company nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, will continue, nor is there any assurance that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. In the event a liquid market for the Common Stock does not develop or market makers for the Common Stock discontinue their activities, such occurrences may have an adverse impact on the liquidity of the Common Stock and the market value of the Common Stock. See "Market for Common Stock."

                           HUDSON RIVER BANCORP, INC.

         The Holding Company was formed at the direction of HCSI in March 1998 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of the Bank issued in the Conversion. The Holding Company is incorporated under the laws of the State of Delaware. The Holding Company is authorized to do business in the State of New York, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The business of the Holding Company initially will consist only of the business of HCSI. The holding company structure will, however, provide the Holding Company with greater flexibility than the Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of stock financial institutions, as well as, other companies. Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition, the Holding Company will be in a position after the Conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

         The assets of the Holding Company will consist initially of the stock of HCSI, a note evidencing the Holding Company's loan to the ESOP and up to 50% of the net proceeds from the Conversion (less the amount used to fund the ESOP loan). See "Use of Proceeds." Initially, any activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon and dividends from HCSI, if any. See "Dividends" and "Regulation - The Holding Company." Thereafter, activities of the Holding Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Holding Company. At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of Common Stock in the Conversion. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan."

         The executive office of the Holding Company is located at One Hudson City Centre, Hudson, New York 12534. Its telephone number at that address is
(518) 828-4600.

                       THE HUDSON CITY SAVINGS INSTITUTION


         HCSI serves the financial needs of communities in its market area through its main office and 11 other full service branch offices and one loan production office located throughout HCSI's primary market area. Its deposits are insured up to applicable limits by the FDIC. At December 31, 1997, HCSI had total assets of $665.1 million, deposits of $586.2 million and total equity of $67.4 million (or 10.1% of total assets).

         HCSI has been, and intends to continue to be, an independent, community oriented financial institution. HCSI's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily residential mortgage loans including home equity loans, and to a lesser extent, manufactured home loans, financed insurance premiums and other consumer loans, commercial real estate, construction and commercial business loans. HCSI originates its loans in the Bank's primary market area, with the exception of manufactured home loans, which are primarily originated outside of the Bank's primary market area including states contiguous with New York, and financed insurance premiums, which are originated primarily in New York, New Jersey and Pennsylvania. At December 31, 1997, $250.6 million, or 49.0%, of the Bank's total loan portfolio consisted of residential mortgage loans. See "Business of the Bank - Lending Activities." The Bank also invests in government agency and corporate debt securities and other permissible investments. See "Business of the Bank - Investment Activities."

         The executive office of the Bank is located at One Hudson City Centre, Hudson, New York 12534. Its telephone number at that address is (518) 828-4600.

                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $109.1 million and $148.0 million (or up to $170.3 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Conversion - Stock Pricing" and "--Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         In exchange for all of the common stock of HCSI issued in the Conversion, the Holding Company will contribute approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock to HCSI. On an interim basis, the proceeds will be invested by the Holding Company and HCSI in short-term investments similar to those currently in the Bank's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $9.2 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $12.4 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the prime rate of interest as reported in the Wall Street Journal at the time of origination. It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Bank over a fifteen-year period.

         The net proceeds received by HCSI will become part of HCSI's general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank intends to redirect the net proceeds to the origination of loans, subject to market conditions.

         After the completion of the Conversion, the Holding Company will redirect the net proceeds invested by it in short-term assets into a variety of securities similar to those already held by the Bank, as well as in deposit accounts with the Bank. Also, the Holding Company may use a portion of the proceeds to fund the RRP, subject to shareholder approval of such plan. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the initial Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $4.6 million (based upon the sale of shares at the minimum of the Estimated Valuation Range and including shares issued to the Foundation) to approximately $6.2 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Business of the Bank - Lending Activities" and " - Investment Activities" and "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program subject to applicable regulations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Bank's investment opportunities and capital needs.

         The Bank may use a portion of the proceeds to fund the creation of one or more new branch offices within its primary market area, although the Bank has no specific plans regarding any new branch offices at this time. In addition, the Holding Company or HCSI might consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time.

                                    DIVIDENDS


         The Holding Company currently has no plans to pay dividends. However, the Holding Company's Board of Directors may consider a policy of paying dividends in the future. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors at its discretion. The Board will take into account the Holding Company's consolidated financial condition, the Bank's regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Holding Company also has no plans to make a return of capital distribution. In the event the Holding Company intends to declare a return of capital distribution within three years following Conversion, it must first obtain the prior written approval of the FDIC.

         It is not presently anticipated that the Holding Company will conduct significant operations independent of those of HCSI for some time following the Conversion. As such, the Holding Company does not expect to have any significant source of income other than earnings on the net proceeds from the Conversion retained by the Holding Company (which proceeds are currently estimated to range from $54.5 million to $74.0 million based on the minimum and the maximum of the Estimated Valuation Range, respectively) and dividends from HCSI, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of HCSI to pay dividends to the Holding Company. See "Description of Capital Stock - Holding Company Capital Stock Dividends." HCSI, like all savings associations regulated by the FDIC, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. In addition, under New York state banking law, a New York chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the New York State Banking Department (the "NYSBD" or the "Department") is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments. See "The Conversion - Effects of Conversion -- Deposit Accounts and Loans" and "Regulation - The Bank -- Capital Requirements" and "- Limitations on Dividends." Earnings allocated to HCSI's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by HCSI to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation" and "Taxation."

                             MARKET FOR COMMON STOCK


         HCSI, as a mutual savings bank, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. The Holding Company has been approved for listing of the Common Stock on the Nasdaq Stock Market under the symbol "HRBT" upon completion of the Conversion. In order to be quoted on the Nasdaq Stock Market, among other criteria, there must be at least three market makers for the Common Stock. Sandler O'Neill has agreed to act as a market maker for the Holding Company's Common Stock following the Conversion, and assist in securing additional market makers to do the same. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "The Conversion - Stock Pricing" and "-- Number of Shares to be Issued."

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

          At December 31, 1997, the Bank exceeded all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with regulatory capital standards as of December 31, 1997 based on historical capital and also assuming that the indicated number of shares were sold as of such date using the assumptions contained under the caption "Pro Forma Data."


                                                                                Pro Forma at December 31, 1997


                                                                                                                     17,333,738
                                                  11,140,777           13,106,796             15,072,815            Shares Sold
                            Shares Sold          Shares Sold           Shares Sold           Shares  Sold            15% above
                             Historical           at Minimum           at Midpoint            at Maximum             Maximum
                           Amount    Percent   Amount    Percent    Amount      Percent   Amount     Percent    Amount   Percent
                                               (Dollars      in     Thousands)

GAAP Capital(1).......     $67,395     10.13%  $108,166     15.32%  $115,458      16.19 % $122,750    17.04%    $131,135    17.99%
                           =======    ======   ========    ======   ========    ========  ========   ======     ========   =======

Leverage Capital(2):
  Capital level(3)....     $66,753     10.08%  $107,524     15.29%  $114,816      16.16%  $122,108    17.01%    $130,493    17.97%
  Requirement(4)......      26,495      4.00%    28,126      4.00%    28,417       4.00%    28,709     4.00%      29,044     4.00%
                          --------   -------    -------   -------   --------    -------   --------   ------     ---------  -------
  Excess..............     $40,258      6.08%   $79,398     11.29%   $86,399      12.16%   $93,399    13.01%    $101,449    13.97%
                           =======   =======    =======    ======    =======    =======   ========   ======     ========    ======

Risk-Based Capital(2):
  Capital level(3)(5).     $72,672     15.38%  $113,443     23.01%  $120,735      24.31%  $128,027    25.59%    $136,412    27.04%
  Requirement.........      37,812      8.00%    39,443      8.00%    39,735       8.00%    40,027     8.00%      40,362     8.00%
                          --------   -------    -------   -------   --------    -------  ---------   ------     --------- --------
  Excess..............     $34,860      7.38%   $74,000     15.01%   $81,000      16.31%   $88,000    17.59%     $96,050    19.04%
                           =======   =======    =======    ======    =======    =======   ========   ======    ========   ========

(1) Total equity as calculated under generally accepted accounting principles ("GAAP") expressed as a percent of total assets under GAAP.

(2) Leverage capital levels are shown as a percentage of "total assets," and risk-based capital levels are calculated on the basis of a percentage of "risk-weighted assets," each as defined in the FDIC regulations.

(3) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the shares of Common Stock sold at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. These levels assume funding by the Bank of the RRP equal to 4% of the Common Stock issued, including shares issued to the Foundation, and repayment of the Holding Company's loan to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued, including shares issued to the Foundation, valued at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

(4) The current leverage capital requirement is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4% to 5%. See "Regulation - The Bank - Capital Requirements."

(5) Assumes the net proceeds are invested in assets that carry a risk-weighting of 50%.

                                 CAPITALIZATION

          Set forth below is the capitalization, including deposits and short-term borrowings, of HCSI as of December 31, 1997, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."


                                                                        Holding Company - Pro Forma Based
                                                                          Upon Sale at $10.00 per share
                                                                                                      15% Above
                                                 HCSI         Minimum      Midpoint      Maximum       Maximum
                                                 Existing    11,140,777   13,106,796    15,072,815    17,333,738
                                            Capitalization    Shares       Shares        Shares        Shares
                                                                         (In Thousands)

Deposits(1).................................     $586,231    $586,231     $586,231      $586,231      $586,231
                                                 ========    ========     ========      ========      ========
Total Deposits and short-term borrowings....     $588,231    $588,231     $588,231      $588,231      $588,231
                                                 ========    ========     ========      ========      ========

Stockholders' Equity
 Preferred stock ($0.01)................        $   ---     $    ---     $    ---      $    ---       $   ---
 Common stock ($0.01)(2)................            ---          115          135           155           179
 Additional paid-in capital (includes expenses
    and commissions)...................             ---      112,309      132,322       152,336       175,351
 Surplus and undivided profits, substantially
    restricted(3).....................           67,363       67,363       67,363        67,363        67,363
 Net unrealized gains on securities available
    for sale, net of tax...............              32           32           32            32            32
Less:
 Expense of contribution to Foundation(6)           ---       (3,342)      (3,932)       (4,522)       (5,200)
Plus:
 Tax effect of contribution to Foundation(4)        ---        1,337        1,573         1,809         2,080
Less:
 Common stock acquired by ESOP(5).......            ---       (9,180)     (10,800)      (12,420)      (14,283)
 Common stock acquired by RRP(5)........            ---       (4,590)      (5,400)       (6,210)       (7,142)
                                               ---------   ----------    ---------   -----------   -----------
   Total Stockholders' Equity(6)...             $67,395     $164,043     $181,293      $198,543      $218,380

(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the Stock Option Plan and includes shares issued to the Foundation.

(3) See "Dividends" and "Regulation -The Bank - Limitations on Dividends" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion - Deposit Accounts and Loans" regarding the liquidation account to be established upon Conversion.

(4) Represents the tax effect of the contribution of Common Stock to the Foundation based on a 40% tax rate. The realization of the tax benefit is limited annually to 10% of the Holding Company's annual taxable income, subject to the ability of the Holding Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.


(5) Assumes that 8% of the shares sold in the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire the ESOP's debt over a fifteen-year period. Also assumes that an amount of shares equal to 4% of the amount of shares sold in the Conversion, including shares issued to the Foundation will be acquired by the RRP, following stockholder ratification of such plan after completion of the Conversion. In the event that the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interest of existing stockholders would be diluted by approximately 3.8%. The amount to be borrowed by the ESOP and the Common Stock acquired by the RRP is reflected as a reduction of stockholders' equity. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."


(6) If the Stock Contribution is approved by the Bank's members, the amount of initial contribution will be accrued as an expense in the fiscal quarter in which the conversion is completed. See "The Conversion -- Establishment of The Hudson River Bank & Trust Company Foundation."

                                 PRO FORMA DATA


          The following table sets forth the historical net income and equity data of HCSI at and for the nine months ended December 31, 1997 and the fiscal year ended March 31, 1997, and after giving effect to the Conversion, the pro forma net income, capital stock and stockholders' equity and per share data of the Holding Company at and for the nine months ended December 31, 1997 and the fiscal year ended March 31, 1997. The pro forma data has been computed on the assumptions that (i) the specified number of shares of Common Stock were sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated, (ii) 3% of the shares were donated to the Foundation upon the completion of the Conversion, (iii) 50% of such net proceeds were retained by the Holding Company and the remainder was used to purchase all of the stock of HCSI, and (iv) such net proceeds, less the amount of the ESOP and RRP funding, were invested by the Bank and Holding Company at the beginning of the periods to yield a pre-tax return of 5.476% and 5.997% for the nine months ended December 31, 1997 and for the fiscal year ended March 31, 1997, respectively. The after-tax rate of return is 3.286% and 3.598%, respectively, assuming a combined federal and state income tax rate of 40%. The assumed return is based upon the market yield rate of one-year U.S. Government Treasury Securities as of the end of the periods indicated. The use of this rate is viewed to be more relevant than the use of an arithmetic average of the weighted average yield earned by the Bank on its earning assets and the weighted average rate paid on its interest-bearing liabilities during such periods. In calculating the underwriting fees to be paid as part of the Offering, the table assumes that (i) no commission was paid on $2.7 million of shares sold to directors, officers and employees and (ii) the remaining shares were sold at a 1.10% commission. (These assumptions represent management's estimate as to the distribution of stock orders in the Conversion. However, there can be no assurance that such estimate will be accurate and that a greater proportion of shares will not be sold at a higher commission, thus increasing offering expenses.) Fixed expenses are estimated to be $1,130,558. Actual Conversion expenses may be more or less than those estimated because the fees paid to Sandler O'Neill and other brokers will depend upon the categories of purchasers, the Purchase Price and market conditions and other factors. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.


          The total number of shares to be issued in the Conversion may be increased or decreased significantly, or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $111,407,770 (the minimum of the Estimated Valuation Range) or more than $173,337,380 (15% above the maximum of the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing" and "-- Number of Shares to be Issued."



                                                                   At or For the Nine Months Ended December 31, 1997
                                                                                                            15% Above
                                                                   Minimum      Midpoint       Maximum       Maximum
                                                                 11,140,777    13,106,796    15,072,815    17,333,738
                                                                Shares Sold    Shares Sold   Shares Sold   Shares Sold
                                                                 at $10.00      at $10.00     at $10.00     at $10.00
                                                                 per Share      per Share     per Share     per Share

                                                                   (Dollars in Thousands, Except Per Share Amounts)


Gross proceeds................................................       $111,408      $131,068      $150,728      $173,337
Plus: Shares issued to Foundation(1)..........................          3,342         3,932         4,522         5,200
                                                                   ----------    ----------    ----------    ----------
Pro forma market capitalization...............................       $114,750      $135,000      $155,250      $178,537
                                                                     ========      ========      ========      ========

Gross proceeds................................................       $111,408      $131,068      $150,728      $173,337
Less offering expenses and commissions........................        (2,326)       (2,543)       (2,759)       (3,007)
                                                                  -----------   -----------   -----------   -----------
 Estimated net conversion proceeds............................       $109,082      $128,525      $147,969      $170,330
Less ESOP shares..............................................        (9,180)      (10,800)      (12,420)      (14,283)
Less RRP shares...............................................        (4,590)       (5,400)       (6,210)       (7,142)
                                                                  -----------   -----------   -----------   -----------
 Estimated proceeds available for investment(2)...............      $  95,312      $112,325      $129,339      $148,905
                                                                    =========      ========      ========      ========


Net Income:
  Historical..................................................         $1,886        $1,886        $1,886        $1,886
Pro Forma Adjustments:
   Net earnings from proceeds(3)..............................         $2,349        $2,768        $3,187        $3,669
   ESOP(4)....................................................         ($275)        ($324)        ($373)        ($428)
   RRP(5).....................................................         ($413)        ($486)        ($559)        ($643)
                                                                  -----------   -----------   -----------   -----------
     Pro forma net income(5)..................................     $    3,547    $    3,844    $    4,141    $    4,484
                                                                   ==========    ==========    ==========    ==========


Net Income Per Share:
    Historical(7).............................................          $0.18         $0.15         $0.13         $0.11
Pro forma Adjustments:
     Net earnings from proceeds...............................          $0.22         $0.22         $0.22         $0.22
     ESOP(4)..................................................        ($0.03)       ($0.03)       ($0.03)       ($0.03)
     RRP(5)...................................................        ($0.04)       ($0.04)       ($0.04)       ($0.04)
                                                                  -----------   -----------   -----------   -----------
         Pro forma net income per share(5)(6).................          $0.33        $0.30          $0.28         $0.26
                                                                  ===========  ============   ===========   ===========

    Offering price to pro forma net income per share
       (annualized)...........................................         22.47x        24.39x        26.03x        27.65x

Stockholders' Equity (Book Value)(8):
  Historical..................................................        $67,395       $67,395       $67,395       $67,395
Pro Forma Adjustments:
  Estimated net Conversion proceeds...........................       $109,082      $128,525      $147,969      $170,330
  Plus: Tax benefit of Stock Contribution.....................         $1,337        $1,573        $1,809        $2,080
  Less: Common stock acquired by:
   ESOP(4)....................................................       ($9,180)     ($10,800)     ($12,420)     ($14,283)
   RRP(5).....................................................       ($4,590)      ($5,400)      ($6,210)      ($7,142)
                                                                   ----------    ----------    ----------    ----------
       Pro forma stockholder's equity(6)......................       $164,044      $181,293      $198,543      $218,380
                                                                     ========      ========      ========      ========

Stockholders' Equity (Book Value)(8):
Per Share(7):
  Historical..................................................          $5.87         $4.99         $4.34         $3.77
Pro Forma Adjustments:
  Estimated net Conversion proceeds...........................          $9.51         $9.52         $9.53         $9.54
  Plus: Tax benefit of Stock Contribution.....................          $0.12         $0.12         $0.12         $0.12
  Less: Common stock acquired by:
   ESOP(4)....................................................        ($0.80)       ($0.80)       ($0.80)       ($0.80)
   RRP(5).....................................................        ($0.40)       ($0.40)       ($0.40)       ($0.40)
                                                                  -----------   -----------   -----------   -----------
       Pro forma book value per share(6)......................         $14.30        $13.43        $12.79        $12.23
                                                                   ==========    ==========    ==========    ==========

Pro forma offering price per share to book value per share....         69.95%        74.46%        78.19%        81.76%



                                                                       At or For the Year Ended March 31, 1997
                                                                                                          15% Above
                                                                  Minimum      Midpoint       Maximum      Maximum
                                                                11,140,777    13,106,796    15,072,815   17,333,738
                                                                Shares Sold    Shares Sold   Shares Sold   Shares Sold
                                                                 at $10.00      at $10.00     at $10.00     at $10.00
                                                                 per Share      per Share     per Share     per Share

                                                                  (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds................................................      $111,408      $131,068      $150,728     $173,337
Plus: Shares issued to Foundation(1)..........................        $3,342        $3,392        $4,522       $5,200
                                                                  ----------    ----------                 ----------
Pro forma market capitalization...............................      $114,750      $135,000      $155,250     $178,537
                                                                    ========      ========      ========     ========

Gross proceeds................................................      $111,408      $131,068      $150,728     $173,337
Less offering expenses and commissions........................      ($2,326)      ($2,543)      ($2,759)     ($3,007)
                                                                  -----------   -----------   -----------  ----------
 Estimated net conversion proceeds............................      $109,082      $128,525      $147,969     $170,330
Less ESOP shares..............................................      ($9,180)     ($10,800)     ($12,420)    ($14,283)
Less RRP shares...............................................      ($4,590)      ($5,400)      ($6,210)     ($7,142)
                                                                  ----------    ----------    ----------   ----------
 Estimated proceeds available for investment(2)...............       $95,312      $112,325      $129,339     $148,905
                                                                   =========      ========      ========     ========


Net Income:
  Historical..................................................        $5,660        $5,660        $5,660       $5,660
Pro Forma Adjustments:
   Net earnings from proceeds(3)..............................        $3,429        $4,042        $4,654       $5,358
   ESOP(4)....................................................        ($367)        ($432)        ($497)       ($571)
   RRP(5).....................................................        ($551)        ($648)        ($745)       ($857)
                                                                  -----------   -----------   -----------  ----------
     Pro forma net income(5)..................................        $8,171        $8,622        $9,072       $9,590
                                                                  ==========    ==========    ==========   ==========


Net Income Per Share:
    Historical(7).............................................         $0.53         $0.45         $0.39        $0.34
Pro forma Adjustments:
     Net earnings from proceeds...............................         $0.32         $0.32         $0.32        $0.32
     ESOP(4)..................................................       ($0.03)       ($0.03)       ($0.03)      ($0.03)
     RRP(5)...................................................       ($0.05)       ($0.05)       ($0.05)      ($0.05)
                                                                 -----------   -----------   -----------  -----------
         Pro forma net income per share(5)(6).................         $0.77         $0.69         $0.63        $0.58
                                                                 ===========   ===========   ===========  ===========

     Offering price to pro forma net income per share.........        13.03x        14.53x        15.88x       17.28x


Stockholders' Equity (Book Value)(8):
  Historical..................................................       $65,129       $65,129       $65,129      $65,129
Pro Forma Adjustments:
  Estimated net Conversion proceeds...........................      $109,082      $128,525      $147,969     $170,330
  Plus: Tax benefit of Stock Contribution.....................        $1,337        $1,573        $1,809       $2,080
  Less: Common stock acquired by:                                   ($9,180)     ($10,800)     ($12,420)    ($14,283)
   ESOP(4)....................................................
   RRP(5).....................................................      ($4,590)      ($5,400)      ($6,210)     ($7,142)
                                                                  ----------    ----------    ----------   ----------
       Pro forma stockholders' equity(6)......................      $161,778      $179,027      $196,277     $216,114
                                                                    ========      ========      ========     ========

Stockholders' Equity (Book Value)(8):
Per Share(7):
  Historical..................................................         $5.68         $4.82         $4.20        $3.65
Pro Forma Adjustments:
  Estimated net Conversion proceeds...........................         $9.51         $9.52         $9.53        $9.54
  Plus: Tax benefit of Stock Contribution.....................         $0.12         $0.12         $0.12        $0.12
  Less: Common stock acquired by:
   ESOP(4)....................................................       ($0.80)       ($0.80)       ($0.80)      ($0.80)
   RRP(5).....................................................       ($0.40)       ($0.40)       ($0.40)      ($0.40)
                                                                 -----------     -----------   -----------  -----------
  Pro forma book value per share(6)......................            $14.11        $13.26        $12.65       $12.11
                                                                 ===========     ===========   ===========   ==========

  Pro forma offering price per share to pro forma book               70.93%        75.41%        79.10%       82.61%
    value per share(6)

(1) The Holding Company intends to contribute shares equal to 3% of the shares issued in the Conversion to the Foundation within 12 months following the completion of the Conversion. See "The Conversion - Establishment of The Hudson River Bank & Trust Company Foundation." Since the contributed shares will be donated or sold for nominal consideration, they will not add to gross proceeds. However, since such shares are issued and outstanding, they add to the Holding Company's market capitalization. The amount of the Stock Contribution will be accrued as an expense in the fiscal quarter in which the Conversion is completed. The pro forma net income data does not reflect such non-recurring accrual. Both the historical and pro forma per share data assume that the Stock Contribution is made.

(2) Reflects a reduction to net proceeds for the cost of the ESOP and the RRP (assuming stockholder ratification of the RRP is received) which it is assumed will be funded from the net proceeds retained by the Holding Company.


(3) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP and RRP, which purchases are to be funded by the Holding Company and the Bank, have been deducted from net proceeds.


(4) It is assumed that 8% of the shares of Common Stock sold in the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal installments of principal and interest over a 15-year period. However, assuming the Holding Company makes the ESOP loan, interest income earned by the Holding Company on the ESOP debt will offset the interest paid by the Bank. Accordingly, the only expense to the Holding Company on a consolidated basis will be related to the allocations of earned ESOP shares which will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year, net of the related tax effects. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Holding Company would be expected to increase. Pursuant to SOP 93-6, only the ESOP shares committed to be released are considered outstanding for the purposes of the net income per share calculations.


(5) Adjustments to both book value and net income have been made to give effect to the proposed open market purchase (based upon an assumed purchase price of $10.00 per share) following Conversion by the RRP (assuming stockholder ratification of such plan is received) of an amount of shares equal to 4% of the shares of Common Stock sold in the Conversion, including shares issued to the Foundation, for the benefit of certain directors, officers and employees. It is assumed that the sale of the shares to the RRP occurred at the beginning of the period. Funds used by the RRP to purchase the shares will be contributed to the RRP by the Holding Company if the RRP is ratified by stockholders following the Conversion. Therefore, this funding is assumed to reduce the proceeds available for reinvestment. For financial accounting purposes, the amount of the contribution will be recorded as a compensation expense over the period of vesting. These grants are scheduled to vest in equal annual installments over the five years following stockholder ratification of the RRP. For purposes of calculating pro forma net income per share, RRP shares are considered to be fully vested. However, all unvested grants will be forfeited in the case of recipients who fail to maintain continuous service with the Holding Company or its subsidiaries. In the event the RRP is unable to purchase a sufficient number of shares of Common Stock to fund the RRP, the RRP may issue authorized but unissued shares of Common Stock from the Holding Company to fund the remaining balance. In the event the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, including shares issued to the Foundation, the interests of existing stockholders would be diluted by approximately 3.8%. In the event that the RRP is funded through authorized but unissued shares, for the nine months ended December 31, 1997 and year ended March 31, 1997, pro forma net income per share (assuming all RRP shares are treated as being fully vested) would be $0.33, $0.31, $0.29 and $0.27 and $0.75, $0.68, $0.62 and $0.57, respectively, and pro forma stockholders' equity per share would be $14.13, $13.30, $12.68 and $12.15 and $13.94, $13.14, $12.54 and $12.02, respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

(6) No effect has been given to the shares to be reserved for issuance under the proposed Stock Option Plan which is expected to be adopted by the Holding Company following the Conversion, subject to stockholder approval. In the event the Stock Option Plan is funded by the issuance of authorized but unissued shares in an amount equal to 10% of the shares sold in the Conversion, including shares issued to the Foundation, at $10.00 per share, the interests of existing stockholders would be diluted as follows: pro forma net income per share for the nine months ended December 31, 1997 and the year ended March 31, 1997 would be $0.33, $0.30, $0.28 and $0.27 and $0.73, $0.66, $0.60 and $0.56, respectively, and pro forma stockholders' equity per share would be $13.91, $13.12, $12.54 and $12.03 and $13.73,
     $12.96, $12.40 and $11.91, respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. In the alternative, the Holding Company may purchase shares in the open market to fund the Stock Option Plan following stockholder approval of such plan. To the extent the entire 10% of the shares to be reserved for issuance under the Stock Option Plan are funded through open market purchases at the Purchase Price of $10.00 per share, proceeds available for reinvestment would be reduced by $11,475,000, $13,500,000, $15,525,000 and
     $17,853,700 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management of the Bank - Benefit Plans
     - Employee Stock Ownership Plan."

(7) Historical per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. Pursuant to SOP 93-6, only the ESOP shares committed to be released are considered outstanding for the purposes of the net income per share calculations. All ESOP shares have been considered outstanding for purposes of computing book value per share.

(8) "Book value" represents the difference between the stated amounts of the Bank's assets (generally based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Bank's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion - Effects of Conversion -- Deposit Accounts and Loans" and "Regulation" and "Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

            COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO
                               STOCK CONTRIBUTION


          In the event that the Stock Contribution to the Foundation is not made, RP Financial has estimated that the amount of Common Stock offered for sale in the Conversion would increase by approximately 893,200 shares and that the overall market capitalization would increase by $5.0 million, both at the midpoint of the Estimated Valuation Range as of December 31, 1997. Under such circumstances, pro forma stockholders' equity of the Holding Company would be approximately $188.0 million, at the midpoint, which is approximately $6.7 million greater than the pro forma stockholders' equity of the Holding Company would be if the Stock Contribution is made. In preparing this estimate, it has been assumed that the pro forma price to book value ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Holding Company without the Stock Contribution at the midpoint of the Estimated Valuation Range. Further, assuming the midpoint of the Estimated Valuation Range, pro forma stockholders' equity per share and pro forma net income per share would be substantially the same with the Stock Contribution as without the Stock Contribution. In this regard, pro forma stockholders' equity and pro forma net income per share at and for the period ended December 31, 1997 would be $13.43 and $0.31 respectively, at the midpoint of the Estimated Valuation Range, assuming no Stock Contribution, and $13.43 and $0.30, respectively, with the Stock Contribution. The pro forma price to book value ratio and the pro forma price to earnings ratio at and for the period ended December 31, 1997 are 74.49% and 24.15x, respectively, at the midpoint of the Estimated Valuation Range, assuming no Stock Contribution and are 74.46% and 24.39x, respectively, with the Stock Contribution. There is no assurance that in the event the Stock Contribution is not made that the appraisal prepared at that time would conclude that the pro forma market value of the Holding Company would be the same as that estimated herein.


          For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, assuming the Conversion was completed at December 31, 1997.

                                                                                                               At the Maximum
                                              At the Minimum       At the Midpoint       At the Maximum        as Adjusted
                                            With        No       With        No        With       No         With        No
                                           Stock      Stock     Stock       Stock      Stock     Stock       Stock      Stock
                                           Contri-    Contri-   Contri-     Contri-    Contri-   Contri-    Contri-     Contri-
                                         11,140,777 11,900,000 13,106,796 14,000,000 15,072,815 16,100,000  17,333,738 18,515,000

                                                                     (Dollars in Thousands, Except Per Share Amounts)

Estimated offering amount...............  $111,408   $119,000   $131,068   $140,000   $150,728   $161,000   $173,337   $185,150
Pro forma market capitalization.........  $114,750   $119,000   $135,000   $140,000   $155,250   $161,000   $178,537   $185,150
Total assets............................  $761,699   $767,361   $778,949   $785,610   $796,199   $803,859   $816,036   $824,846
Total liabilities.......................  $597,656   $597,656   $597,656   $597,656   $597,656   $597,656   $597,656   $597,656
Pro forma stockholders' equity..........  $164,043   $169,705   $181,293   $187,954   $198,543   $206,203   $218,380   $227,190
Pro forma net income(1).................    $3,547     $3,693     $3,844     $4,017     $4,141     $4,341     $4,484     $4,713
Pro forma stockholders' equity per share    $14.30     $14.26     $13.43     $13.43     $12.79     $12.81     $12.23     $12.27
Pro forma net income  per share(1)......     $0.33      $0.34      $0.30      $0.31      $0.28      $0.29      $0.26      $0.28
Pro Forma Pricing Ratios:
  Offering price as a percentage of pro
    forma stockholders' equity per share    69.95%     70.12%     74.46%     74.49%     78.19%     78.08%     81.76%     81.50%
  Offering price to pro forma net income
    per share(1)........................    22.47x     22.32x     24.39x     24.15x     26.03x     25.70x     27.65x     27.22x
   Market capitialization to assets.....    15.07%     15.51%     17.33%     17.82%     19.50%     20.03%     21.88%     22.45%
Pro Forma Financial Ratios:
   Return on assets(2)..................     0.62%      0.64%      0.66%      0.68%      0.69%      0.72%      0.73%      0.76%
   Return on stockholders' equity(2)....     2.88%      2.90%      2.83%      2.85%      2.78%      2.81%      2.74%      2.77%
   Stockholders' equity to assets.......    21.54%     22.12%     23.27%     23.92%     24.94%     25.65%     26.76%     27.54%

(1) For the nine month period ended December 31, 1997. (2) Ratios for the nine month periods have been annualized.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

         The Holding Company has only recently been formed and accordingly has no results of operations at this time. As a result, the following discussion principally reflects the operations of the Bank and its subsidiaries. The Bank's primary market area, with 12 full-service branches and one loan production office, consists of Columbia, Albany and Rensselaer counties in New York and portions of Dutchess and Schenectady counties in New York. The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. The Bank's principal business is attracting deposits from customers within its market area and investing those funds, together with funds from operations and, to a much lesser extent, borrowings, in primarily residential mortgage loans, including home equity loans, and to a lesser extent, in manufactured home loans, financed insurance premiums and other consumer loans, commercial real estate, construction loans and commercial business loans and government and corporate debt securities. See "Business of the Bank - Lending Activities." The financial condition and operating results of the Bank are dependent on its net interest income which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net income is also affected by other operating income, such as loan servicing income and fees on deposit related services, other operating expenses, such as compensation and occupancy expenses, provisions for loan losses, and Federal and state income taxes.

         The Bank's results of operations are significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies. Future changes in applicable laws, regulations or government policies may have a material impact on the Bank. Lending activities are substantially influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. The ability to gather deposits and the cost of funds are influenced by prevailing market interest rates, fees and terms on deposit products, as well as the availability of alternative investments, including mutual funds and stocks.

MARKET RISK AND ASSET/LIABILITY MANAGEMENT

         Interest rate risk is the most significant market risk affecting the Bank. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Bank's business activities.

         Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than earning assets. When interest-bearing liabilities mature or reprice more quickly than earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

         In an attempt to manage its exposure to changes in interest rates, management monitors the Bank's interest rate risk. Management's asset/liability committee meets weekly to review the Bank's interest rate risk position and profitability, and to recommend adjustments for consideration by the Board of Trustees. Management also reviews loan and deposit pricing, and the Bank's securities portfolio, formulates investment strategies and oversees the timing and implementation of transactions. Notwithstanding the Bank's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can adversely affect net income.

         In adjusting the Bank's asset/liability position, the Board and management attempt to manage the Bank's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Bank's interest rate risk position somewhat in order to increase its net interest margins. The Bank's results of operations and net portfolio values remain vulnerable to changes in interest rates and to fluctuations in the difference between long- and short-term interest rates.

         Consistent with the asset/liability management philosophy described above, the Bank has taken several steps to manage its interest rate risk. First, the Bank has structured the security portfolio to shorten the maturities of its earning assets. The Bank's recent purchases of securities have had terms to maturity of seven years or less. At December 31, 1997, the Bank had securities with a carrying value of $106.3 million with contractual maturities of five years or less. Except for approximately $74.5 million of fixed rate products, the Bank's residential real estate portfolio is composed of either one, three or five year adjustable rate mortgages or floating-rate home equity loans. The Bank also manages interest rate risk by emphasizing lower cost, more stable non-time deposit accounts. In the current low rate environment, longer-term time deposits are welcomed although not particularly popular with the Bank's customer base.

         One approach used to quantify interest rate risk is the net market value analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. A second approach is to quantify the impact on net interest income due to changes in cash flows, interest income and interest expense resulting from shifts in interest rates. The following tables set forth, at December 31, 1997, an analysis of the Bank's interest rate risk as measured by the estimated changes in net market value of its assets and liabilities and net interest income resulting from instantaneous and sustained parallel shifts in interest rates (+ or - 200 basis points, measured in 50 basis point increments).

             Net Market Value of Assets and Liabilities
---------------------------------------------------------------------
     Change in             Net
   Interest Rates         Market
  in Basis Points         Value
    (Rate Shock)                        $ Change        % Change
--------------------- --------------- --------------- ---------------
                       (Dollars in thousands)

            200          89,641         (2,322)           (2.52)%
            150          90,468         (1,495)           (1.63)%
            100          91,142           (821)           (0.89)%
             50          91,636           (327)           (0.36)%
              0          91,963               0           ---
           (50)          91,551           (412)           (0.45)%
          (100)          90,698         (1,265)           (1.38)%
          (150)          89,938         (2,025)           (2.20)%
          (200)          89,100         (2,863)           (3.11)%




                        Net Interest Income
---------------------------------------------------------------------

     Change in             Net
   Interest Rates       Interest
  in Basis Points        Income
    (Rate Shock)                        $ Change        % Change
---------------------------------------------------------------------
                       (Dollars in thousands)

          200          26,651           1,111              4.35%
          150          26,406             866              3.39%
          100          26,136             596              2.33%
           50          25,855             315              1.23%
            0          25,540               0             ---
         (50)          25,032           (508)             (1.99)%
        (100)          24,569           (971)             (3.80)%
        (150)          24,105         (1,435)             (5.62)%
        (200)          23,635         (1,905)             (7.46)%


         Certain assumptions utilized by management in assessing the interest rate risk of the Bank were employed in preparing data included in the preceding table. These assumptions were based upon proprietary data selected by management and are reflective of historical results or current market conditions. These assumptions relate to interest rates, prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios.

         Prepayment assumptions for mortgage backed securities and residential mortgage loans were based upon industry standards for prepayments. Cash flows of securities containing call provisions were determined based on what was in the best interest of the issuer given the respective interest rate scenario. The Bank's mortgage backed securities, residential mortgages, and callable securities are the only assets or liabilities which management assumed possess optionality for purposes of determining market value changes.

         Management assumed that the majority of non-maturity deposits had estimated lives ranging from 0 to 5 years, while only 15.6% of non-maturity deposits had estimated lives ranging from 5 to 10 years. These assumptions are based upon management's analysis of its customer base and competitive factors.

         The net market value and net interest income tables presented above are predicated upon a stable balance sheet with no growth or change in asset or liability mix. In addition, the net market value table is based upon the present value of discounted cash flows using management's estimates of current replacement rates to discount the cash flows. The net interest income table is based upon a cash flow simulation of the Bank's existing assets and liabilities. It was also assumed that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. Also, a change in the US Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause changes to the net market value and net interest income other than those indicated above.

         The Bank does not currently engage in trading activities or use derivative instruments to manage interest rate risk. Instruments such as interest rate swaps, caps and floors may be utilized under certain interest rate risk scenarios in order to manage interest rate risk. Such activities may be permitted with the approval of the Board of Trustees, and management continually evaluates the usefulness of such instruments in managing interest rate risk.

Analysis of Net Interest Income

         The following table sets forth the Bank's average consolidated balance sheets, interest income and expense, average yields and costs, and certain other information for the periods noted.

         The following table presents, for the periods indicated, the total dollar amount of interest and dividend income from average earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Management believes that the use of average monthly balances instead of average daily balances does not have a material effect on the information presented. Non-accruing loans have been included in the loan balances.

                                               Nine Months Ended December 31,               Year Ended March 31,
                                             1997                          1996                         1997
                                 ----------------------------------------------------------------------------------------
                                   Average  Interest            Average   Interest            Average  Interest
                                 Outstanding Earned/  Yield/  Outstanding  Earned/  Yield/  Outstanding Earned/   Yield/
                                   Balance    Paid    Rate(1)   Balance     Paid    Rate(1)   Balance    Paid      Rate
                                 --------------------------------------------------------------------- --------- --------
                                                                                (Dollars in Thousands)


Earning Assets:
 Federal funds sold.............   $  4,710   $   202       5.69% $ 2,121   $    87      5.44% $ 1,638    $   89    5.43%
 Securities available for sale..     39,703     1,960       6.55   55,729     2,879      6.86   53,445     3,658    6.84
 Investment securities..........     72,208     3,565       6.55   84,428     4,063      6.39   83,343     5,385    6.46
 Federal Home Loan Bank of                                     3    2,565                   2    2,575
   NY stock.....................      2,812       151       7.1                 124      6.4                 164    6.37
 Loans receivable...............    509,634    35,575       9.27  465,883    32,220      9.18  471,295    43,585    9.25
                                    -------    ------       ----  -------    ------      ----  -------    ------    ----

    Total earning assets........    629,067    41,453       8.75  610,726    39,373      8.56  612,296    52,881    8.64
                                               ------       ----             ------      ----            ------    ----

 Cash and due from banks........     11,048                         7,602                        6,860
 Allowance for loan losses......    (6,953)                       (3,656)                       (3,886)
 Other non-earning assets......      26,945                        25,342                       25,597
                                    -------                       -------                      -------


      Total assets..............   $660,107                      $640,014                     $640,867
                                   ========                      ========                     ========


Interest-Bearing Liabilities:
 Savings accounts...............    137,841     3,584       3.45  132,886     3,388      3.38 133,209     4,523    3.40
 N.O.W. and money market accounts    94,247     2,178       3.07   95,046     2,144      2.99  93,972     2,831    3.01
 Time deposit accounts..........    310,499    13,513       5.78  307,259    13,342      5.76 307,757    17,727    5.76
 Escrow accounts................      5,088        89       2.32    5,198        87      2.22   4,579       106    2.31
 Other borrowings...............      4,266       176       5.48    3,303       130      5.22    4,459      239    5.36
                                 ---------- ---------       ----  -------   -------      ----  ------- --------    -----

   Total interest-bearing           551,941    19,540       4.70  543,692    19,091      4.66 543,976    25,426    4.67
      liabilities                            --------       ----             -----       ----            ------    ----

Non-interest-bearing deposits...     35,638                        28,270                      27,984
Other non-interest bearing            5,106                         5,440                       5,585
      liabilities...............
Equity..........................     67,422                        62,612                       63,322
                                 ----------                    ----------                  -----------

   Total liabilities and equity.   $660,107                      $640,014                    $640,867
                                   ========                      ========                    ========

Net interest income.............              $21,913                       $20,282                      27,455
                                              =======                       =======                      ======

Net interest rate spread........                            4.05%                        3.90%                     3.97%
                                                            ====                         ====                      ====

Net interest margin.............                            4.62%                        4.41%                     4.48%

                                                            ====                         ====                      ====
------------------------
(1) Annualized











                                                       Year Ended March 31,
                                              1996                         1995
                                  ---------------------------------------------
                                    Average  Interest            Average  Interest
                                  Outstanding Earned/  Yield/  Outstanding Earned/  Yield/
                                    Balance    Paid     Rate     Balance    Paid     Rate
                                  ------------------------------------------------ ------

Earning Assets:
 Federal funds sold.............   $4,908     $ 271       5.52% $ 7,206   $ 344       4.77%
 Securities available for sale..   26,889     1,782       6.63   12,307     917       7.45
 Investment securities..........   92,243     6,062       6.57   94,001   6,503       6.92
 Federal Home Loan Bank of                                   5    2,064                  5
   NY stock.....................    2,578       187       7.2               160       7.7
 Loans receivable...............  444,645    40,780       9.17  424,187  35,135       8.28
                                  -------    ------       ----  -------  ------       ----

    Total earning assets........  571,263    49,082       8.59  539,765  43,059       7.98
                                             ------       ----           ------       ----

 Cash and due from banks........    6,386                         6,740
 Allowance for loan losses......  (3,304)                       (2,931)
 Other non-earning assets......    23,090                        22,869
                                 --------                       -------

      Total assets.............. $597,435                      $566,443
                                 ========                      ========

Interest-Bearing Liabilities:
 Savings accounts...............  129,281     4,275       3.31  167,284   5,501       3.29
 N.O.W. and money market accounts  93,813     2,932       3.13   97,131   2,769       2.85
 Time deposit accounts..........  283,149    16,713       5.90  219,008  10,796       4.93
 Escrow accounts................    5,460       124       2.27    6,360     142       2.23
 Other borrowings...............      745        42       5.64    2,145     101       4.71
                                 --------- --------      ----- -------- -------       ----

   Total interest-bearing          512,448    24,086       4.70  491,928  19,309       3.93
      liabilities                             ------       ----           ------       ----

Non-interest-bearing deposits...   24,096                        21,021
Other non-interest bearing          4,630                         3,983
      liabilities
Equity..........................   56,261                        49,511
                                 --------                    ----------

   Total liabilities and equity. $597,435                      $566,443
                                 ========                      ========

Net interest income.............            $24,996                     $23,750
                                            =======                     =======

Net interest rate spread........                          3.89%                       4.05%
                                                          ====                        ====

Net interest margin.............                          4.38%                       4.40%

                                                          ====                        ====
------------------------
(1) Annualized

         The following schedule presents the dollar amount of changes in interest and dividend income and interest expense for major components of earning assets and interest-bearing liabilities. For each category of earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                             Nine Months Ended
                                               December 31,                    Years Ended March 31,          Years Ended March 31,
                                              1997 vs. 1996                      1997 vs. 1996                   1996 vs. 1995


                                        Increase                         Increase                      Increase
                                        (Decrease)             Total     Decrease)         Total       (Decrease)           Total
                                         Due to               Increase   Due to            Increase    Due to             Increase
                                         Volume      Rate    (Decrease)  Volume     Rate   (Decrease)  Volume    Rate    (Decrease)
                                                                    (Dollars in Thousands)

Interest and dividend income:

 Federal funds sold...................      $ 111  $     4      $115     $(178)   $   (4)  $(182)    $(121)     $    48   $   (73)
 Securities available for sale........      (796)    (123)     (919)      1,816        60   1,876       977       (112)        865
 Investment securities................      (601)      103     (498)      (577)     (100)   (677)     (120)       (321)      (441)
 Federal Home Loan Bank of NY stock...         13       14        27        ---      (23)    (23)        38        (11)         27
 Loans receivable.....................      3,051      304     3,355      2,462       343   2,805     1,751       3,894      5,645
                                            -----    -----     -----      -----     -----   -----     -----      ------    -------

   Total interest and dividend income.      1,778      302     2,080      3,523       276   3,799     2,525       3,498      6,023
                                            -----    -----     -----      -----     -----   -----     -----      ------    -------

Interest expense:

Savings accounts......................        128       68       196        132       116     248   (1,256)          30    (1,226)
N.O.W. and money market accounts......       (18)       52        34          5     (106)   (101)      (97)         260        163
Time deposit accounts.................        141       30       171      1,425     (411)   1,014     3,535       2,382      5,917
Escrow accounts.......................        (2)        4         2       (20)         2    (18)      (20)           2       (18)
Other borrowings......................         39        7        46        199       (2)     197      (76)          17       (59)
                                          -------   ------    ------     ------   ------   ------   ------     -------- ---------

   Total interest expense.............        288      161       449      1,741     (401)   1,340     2,086       2,691      4,777
                                          -------    -----    ------      -----    -----   ------     -----      ------   --------

Net interest income...................     $1,490    $ 141    $1,631     $1,782     $ 677  $2,459     $ 439      $  807    $ 1,246
                                           ======    =====    ======     ======     =====  ======     =====      ======    =======

OPERATING RESULTS


Comparison of Nine Months Ended December 31, 1997 and Nine Months Ended December 31, 1996


         Net income for the nine months ended December 31, 1997 was $1.9 million, down $3.0 million from the $4.9 million earned during the nine months ended December 31, 1996. This decrease was primarily a result of a higher provision for loan losses (up $4.6 million) and higher other operating expenses (up $2.4 million). These increased expenses were partially offset by increased net interest income (up $1.6 million), increased other operating income (up $529 thousand) and lower income tax expense (down $1.8 million). The Bank's return on average assets (ROA) was .38% for the nine months ended December 31, 1997, down from 1.01% for the same period in 1996. The Bank's return on average equity
(ROE) was also lower, 3.71% for the nine months ended December 31, 1997 down from 10.36% for the nine months ended December 31, 1996.

         Net Interest Income. Net interest income for the nine months ended December 31, 1997 was $21.9 million, up $1.6 million versus the nine months ended December 31, 1996. The increase was primarily the result of an increase in average earning assets from $610.7 million for the nine months ended December 31, 1996 to $629.1 million for the same period in 1997. Interest-bearing liabilities also increased during this same period, up $8.2 million to $551.9 million for the nine months ended December 31, 1997. The impact of these volume increases resulted in an increase in net interest income of $1.5 million. The remaining $141 thousand increase in net interest income is the result of slightly higher interest rates. The Bank's net interest margin for the nine months ended December 31, 1997 was 4.62%, up from 4.41% for the nine months ended December 31, 1996. The yield on average earning assets increased from 8.56% to 8.75%, while the rate paid on interest-bearing liabilities increased slightly from 4.66% to 4.70%.

         Interest Income. Interest income for the nine months ended December 31, 1997 was $41.5 million, up from $39.4 million for the comparable period in 1996. The largest component of interest income, as well as the increase from 1996 to 1997, is interest on loans. Interest on loans increased from $32.2 million for the nine months ended December 31, 1996 to $35.6 million for the nine months ended December 31, 1997. This increase of $3.4 million is the result of both volume increases and rate increases. The average balance of loans increased $43.8 million, while the yield on loans increased from 9.18% to 9.27%. The increase in interest on loans was offset by decreases in interest on securities available for sale and investment securities. Interest income on these categories of earning assets decreased $919 thousand and $498 thousand, respectively. Substantially all of the decreases in interest income on these assets are attributed to reductions in volume. The average balance of securities available for sale decreased from $55.7 million for the nine months ended December 31, 1996 to $39.7 million for the nine months ended December 31, 1997. This decrease in volume resulted in a decrease in interest income of $796 thousand. The average balance of investment securities decreased from $84.4 million in 1996 to $72.2 million in 1997, resulting in a $601 thousand decrease in interest income due to volume. Management expects the average balance of investment securities to continue to decrease as new purchases of securities are generally classified as securities available for sale. The changes in rates on securities available for sale and investment securities, as well as the changes in volume and rate on other categories of interest earning assets was not significant.

         Interest Expense. Interest expense increased slightly during the nine months ended December 31, 1997 to $19.5 million up from $19.1 million for the comparable period in 1996. Substantially all of the Bank's interest expense is from the Bank's interest-bearing deposits. The largest category of interest-bearing deposits is time deposits. Interest on time deposits for the nine months ended December 31, 1997 was $13.5 million, up from $13.3 million in 1996. Most of this increase is attributable to an increase in the average balance of time deposits, from $307.3 million in 1996 to $310.5 million in 1997. Interest expense on savings accounts increased $196 thousand, from $3.4 million for the nine months ended December 31, 1996 to $3.6 million for the nine months ended December 31, 1997. This increase is attributed to an increase in the average balance of savings accounts (up $5.0 million) as well as an increase of 7 basis points in the rates paid on these savings accounts, from 3.38% to 3.45%. Interest expense on NOW/Money Market accounts was relatively flat, increasing only $34 thousand from 1996 to 1997. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.

         Provision for Loan Losses. The provision for loan losses increased from $1.9 million in the nine months ended December 31, 1996 to $6.4 million in the nine months ended December 31, 1997. This increase is primarily the result of increases in net charge-offs from $1.2 million for the nine months ended December 31, 1996 to $5.5 million for the nine months ended December 31, 1997, largely due to one large lending relationship. This increase in net charge-offs combined with continued growth in the higher risk elements of the Bank's loan portfolio, continued economic weaknesses in the Bank's market area, declining real estate values securing much of the loan portfolio as well as management's evaluation of the prospects for its market area resulted in the increase in the provision charged during the nine months ended December 31, 1997. Although the Bank anticipates that the provision for loan losses will continue at current levels through at least fiscal 1999, there can be no assurance that such losses will not exceed estimated amounts or that the provision for loan losses will not increase in future periods. See "Business of the Bank - Asset Quality - Allowance for Loan Losses."

         Other Operating Income. Total other operating income increased $529 thousand for the nine months ended December 31, 1997 as compared to the same period in 1996. Other operating income is composed primarily of service charges on deposit accounts and loan servicing income. Income from service charges on deposits accounts increased from $815 thousand for the nine months ended December 31, 1996 to $840 thousand for the nine months ended December 31, 1997. This increase is attributed to the overall increase in the Bank's deposit accounts during this time period. Loan servicing income decreased $49 thousand from $402 thousand in the nine months ended December 31, 1996 to $353 thousand in the nine months ended December 31, 1997. This decrease relates to the termination of an agreement to service financed insurance premiums for an unaffiliated premium finance company and the runoff of the corresponding servicing portfolio. The servicing agreement was terminated due to the financial difficulties and ultimate liquidation of the unaffiliated premium finance company. Other income was $646 thousand for the nine months ended December 31, 1997, up from $121 thousand for the same period in 1996. A portion of this increase is the result of a partial recovery of previous writedowns of the Bank's investment in Nationar, a New York chartered institution that HCSI utilized for certain correspondent banking services prior to its takeover and liquidation by the State Banking Department in 1995. A large portion of the remaining increase resulted from the income generated by the Bank's mortgage brokerage subsidiary, Hudson River Mortgage Company. This subsidiary generates fee income on loan applications, which applications are received and forwarded to independent third parties. Loan applications on products not currently offered by the Bank or on credits which do not meet the Bank's minimum credit standards are forwarded to other institutions, resulting in brokerage fee income. Fluctuations in other categories of other operating income were not significant.

         Other Operating Expenses. Total other operating expenses increased $2.4 million to $14.2 million for the nine months ended December 31, 1997, up from $11.8 million for the comparable period in 1996. Increases in compensation and benefits ($549 thousand), equipment ($372 thousand), legal and other professional fees ($529 thousand), and other expenses ($685 thousand) were the primary contributors to the overall increase.

         The increase in compensation and benefits is the result of establishing a new branch in May 1997 in Hillsdale, New York, the increase in staff necessitated by the Bank's acquisition (through its premium finance subsidiary) of the customer list of an unaffiliated premium finance company and the related sub-servicing agreement with this company, as well as general merit increases for the Bank's employees during the nine months ended December 31, 1997.

         The increase in equipment expenses is directly attributed to the acquisition and integration of a new mainframe data processing system in November 1996, as well as the addition of the new branch as referenced above. The Bank's new data processing system resulted in increased depreciation and maintenance expense during the nine months ended December 31, 1997. The Bank anticipates that improvements in the products and services offered to its customers as well the increased efficiencies the new system provides will generally offset the increased expenses associated with this acquisition.

         The increase in legal and other professional fees are the result of several factors. During the nine months ended December 31, 1997, the Bank considered several acquisition opportunities. Although only the aforementioned acquisition of the customer list of an unaffiliated premium finance company was consummated, legal and accounting expenses associated with considering these opportunities resulted in higher expenses in 1997. In addition, the Bank hired various consulting firms during the nine months ended December 31, 1997. These firms assisted management in addressing certain strategic and organizational issues as well as operational issues of the Bank.

         The increase in other expenses is the result of increased goodwill amortization from the previously mentioned acquisition of a premium finance customer list, expenses relating to the consideration of various funding alternatives relating to the Bank's premium finance subsidiary, a one-time charge relating to a reduction of an asset deemed uncollectible, increases in advertising, telephone and supplies relating to the Bank's new branch and general increases in expenses relating to the servicing and collection of nonperforming and other delinquent loans. The remaining categories of other expenses and other operating expenses did not experience significant fluctuations.

         Income Tax Expense. Income tax expense decreased from $3.1 million for the nine months ended December 31, 1996 to $1.3 million for the comparable period in 1997. The reduction is primarily the result of less income before income tax expense; $3.2 million in 1997 as compared to $8.0 million in 1996. The effect of reduced income before income tax expense was partially offset by an increase in the Bank's effective tax rate due primarily to less tax-exempt income and the effect of state taxes.


Comparison of Year Ended March 31, 1997 and Year Ended March 31, 1996


         Net income for the year ended March 31, 1997 was $5.7 million, down from $7.0 million for the year ended March 31, 1996. The provision for loan losses increased $2.7 million and other operating expenses increased $2.0 million for the year ended March 31, 1997 as compared to the year previous. These increases were offset in part by higher net interest income (up $2.5 million), increased other operating income (up $190 thousand), and lower income tax expense (down $691 thousand). The Bank's ROA declined from 1.18% for the year ended March 31, 1996 to .88% for the year ended March 31, 1997. The Bank's ROE declined from 12.52% for the year ended March 31, 1996 to 8.94% for the year ended March 31, 1997.

         Net Interest Income. Net interest income for the year ended March 31, 1997 was $27.5 million, up $2.5 million versus the year ended March 31, 1996. The increase was primarily the result of the increase of $41.0 million in average earning assets from $571.3 million for the year ended March 31, 1996 to $612.3 million for the same period in 1997. Interest-bearing liabilities also increased during this same period, up $31.5 million. The net impact of these volume increases resulted in an increase in net interest income of $1.8 million. The remaining $677 thousand increase in net interest income is the result of higher yields earned on interest earning assets and lower rates paid on interest bearing liabilities. The Bank's net interest margin for the year ended March 31, 1997 was 4.48%, up 10 basis points from 4.38% for the year ended March 31, 1996. The yield on average earning assets increased from 8.59% to 8.64%, while the rate paid on average interest-bearing liabilities decreased slightly from 4.70% to 4.67%.

         Interest Income. Interest income for the year ended March 31, 1997 was $52.9 million, up from $49.1 million for the comparable period in 1996. The largest component of interest income, as well as the increase from 1996 to 1997, is interest on loans. Interest on loans increased from $40.8 million for the year ended March 31, 1996 to $43.6 million for the year ended March 31, 1997. This increase of $2.8 million is primarily the result of volume increases. The average balance of loans increased $26.7 million to $471.3 million, while the yield on loans increased 8 basis points from 9.17% to 9.25%. The increase in interest on loans was complemented by an increase in interest on securities available for sale, offset by a decrease in interest on investment securities. Interest income on securities available for sale increased $1.9 million while interest income on investment securities fell $677 thousand. Substantially all of the increases in interest income on securities available for sale are attributed to higher volume. The average balance of securities available for sale increased from $26.9 million for the year ended March 31, 1996 to $53.4 million for the year ended March 31, 1997. This increase in volume resulted in an increase in interest income of $l.8 million. The average balance of investment securities decreased from $92.2 million in 1996 to $83.3 million in 1997, resulting in a $577 thousand decrease in interest income due to volume. The changes in rates on securities available for sale and investment securities account for the remainder of the fluctuations in interest income on these asset categories. The changes in volume and rate on other categories of interest earning assets were not significant.


         Interest Expense. Interest expense increased during the year ended March 31, 1997 to $25.4 million, up from $24.1 million for the comparable period in 1996. Substantially all of the Bank's interest expense is from the Bank's interest-bearing deposits. The largest category of interest-bearing deposits is time deposits. Interest on time deposits for the year ended March 31, 1997 was $17.7 million, up $1.0 million from the $16.7 million in 1996. This increase is the result of an increase in the average balance of time deposits, from $283.1 million in 1996 to $307.8 million in 1997, offset by a reduction of 14 basis points in the rates paid on these deposits from 5.90% in 1996 to 5.76% in 1997. Interest expense on savings accounts increased $248 thousand, from $4.3 million for the year ended March 31, 1996 to $4.5 million for the year ended March 31, 1997. This increase is attributable to an increase in the average balance of savings accounts (up $3.9 million) as well as an increase of nine basis points in the rates paid on these savings accounts, from 3.31% to 3.40%. Interest expense on NOW/Money Market accounts was relatively flat, decreasing $101 thousand from 1996 to 1997, almost entirely attributed to lower interest rates. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.


         Provision for Loan Losses. The provision for loan losses increased from $1.1 million in the year ended March 31, 1996 to $3.8 million in the year ended March 31, 1997. This increase is primarily the result of increases in net charge-offs from $774 thousand for the year ended March 31, 1996 to $1.5 million for the year ended March 31, 1997. In addition, the increase of $9.1 million, or 84%, in nonperforming loans from $10.9 million to $20.0 million, necessitated the increase in the provision during the year ended March 31, 1997. The increase in net charge offs combined with the continued growth in the higher risk elements of the loan portfolio, continued economic weaknesses in the Bank's market area, declining real estate values securing much of the loan portfolio as well as management's evaluation of the prospects for its market area resulted in the increase in the provision. See "Business of the Bank - Asset Quality - Allowance for Loan Losses".

         Other Operating Income. Total other operating income increased $190 thousand for the year ended March 31, 1997 as compared to the same period in 1996. Income from service charges on deposits accounts increased only slightly to $1.1 million for the year ended March 31, 1997, from $1.0 million for the year ended March 31, 1996. Loan servicing income increased $208 thousand from $272 thousand in the year ended March 31, 1996 to $480 thousand in the year ended March 31, 1997. This increase relates to the existence for a full year of an agreement to service financed insurance premiums for an unaffiliated premium finance company. As noted previously, the servicing agreement was terminated. Fluctuations in other categories of other operating income were not significant.

         Other Operating Expenses. Total other operating expenses increased $2.0 million to $16.2 million for the year ended March 31, 1997, up from $14.2 million for the comparable period in 1996. Increases in compensation and benefits ($1.1 million), occupancy ($101 thousand), equipment ($173 thousand), and other expenses ($709 thousand) were the primary contributors to the overall increase, offset by a decrease in the FDIC assessment of $272 thousand.

         The increase in compensation and benefits is the result of establishing two new branches, located in East Greenbush and Rotterdam, New York, in January 1996, the increase in staff associated with the growth of the Bank's premium finance subsidiary, the establishment of the Bank's mortgage brokerage subsidiary in July 1996, as well as general merit increases for the Bank's employees during the year ended March 31, 1997.

         The increases in occupancy and equipment expenses are attributed to the addition of the two new branches and the mortgage brokerage subsidiary as referenced above. Management believes that adding these new outlets for the services offered by the Bank is an important investment and a strong commitment to our customer base.

         The increase in other expenses is the result of general increases in printing and supplies, and telephone expenses related to the two new branches and the mortgage brokerage subsidiary, expenses relating to the investigation of financing alternatives at the Bank's premium finance subsidiary, increased marketing expenses at the Bank's premium finance subsidiary and general increases in expenses relating to the servicing and collection of nonperforming and other delinquent loans. The increases in these expense items offset a decrease in fiscal 1997 expense relating to the write down during fiscal 1996 of the Bank's investment in Nationar. The remaining categories of other expenses and other operating expenses did not experience significant fluctuations.

         Income Tax Expense. Income tax expense decreased from $4.3 million for the year ended March 31, 1996 to $3.6 million for the comparable period in 1997. The reduction is primarily the result of less income before income tax expense, $9.3 million in 1997 as compared to $11.3 million in 1996.


Comparison of Year Ended March 31, 1996 and Year Ended March 31, 1995


         Net income for the year ended March 31, 1996 was up $1.1 million from the $6.0 million earned for year ended March 31, 1995. This increase was primarily the result of higher net interest income and lower operating expenses, offset by higher income tax expense during the year ended March 31, 1996. The provision for loan losses was relatively flat between the two years as was other operating income. The increased net income contributed to an increase in the Bank's ROA, 1.18% for the year ended March 31, 1996, up from 1.05% for the year previous. The Bank's ROE was also higher for the year ended March 31, 1996 at 12.52%, up from 12.06% for the year ended March 31, 1995.

         Net Interest Income. Net interest income for the year ended March 31, 1996 was $25.0 million, up $1.2 million versus the year ended March 31, 1995. The increase was primarily the result of the increase of $31.5 million in average earning assets from $539.8 million for the year ended March 31, 1995 to $571.3 million for the same period in 1996. Interest-bearing liabilities also increased during this same period, up $20.5 million. The net impact of these volume increases resulted in an increase in net interest income of $439 thousand. The remaining $807 thousand increase in net interest income is the result of generally higher interest rates. The effects of the 61 basis point increase in the rates earned on earning assets from 7.98% in 1995 to 8.59% in 1996 more than offset the effects of the 77 basis point increase in the rates paid on interest-bearing liabilities, from 3.93% in 1995 to 4.70% in 1996. The Bank's net interest margin for the year ended March 31, 1996 was 4.38%, virtually unchanged from 4.40% for the year ended March 31, 1995.

         Interest Income. Interest income for the year ended March 31, 1996, was $49.1 million, up from $43.1 million for the comparable period in 1995. The largest component of interest income, as well as the increase from 1995 to 1996, is interest on loans. Interest on loans increased from $35.1 million for the year ended March 31, 1995 to $40.8 million for the year ended March 31, 1996. Of the $5.6 million increase, rate increases accounted for $3.9 million, and volume increases accounted for the remainder. The average balance of loans increased $20.5 million to $444.6 million, while the yield on loans increased 89 basis points from 8.28% to 9.17%. This increase in the yield earned on loans was driven by increases in the balances of the higher yielding components of the loan portfolio. See "Business of the Bank - Consumer Lending". The increase in interest on loans was complemented by an increase in interest on securities available for sale, offset by a decrease in interest on investment securities. Interest income on securities available for sale increased $865 thousand while interest income on investment securities fell $441 thousand. Substantially all of the increases in interest income on securities available for sale are attributed to higher volume. The average balance of securities available for sale increased from $12.3 million for the year ended March 31, 1995 to $26.9 million for the year ended March 31, 1996. This increase in volume resulted in an increase in interest income of $977 thousand. This increase was offset by a decrease in the yield on securities available for sale of 82 basis points, resulting in a reduction of interest income on securities available for sale due to rate of $112 thousand. The average balance of investment securities decreased from $94.0 million in 1995 to $92.2 million in 1996, resulting in a $120 thousand decrease in interest income. A decrease in the rate on investment securities from 6.92% in the year ended March 31, 1995 to 6.57% in the year ended March 31, 1996 resulted in a reduction of interest income on investment securities of $321 thousand. The changes in volume and rate on other categories of interest earning assets were not significant.

         Interest Expense. Interest expense increased during the year ended March 31, 1996 to $24.1 million, up from $19.3 million for the comparable period in 1995. Substantially all of the Bank's interest expense is from the Bank's interest-bearing deposits. The largest category of interest-bearing deposits is time deposits. Interest on time deposits for the year ended March 31, 1996 was $16.7 million, up $5.9 million from the $10.8 million in 1995. This increase is the result of an increase in the average balance of time deposits, from $219.0 million in 1995 to $283.1 million in 1996, combined with an increase of 97 basis points in the rates paid on these deposits from 4.93% in 1995 to 5.90% in 1996. Interest expense on savings accounts decreased $l.2 million, from $5.5 million for the year ended March 31, 1995 to $4.3 million for the year ended March 31, 1996. This decrease is attributable to a decrease in the average balance of savings accounts (down $38.0 million) offset by an increase of 2 basis points in the rates paid on these savings accounts, from 3.29% to 3.31%. The decrease in savings accounts is attributable to customers seeking higher yielding investment alternatives. Interest expense on NOW/Money Market accounts increased $163 thousand from 1995 to 1996, almost entirely attributed to higher interest rates. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.

         Provision for Loan Losses. The provision for loan losses of $1.1 million for the year ended March 31, 1996 remained level with the $1.2 million provision in the year ended March 31, 1995.

This level of provision is attributed to the slight decline in net charge-offs from $899 thousand for the year ended March 31, 1995 to $774 thousand for the year ended March 31, 1996.

         Other Operating Income. Total other operating income for the year ended March 31, 1996 was $1.6 million, an increase of $103 thousand over the $1.5 million for the same period in 1995. Other operating income is composed primarily of service charges on deposit accounts ($1.0 million for each of the years ended March 31, 1996 and 1995) and loan servicing income (approximately $270 thousand for each of the years ended March 31, 1996 and 1995). There were no significant fluctuations in other categories of other operating income.

         Other Operating Expenses. Total other operating expenses decreased $1.0 million to $14.2 million for the year ended March 31, 1996, down from $15.2 million for the comparable period in 1995. An increase in compensation and benefits ($631 thousand) was offset by decreases in the FDIC assessment ($871 thousand), and OREO and repossessed property expenses ($503 thousand).

         The increase in compensation and benefits is the result of adding 2 new branches (the Bank's Greenport Price Chopper and Millerton, New York locations in June and August 1994, respectively) the increase in staff associated with the growth of the Bank's premium finance subsidiary, as well as general merit increases to the Bank's employees during the year ended March 31, 1996.

         The decrease in the FDIC assessment is the result of legislation which mandated a reduction in insurance rates when the Bank Insurance Fund achieved a 1.25% reserve ratio. That target was reached in May 1995, resulting in reduced premiums for the September 1995 and December 1995 quarters as well as a refund of premiums for the June 1995 quarter. The reduced premium level continued through the remainder of the year ended March 31, 1996.

         The decrease in OREO and repossessed property expenses during the year ended March 31, 1996 as compared to the year ended March 31, 1995 is the result of increased gains on sale of these properties during 1996, offset by slightly higher writedowns to fair value of OREO and repossessed property during this time period.

         Income Tax Expense. Income tax expense increased from $2.9 million for the year ended March 31, 1995 to $4.3 million for the comparable period in 1996. The increase is the result of more income before income tax expense, $11.3 million in 1996 as compared to $8.9 million in 1995 as well as a reduction in the Bank's deferred tax asset valuation allowance of $248 thousand and higher tax-exempt income during the year ended March 31, 1995.

FINANCIAL CONDITION

Comparison of December 31, 1997 and March 31, 1997

         Total assets at December 31, 1997 stood at $665.1 million, up $14.0 million, or 2.2% from the $651.0 million at March 31, 1997. Most of the increase was concentrated in the loan portfolio, which increased $18.9 million, ending December 31, 1997 at $511.9 million. This growth in loans was funded by an increase in deposits from $564.6 million on March 31, 1997 to $586.2 at December 31, 1997.

         Loans. The overall increase in total loans is primarily made up of increases in residential real estate, commercial real estate, manufactured home loans, and warehouse lines, offset by a decrease in commercial business loans. Although total residential real estate increased $4.0 million, the level of total residential real estate, as a percentage of total loans, remained relatively flat at 54.3%, down slightly from 55.6%. The growth in this portfolio is primarily a result of the Bank's decision to retain in its portfolio a limited amount of 15 to 20 year fixed rate residential real estate loans at a time when adjustable rate loans are less popular. Commercial real estate increased from $67.7 million at March 31, 1997, or 13.7% of total loans, to $73.9 million or 14.4% of total loans at December 31, 1997.

         Manufactured home loans increased $5.7 million from $92.7 million at March 31, 1997 to $98.3 million at December 31, 1997. The Bank utilizes a third party institution to forward mobile home loan applications to the Bank for underwriting and approval. In exchange for these loan referrals and other specified activities, the Bank pays the third party institution a premium that is capitalized and amortized over the estimated life of the loan originated. The warehouse line of credit represents a relationship with a mortgage broker in the Capital District area in which loans are funded via draws on the outstanding line. The line is repaid upon ultimate sale of the loan to unrelated third parties. The balance at December 31, 1997 was $7.1 million, up from $3.6 million at March 31, 1997. Commercial loans decreased $2.2 million to a balance of $13.9 million at December 31, 1997 from $16.1 million at March 31, 1997. Most of this decrease relates to a large lending relationship that was charged off during December 1997.

         Allowance for Loan Losses. The allowance for loan losses increased from $5.9 million at March 31, 1997 to $6.8 million at December 31, 1997, an increase of $884 thousand. This increase is the result of the $6.4 million provision for loan losses taken in the nine months ended December 31, 1997 offset by $5.5 million in net charge offs for the same period. The adequacy of the allowance for loan losses is evaluated monthly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. At December 31, 1997 the allowance for loan losses provided coverage of 41.2% of total nonperforming loans, up from 29.4% at March 31, 1997. The balance of the allowance is maintained at a level which is, in management's judgment, representative of the amount of risk inherent in the loan portfolio. See "Business of the Bank - Asset Quality - Allowance for Loan Losses."

         Securities Available for Sale and Investment Securities. The balances of securities available for sale and investment securities (collectively "securities") decreased from $45.6 million and $79.1 million, respectively, at March 31, 1997 to $43.3 million and $71.2 million, respectively, as of December 31, 1997. These decreases were driven by maturities and calls of these securities totaling $31.8 million during the nine months ended December 31, 1997, offset by purchases of securities totaling $21.0 million. Management's intention is to continue allowing investment securities to mature and paydown with the reinvestment of the proceeds primarily in the securities available for sale or loan portfolios. During the nine months ended December 31, 1997, loan demand was higher.

The proceeds were reinvested in loans and used to pay down short-term borrowings, resulting in an overall decrease in securities during this time period.

         Premises and Equipment. The balance of premises and equipment increased from $15.0 million at March 31, 1997 to $15.8 million at December 31, 1997. This increase was a result of approximately $1.7 million in expenditures relating to a new addition to the Bank's main office building to accommodate current and future growth, as well as the relocation of the Bank's Warren Street, Hudson branch to the first floor of the Bank's main office building. This relocation occurred on January 5, 1998. During the month of January 1998, the former branch building at Warren Street was sold resulting in a gain of approximately $450 thousand.

         OREO and Repossessed Property. The balance of OREO and repossessed property decreased from $3.4 million at March 31, 1997 to $l.1 million at December 31, 1997, a decrease of approximately $2.4 million. The majority of this decrease relates to the sale in November 1997 of the Bank's largest OREO property that had a balance of $2.4 million at March 31, 1997.

         Other Assets. The balance of other assets increased $2.6 million from $2.6 million at March 31, 1997 to $5.1 million at December 31, 1997. This increase is almost entirely a result of increases in the Bank's net deferred tax asset and the amount of prepaid taxes resulting from the timing of the Bank's estimated tax payments for Federal and state income taxes.


         Deposits. Total deposits increased $21.6 million, or 3.8%, from $564.6 million at March 31, 1997 to $586.2 million at December 31, 1997. Of this total increase, time deposits increased $7.9 million (2.6%), savings accounts increased $4.4 million (3.2%), NOW/money market accounts increased $1.7 million (1.8%), and non-interest bearing accounts increased $7.7 million (26.7%). During the nine months ended December 31, 1997, the Bank had a special 18-month CD campaign centered on the Bank's supermarket branches to celebrate the opening of its new Hillsdale branch. The addition of this branch, the CD campaign, and general seasonal fluctuations have resulted in the increases noted above.


         Short-term Borrowings. The balance of short-term borrowings decreased $10.6 million from $12.6 million at March 31, 1997 to $2.0 million at December 31, 1997. This decrease was driven by the proceeds generated by the maturities and calls of our securities portfolios as detailed above as well as the growth in the deposit balances.

         UDAG Payable. The balance of the Urban Development Action Grant ("UDAG") payable, which stood at $835 thousand at March 31, 1997, was satisfied in September 1997. The UDAG payable was a loan received from a local economic development agency during the original construction of the main office building in the early 1990's. This loan, which was to be repaid at the end of calendar year 2000, was repaid early in order to provide the economic development agency with the funds available to spur further economic growth in the City of Hudson, New York.

Comparison of March 31, 1997 and March 31, 1996

         Total assets at March 31, 1997 stood at $651.0 million, up $27.8 million, or 4.5%, from $623.2 million at March 31, 1996. Most of the increase was concentrated in the loan portfolio which increased $42.3 million, ending March 31, 1997 at $493.0 million, partially offset by a reduction in securities (securities available for sale and investment securities) of $9.7 million. This growth in loans was funded by an increase of $9.4 million in deposits from $555.2 million on March 31, 1996 to $564.6 at March 31, 1997, as well as an increase in short-term borrowings of $12.6 million. These increases as well as fluctuations in other asset and liability categories are discussed below.

         Loans. The overall increase in total loans is primarily made up of increases in residential real estate, manufactured home loans, and financed insurance premium loans, offset by decreases in the Bank's warehouse line of credit, commercial real estate and commercial business loans. Total residential real estate increased $32.9 million, or 13.7%, which increased the level of total residential real estate as a percentage of total loans from 53.5% at March 31, 1996 to 55.6% at March 31, 1997. The growth in this portfolio is primarily a result in the Bank's decision to retain in its portfolio a limited amount of fixed rate 15 and 20 year residential real estate loans. Manufactured home loans increased $12.3 million from $80.4 million at March 31, 1996 to $92.7 million at March 31, 1997. Financed insurance premiums are generated by the Bank's premium finance subsidiary. This loan category increased from $13.5 million or 3.0% of total loans at March 31, 1996 to $23.5 million or 4.8% of total loans at March 31, 1997. The increase in this category is a result of management's efforts to grow the Bank's investment in this area through marketing and new relationships with insurance agents located primarily in New York, New Jersey and Pennsylvania.

         The Bank's warehouse line of credit represents a relationship with a mortgage broker in the Capital District area in which loans are funded via draws on the outstanding line. The line is repaid upon ultimate sale of the loan to unrelated third parties. The balance outstanding on this line decreased from $11.8 million at March 31, 1996 to $3.6 million at March 31,1997. Commercial real estate fell slightly from $70.9 million at March 31, 1996 to $67.7 million at March 31, 1997. At March 31, 1997, commercial real estate represented 13.7% of total loans. Commercial business loans decreased $1.2 million to a balance of $16.1 million at March 31, 1997 from $17.4 million at March 31, 1996. Commercial business loans are loans to businesses which are either unsecured or are secured by non-real estate business assets.

         Allowance for Loan Losses. The allowance for loan losses increased from $3.5 million at March 31, 1996 to $5.9 million at March 31, 1997, an increase of $2.3 million. This increase is the result of the $3.8 million provision for loan losses taken in the year ended March 31, 1997 offset by $1.5 million in net charge offs for the same period. At March 31, 1997 the allowance for loan losses provided coverage of 29.4% of total non-performing loans, down slightly from 32.6% at March 31, 1996. The balance of the allowance is maintained at a level which is, in management's judgment, representative of the amount of risk inherent in the Bank's loan portfolio. See "Business of the Bank - Asset Quality
- Allowance for Loan Losses."

     Securities Available for Sale and Investment Securities. The balances of securities available for sale and investment securities (collectively "securities") decreased from $51.4 million and $83.0 million, respectively, at March 31, 1996 to $45.6 million and $79.1 million, respectively, as of March 31, 1997. These decreases during the year ended March 31, 1997 were driven by maturities and calls of these securities totaling $30.4 million and sales totaling $10.0 million, which were offset by purchases of securities totaling $30.9 million. During the year ended March 31, 1997, loan demand was higher, therefore more of the proceeds were reinvested in loans, resulting in an overall decrease in securities during this time period.

         Premises and Equipment. The balance of premises and equipment increased from $14.3 million at March 31, 1996 to $15.0 million at March 31, 1997. This increase was a result of expenditures relating to a new data processing system during November 1996.

         OREO and Repossessed Property. The balance of OREO and repossessed property increased from $1.7 million at March 31, 1996 to $3.4 million at March 31, 1997, an increase of approximately $1.7 million. This increase directly relates to the addition during the year ended March 31, 1997 of an OREO property that had a balance of $2.4 million at March 31, 1997.

         Deposits. Total deposits increased $9.4 million, or 1.7%, from $555.2 million at March 31, 1996 to $564.6 million at March 31, 1997. Of this total increase, time deposits increased $4.6 million (1.5%), savings accounts increased $6.1 million (4.7%), while NOW/Money market accounts and non-interest bearing accounts remained relatively flat.

         Short-term Borrowings. Short-term borrowings increased $12.6 during the year ended March 31, 1997. There were no short-term borrowings at March 31, 1996. This increase was a result of the growth in loan demand that exceeded the increase in deposit balances.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity


         Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Bank's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals or make new loans or investments. The Bank's liquid assets include cash and cash equivalents, investment securities that mature within one year, and its portfolio of securities available for sale. At December 31, 1997, the Bank's liquid assets as a percentage of deposits which have no withdrawal restrictions, time deposits which mature within one year, and short-term borrowings was 18.8%.

         The Bank's cash inflows result primarily from loan repayments, maturities, calls and pay downs of securities, new deposits, and to a lesser extent, drawing upon the Bank's credit lines with other financial institutions and the Federal Home Loan Bank of New York. The Bank's cash outflows are substantially new loan originations, securities purchases, and deposit withdrawals. The timing of cash inflows and outflows are closely monitored by management although changes in interest rates, economic conditions, and competitive forces strongly impact the predictability of these cash flows. The Bank attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network as well as with limited use of borrowings. Management believes that the level of the Bank's liquid assets combined with daily monitoring of cash inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of our depositors, and meet all other daily obligations of the Bank.

Capital

         Consistent with its goals to operate a sound and profitable financial organization, the Bank actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $67.4 million at December 31, 1997, 10.1% of total assets on that date. As of March 31, 1997 and 1996, total equity was $65.1 million and $59.6 million, respectively, or 10.0% and 9.6% of total assets at the respective dates. As of December 31, 1997, the Bank exceeded all of the capital requirements of the FDIC. The Bank's regulatory capital ratios at December 31, 1997 were as follows:
Tier I (leverage) capital, 10.1%; Tier I risk-based capital, 14.1%; and Total risk-based capital, 15.4%. The regulatory capital minimum requirements to be considered well capitalized are 5.0%, 6.0%, and 10.0% respectively.

IMPACT OF THE YEAR 2000


         The Bank has conducted a comprehensive review of its computer systems to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to address the issue. The Bank's data processing is performed primarily in-house; however software and hardware utilized is under maintenance agreements with third party vendors, consequently the Bank is very dependent on those vendors to conduct its business. The Bank has already contacted each vendor to request time tables for Year 2000 compliance and expected costs, if any, to be passed along to the Bank. To date, the Bank has been informed that its primary service providers anticipate that all reprogramming efforts will be completed by December 31, 1998, allowing the Bank adequate time for testing. Certain other vendors have not yet responded; however, and the Bank will pursue other options if it appears that these vendors will be unable to comply. Management does not expect these costs to have a significant impact on its financial position or results of operations; however, there can be no assurance that the vendors' systems will be Year 2000 compliant. Consequently, the Bank could incur incremental costs to convert to another vendor.

         The risks associated with this issue go beyond the Bank's own ability to solve Year 2000 problems. Should significant commercial customers fail to address Year 2000 issues effectively, their ability to meet debt service requirements could be impaired, resulting in increased credit risk and potential increases in loan charge offs. In addition, should suppliers of critical services fail in their efforts to become Year 2000 compliant, or if significant third party interfaces fail to be compatible with the Bank's or fail to be Year 2000 compliant, it could have significant adverse affects on the operations and financial results of the Bank.

IMPACT ON INFLATION AND CHANGING PRICES


         The Bank's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Bank's operations. Unlike most industrial companies, nearly all assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent as the price of goods and services.


IMPACT OF NEW ACCOUNTING STANDARDS


         In November 1993, the AICPA issued Statement of Position 93-6 ("SOP 93-6"), "Employers' Accounting for Employee Stock Ownership Plans," which is effective for years beginning after December 15, 1993. SOP 93-6 requires the measure of compensation expense recorded by employers for leveraged ESOPs to be the fair value of ESOP shares. The Holding Company has adopted an ESOP in connection with the Conversion, which is expected to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. Under SOP 93-6, the Holding Company will recognize compensation cost equal to the average fair value of the ESOP shares during the periods in which they become committed to be released. Employers with internally leveraged ESOPs such as the Holding Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. The effects of SOP 93-6 on future operating results cannot be determined at this time.

         In November 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Holding Company to choose either a new fair value based method or the Accounting Principles Board ("APB") Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied in financial statements of companies that follow accounting for such arrangements under APB Opinion 25. SFAS No. 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS No. 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights). The Statement also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The Holding Company expects to utilize the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Holding Company's consolidated financial statements.

     In February 1997, the FASB issued SFAS No. 128,"Earnings per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share
(EPS). This Statement supersedes APB Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation.


         Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Unvested restricted stock awards are considered outstanding common shares and included in the computation of basic EPS as of the date that they are fully vested. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Holding Company will adopt this Statement for all financial statements prepared after the Conversion.


         In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure", which establishes standards for disclosure about an entity's capital structure. In accordance with SFAS No. 129, companies will be required to provide in the financial statements a complete description of all aspects of their capital structure, including call and put features, redemption requirements and conversion options. The disclosures required by SFAS No. 129 are for financial statements for periods ending after December 15, 1997. Management anticipates providing the required information in the March 31, 1998 consolidated financial statements.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and displaying comprehensive income. SFAS No. 130 states that comprehensive income includes the reported net income of an enterprise adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This Statement is effective for both interim and annual periods after December 15, 1997. Management anticipates developing the required information in accordance with this new Statement.


         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for periods beginning after December 15, 1997. At this time, management does not anticipate that the adoption of this Statement will significantly impact the Holding Company's financial reporting.


     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends the disclosure requirements of SFAS No. 87,

"Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for
Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Statement No. 132 standardizes the disclosure requirements of Statements No. 87 and No. 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provisions provided for in Statements No. 87, No. 88, or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the March 31, 1999 consolidated financial statements.


                         BUSINESS OF THE HOLDING COMPANY

         The Holding Company, a Delaware corporation, was organized on March 5, 1998 at the direction of the Board of Trustees of the Bank for the purpose of owning all of the outstanding capital stock of the Bank upon consummation of the Conversion. Upon consummation of the Conversion, the Holding Company, as the sole stockholder of the Bank, will be a savings and loan holding company regulated by the OTS. See "Regulation - The Holding Company."

         The Holding Company is currently not an operating company. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Holding Company will initially invest the proceeds of the Conversion primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, equity securities, deposits of or loans to the Bank or a combination thereof. In addition, the Holding Company intends to fund the loan to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation. See "Use of Proceeds." In the future, the Holding Company may acquire or organize other operating subsidiaries, including other financial institutions, or it may merge with or acquire other financial institutions and financial services related companies, although there are no current plans for any such expansion. Initially, the Holding Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Bank. The Holding Company does not currently intend to employ any persons other than certain officers of the Bank who will not be separately compensated by the Holding Company. The Holding Company may utilize the support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Holding Company expands its business in the future.

                              BUSINESS OF THE BANK

General

         The Bank is a community-oriented mutual savings bank which was chartered by the State of New York in 1850. The principal business of the Bank consists of attracting retail deposits from the general public and using those funds, together with funds from operations and, to a much lesser extent, borrowings, to originate primarily residential mortgage loans, including home equity loans, and, to a lesser extent, manufactured home loans, financed insurance premiums and other consumer loans, commercial real estate, construction and commercial business loans. The Bank originates its loans in the Bank's primary market area, with the exception of manufactured home loans, which are primarily originated outside the Bank's primary market area including states contiguous with New York, and financed insurance premiums, which are originated primarily in New York, New Jersey and Pennsylvania. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Bank also invests in corporate debt securities and U.S. Government and agency obligations. Revenues are derived primarily from interest on loans and securities.


         HCSI offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposit accounts are insured up to applicable limits by the FDIC. The Bank only solicits deposits in its primary market area and does not have brokered deposits. HCSI is a member of the Federal Home Loan Bank of New York.

         Following the Conversion the Bank will have a leverage capital ratio of 17.01% assuming the sale of Common Stock at the maximum of the estimated valuation range. While the Bank has no specific plans at this time to utilize the increased capital to expand its lending operations and geographical presence, the Bank will consider opportunities to increase its market presence through both lending operations and geographical expansion in an effort to utilize its excess capital in the future.


Market Area

         The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. HCSI's primary market area is comprised of Columbia, Albany and Rensselaer Counties in New York and portions of Dutchess and Schenectady Counties in New York, which are serviced through the Bank's main office and eleven other full service banking offices and one loan production office. The Bank's main office and six of its branch offices are located in Columbia County. Based on the most recent information available, the Bank had approximately 59.5% of total bank and thrift deposits in Columbia County.

         HCSI's primary market area consists principally of suburban and rural communities with service, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest type of employment in the Bank's primary market area, with jobs in wholesale/retail trade accounting for the second largest employment sector. Management believes that its market area continues to show economic weakness with declining real estate values.

Lending Activities

     General. The Bank primarily originates fixed- and adjustable-rate, residential mortgage loans, including home equity loans, secured by the borrower's primary residence. Currently, the Bank's general practice is to originate fixed-rate mortgage loans with terms between 15 and 30 years and to sell substantially all 30-year fixed rate mortgage loans on the secondary market. The Bank generally retains 15 and 20-year fixed rate mortgage loans in its portfolio. The Bank also originates to a lesser extent commercial real estate, manufactured home, financed insurance premiums and other consumer loans, construction and commercial business loans. In-market loan originations are generated by the Bank's marketing efforts, which include print, radio and television advertising, lobby displays and direct contact with local civic and religious organizations, as well as by the Bank's present customers, walk-in customers and referrals from real estate agents, brokers and builders. The marketing for manufactured home loans is conducted through Tammac Corporation with which the Bank has an agreement relating to such loans. The marketing for financed insurance premiums is conducted through the Bank's premium finance subsidiary. See "--Consumer Lending." At December 31, 1997, the Bank's total loan portfolio totaled approximately $511.9 million.

         The Bank originates fixed and adjustable rate consumer loans. Adjustable rate mortgage ("ARM") and consumer loans are originated in order to increase the percentage of loans with more frequent terms to repricing or shorter maturities than long-term fixed-rate, residential mortgage loans. See "--Loan Portfolio Composition" and "--Residential Real Estate Lending."

         Loan applications are initially considered and approved at various levels of authority, depending on the type and amount of the loan. Bank employees with lending authority are designated, and their lending limit authority defined, by the Board of Trustees of the Bank. The approval of the Bank's Board of Trustees is required for any loans over $250,000. Pursuant to the Bank's lending policy, senior lending officers may approve loans up to $250,000. The Bank generally requires personal guarantees for all commercial loans.

         At December 31, 1997, the Bank's largest lending relationship consisted of a commitment to lend up to $10 million pursuant to a warehouse line of credit to a mortgage banker for residential mortgages. The line of credit is secured by assignments of the underlying mortgages. The next largest lending relationship consisted of five loans aggregating approximately $4.0 million primarily secured by a nursing home. The third largest lending relationship consisted of two loans totaling approximately $3.5 million secured by a medical office facility. The fourth largest lending relationship consisted of three loans totaling approximately $2.3 million secured by a commercial shopping plaza. The fifth largest lending relationship was a $2.4 million loan secured by a hotel. Subsequent to December 31, 1997, the Bank extended additional credit to this borrower to finance the construction of an adjoining restaurant, which increased the size of this lending relationship to $4.0 million. As of December 31, 1997, each of the five relationships discussed above were performing in accordance with their applicable terms.


         The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board ("FRB"), and tax policies.

     Loan Portfolio Composition. The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.



                                            December 31,                                  March 31,
                                                1997                    1997                1996                  1995

                                        Amount    Percent     Amount   Percent      Amount       Percent   Amount     Percent
                                                                                (Dollars in Thousands)
Real Estate Loans:
Residential mortgage..............   $250,649       48.96%   $246,462      49.99%   $214,226      47.53%   $225,437    51.37%
Home equity.......................     27,441        5.36      27,630       5.60      26,936       5.98      27,938     6.37
                                      -------    --------      ------   --------    --------     ------    --------   ------
   Total residential real estate      278,090       54.32     274,092      55.59     241,162      53.51     253,375    57.74
Commercial........................     73,902       14.44      67,697      13.73      70,854      15.72      70,328    16.02
Construction......................      3,980        0.78       2,725       0.55       4,317       0.96       6,446     1.47
                                      -------    --------      ------   --------    --------     ------    --------   ------ -
  Total real estate loans.........    355,972       69.54     344,514      69.87     316,333      70.19     330,149    75.23

Consumer loans:
Manufactured home loans...........     98,307       19.20      92,651      18.79      80,399      17.84      72,184    16.45
Financed insurance premiums(1)         23,395        4.57      23,535       4.78      13,503       3.00       8,674     1.98
Other consumer loans..............     12,140        2.37      11,577       2.35      10,155       2.25       8,448     1.93
                                      -------    --------     -------   --------    --------     ------    --------   ------
  Total consumer loans............    133,842       26.14     127,763      25.92     104,057      23.09      89,306    20.36

Commercial business loans.........     13,907        2.72      16,146       3.27      17,393       3.86      13,821     3.15
Warehouse lines of credit.........      7,062        1.38       3,567       0.72      11,797       2.62       4,599     1.05

Net deferred loan costs and
  unearned discount...............      1,115        0.22       1,029       0.22       1,091       0.24       1,000     0.21
                                    ---------    --------     -------   --------    --------     ------    --------   --------

Total loans.......................    511,898      100.00%    493,019     100.00%    450,671     100.00%    438,875   100.00%
                                                   ======                 ======                 ======               ======
Less:
Allowance for loan losses.........    (6,756)                 (5,872)                (3,546)                (3,187)
                                   ----------                 -------              ---------               --------
  Total loans receivable, net.....   $505,142                $487,147               $447,125               $435,688
                                     ========                ========               ========               ========

-------------------
(1) Includes personal as well as commercial insurance premiums.


                                                      March 31,
                                            1994                  1993

                                      Amount   Percent     Amount    Percent
Real Estate Loans:
Residential mortgage..............  203,819        49.83%    186,874     47.94%
Home equity.......................   26,620         6.51      25,540      6.55
                                  ---------     --------   ---------   -------
   Total residential real estate    230,439        56.34     212,414     54.49
Commercial........................   65,571        16.03      59,268     15.20
Construction......................    9,899         2.42      11,159      2.86
                                  ---------     --------    --------   -------
  Total real estate loans.........  305,909        74.79     282,841     72.55

Consumer loans:
Manufactured home loans...........   65,285        15.96      78,858     20.23
Financed insurance premiums(1)        7,098         1.74       5,248      1.35
Other consumer loans..............    7,789         1.90       9,727      2.50
                                   --------     --------   ---------   -------
  Total consumer loans............   80,172        19.60      93,833     24.08

Commercial business loans.........   12,827         3.14       8,086      2.07
Warehouse lines of credit.........    9,520         2.33       8,901      2.28

Net deferred loan costs and
  unearned discount...............      561         0.14     (3,856)      (.98)
                                  ---------     -------------------    -------

Total loans.......................  408,989       100.00%    389,805    100.00%
                                                  ======                ======
Less:
Allowance for loan losses.........  (2,917)                  (1,999)
                                   --------               ----------
  Total loans receivable, net..... $406,072                 $387,806
                                   ========                 ========

         The following table shows the composition of the Bank's loan portfolio by fixed-and adjustable-rate loans as of December 31, 1997.




                                                            December 31,
                                                                1997
                                                        Amount      Percent
                                                      (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
Residential(1) ....................................  $  74,528        14.56%
Commercial.........................................     28,556         5.58
                                                    ----------     --------
  Total real estate loans..........................    103,084         20.14
Consumer:
Manufactured home loans............................     47,175          9.21
Financed insurance premiums........................     23,395          4.57
Other consumer loans...............................     12,140          2.37
                                                    ----------      --------
  Total consumer loans.............................     82,710         16.15
Commercial business loans .........................      2,084          0.41
                                                   -----------      --------
   Total fixed-rate loans..........................    187,878         36.70

Adjustable-Rate Loans
Real estate:
Residential(1).....................................    203,562         39.76
Construction.......................................      3,980          0.78
Commercial.........................................     45,346          8.86
                                                    ----------      --------
  Total real estate loans..........................    252,888         49.40
Consumer:
Manufactured home loans............................     51,132          9.99
Other consumer loans...............................        ---           ---
                                                   -----------        ------
  Total consumer loans.............................     51,132          9.99
Commercial business loans(2).......................     18,885          3.69
                                                    ----------      --------
  Total adjustable-rate loans......................    322,905         63.08

  Net deferred loan costs and unearned discount....      1,115          0.22
                                                    ----------      --------

  Total loans......................................    511,898        100.00%
                                                                      ======

Less:
Allowance for loan losses..........................    (6,756)
                                                   ----------
  Total loans receivable, net......................   $505,142
                                                      ========

 -----------------
 (1) Includes home equity loans.
 (2) Includes warehouse lines of credit.

         The following table illustrates the contractual maturity of the Bank's loan portfolio at December 31, 1997. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.


                                                                              Consumer Loans
                                       Real Estate Loans


                                Residential  Commercial   Commercial    Manu-        Financed        Other
                                Real         Real         Business       factured    Insurance       Consumer
                                Estate(1)    Estate       Loans(2)      Home Loans   Premiums        Loans     Total

                                                          (Dollars in Thousands)

Amounts  Due:
0 months to 1 year...........   $ 5,706      $11,843      $12,986          $ 222      $23,395       $ 3,174   $57,326

After 1 year:
  1 to 2 years...............     1,165        6,217          707            304          ---         1,227     9,620
  2 to 3 years...............       998        7,213        2,524            608          ---         2,425    13,768
  3 to 5 years...............     6,649       24,280        2,707          2,096          ---         4,287    40,019
  5 to 10 years .............    17,895       13,219        2,045         15,477          ---           811    49,447
  10 to 15 years.............    59,037        4,245          ---         42,422          ---           213   105,917
  Over 15 years..............   190,620        6,885          ---         37,178          ---             3   234,686
                              ---------     --------      -------        -------      -------       -------   -------
Total due after one year.....   276,364       62,059        7,983         98,085          ---         8,966   453,457
                              ---------     --------    ---------       --------      -------       -------   -------
Total amount due.............  $282,070      $73,902     $ 20,969        $98,307      $23,395       $12,140   510,783
                               ========      =======     ========        =======      =======       =======
Net deferred loan costs
  and unearned discount......                                                                                   1,115
                                                                                                              --------
     Total loans.............                                                                                 511,898
Less:
Allowance for loan losses....                                                                                 (6,756)
                                                                                                              --------
  Total loans receivable, net                                                                                 $505,142
                                                                                                              ========


(1) Includes home equity and construction loans.
(2) Includes warehouse lines of credit.

         The following table sets forth the dollar amounts in each loan category at December 31, 1997 that are contractually due after December 31, 1998, and whether such loans have fixed interest rates or adjustable interest rates.


                                             Due after December 31, 1998
                                           Fixed     Adjustable      Total
                                                      (In Thousands)

Residential real estate(1).......        $ 74,222     $202,142     $276,364
Commercial real estate...........          23,671       38,388       62,059
Commercial business loans(2).....           1,884        6,099        7,983
Manufactured home loans..........          47,135       50,950       98,085
Other consumer loans.............           8,966          ---        8,966
                                      -----------   ----------    ---------
    Total........................        $155,878     $297,579     $453,457
                                         ========     ========     ========

(1) Includes home equity loans.
(2) Includes warehouse lines of credit.

Residential Real Estate Lending

         HCSI's residential real estate loans consist of primarily one- to four-family, owner occupied mortgage loans, including home equity loans. At December 31, 1997, $278.1 million, or 54.3% of HCSI's total loans consisted of residential first mortgage loans and home equity loans. Of such loans, $27.4 million, or 5.4% of total loans receivable, consisted of home equity loans secured by the borrower's primary residence. At December 31, 1997, approximately $74.5 million of HCSI's residential first mortgage loans and home equity loans provided for fixed rates of interest and for repayment of principal over a fixed period not to exceed 30 years. HCSI does not originate fixed-rate loans for terms longer than 30 years. HCSI's fixed-rate residential mortgage loans and home equity loans are priced competitively with the market. Accordingly, HCSI attempts to distinguish itself from its competitors based on quality of service.

         HCSI generally underwrites its fixed-rate residential first mortgage loans using accepted secondary market standards. The Bank sells substantially all fixed-rate residential mortgage loans it originates with terms in excess of 20 years to the secondary market, and continues to service substantially all the loans it sells. HCSI generally holds for investment all adjustable and 15 and 20 year fixed residential first mortgage loans it originates. In underwriting residential first mortgage loans, HCSI evaluates, among other things, the borrower's ability to make monthly payments and the value of the property securing the loan. Properties securing real estate loans made by HCSI are appraised by independent fee appraisers approved by the Bank's Board of Trustees. HCSI requires borrowers to obtain title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan.

         The Bank currently offers one- and three-year residential ARM loans with an interest rate that adjusts annually in the case of one-year ARM loans, and every three years in the case of a three-year ARM loan, based on the change in the relevant United States Treasury index. These loans provide for up to a 2.0% periodic cap and a lifetime cap of 6.0% over the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as the Bank's cost of funds. Borrowers of one-year residential ARM loans are generally qualified at a rate of 2.0% above the initial interest rate. The Bank offers ARM loans that are convertible into fixed-rate loans with interest rates based upon the then current market rates. ARM loans generally pose greater credit risks than fixed-rate loans, primarily because as interest rates rise, the required periodic payment by the borrower rises, increasing the potential for default. However, as of December 31, 1997, the Bank had not experienced higher default rates on these loans relative to its other loans. See "--Asset Quality-Non-Performing Assets."

         The Bank's residential mortgage loans do not contain prepayment penalties and do not permit negative amortization of principal. Real estate loans originated by the Bank generally contain a "due on sale" clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property. The Bank has waived the due on sale clause on loans held in its portfolio from time to time to permit assumptions of the loans by qualified borrowers.

         Generally, HCSI does not originate residential mortgage loans where the ratio of the loan amount to the value of the property securing the loan (i.e., the "loan-to-value" ratio) exceeds 95%, although HCSI may lend up to 97% of the value of the property securing the loan. If the loan-to-value ratio exceeds 80%, HCSI generally requires that the borrower obtain private mortgage insurance in amounts intended to reduce the Bank's exposure to 80% or less of the lower of the appraised value or the purchase price of the property securing the loan. See "--Loan Originations Sales."

         HCSI's home equity loans and lines of credit are secured by a lien on the borrower's residence and generally do not exceed $250,000. HCSI uses the same underwriting standards for home equity loans as it uses for residential mortgage loans. Home equity loans are generally originated in amounts which, together with all prior liens on such residence, do not exceed 80% of the appraised value of the property securing the loan. The interest rates for home equity loans and lines of credit either float at a stated margin over the prime rate or have fixed interest rates. Home equity lines of credit require interest and principal payments on the outstanding balance for the term of the loan. The terms of the Bank's home equity lines of credit are generally five years, with a 15-year payback period. The Bank also has home equity lines of credit with terms of ten years, with a 20-year payback period; such lines of credit are not frequently utilized. As of December 31, 1997, HCSI had $27.4 million, or 5.4% of the Bank's total loan portfolio outstanding, in home equity loans and lines of credit, with an additional $11.9 million of unused home equity lines of credit.

Commercial Real Estate Lending

         The Bank has engaged in commercial real estate lending secured primarily by apartment buildings, office buildings, motels, nursing homes, strip shopping centers and mobile home parks located in the Bank's primary market area. At December 31, 1997, the Bank had $73.9 million of commercial real estate loans, representing 14.4% of the Bank's total loan portfolio.

         Commercial real estate loans generally have adjustable rates and terms to maturity that do not exceed 25 years. HCSI's current lending guidelines generally require that the property securing a loan generate net cash flows of at least 125% of debt service after the payment of all operating expenses, excluding depreciation, and the loan-to-value ratio not exceed 75% on loans secured by such properties. As a result of a decline in the value of some properties in the Bank's primary market area and due to economic conditions, the current loan-to-value ratio of some commercial real estate loans in the Bank's portfolio may exceed the initial loan-to-value ratio, and the current debt service ratio may exceed the initial debt service ratio. Adjustable rate commercial real estate loans provide for interest at a margin over a designated index, often a designated prime rate, with periodic adjustments, generally at frequencies of up to five years. In underwriting commercial real estate loans, the Bank analyzes the financial condition of the borrower, the borrower's credit history, the reliability and predictability of the net income generated by the property securing the loan and the value of the property itself. The Bank generally requires personal guarantees of the borrowers in addition to the security property as collateral for such loans. Appraisals on properties securing commercial real estate loans originated by the Bank are performed by independent fee appraisers approved by the Board of Trustees.

         Commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired and the value of the property may be reduced.

Construction Lending

         HCSI makes construction loans to individuals for the construction of their personal residences. The Bank has occasionally made loans to builders for the construction of homes. The Bank generally requires construction stage inspections before funds may be released to borrowers pursuant to such loans. Such inspections are generally performed by Bank personnel or independent fee appraisers approved by the Bank's Board of Trustees.

         At December 31, 1997, the Bank's construction loan portfolio totaled $4.0 million, or .8% of its total loan portfolio. Substantially all of these construction loans were to individuals intending to occupy the homes being constructed and were secured by properties located within the Bank's primary market area. Although no construction loans were classified as non-performing as of December 31, 1997, such loans do involve a higher level of risk than conventional residential mortgage loans. For example, if a project is not completed and the borrower defaults, HCSI may have to hire another contractor to complete the project at a higher cost.

Consumer Lending

         HCSI offers a variety of secured and unsecured consumer loans, including manufactured home loans (loans secured by prefabricated or mobile homes which serve as the borrower's dwelling), financed insurance premiums and, to a lesser extent, lines of credit and loans secured by automobiles. Substantially all of the Bank's manufactured home loans and financed insurance premium loans are originated outside the Bank's primary market area. The balance of the Bank's consumer loans are originated inside the Bank's market area. At December 31, 1997, the Bank's consumer loan portfolio totaled $133.8 million, or 26.1% of the Bank's total loan portfolio.

         The underwriting standards employed by the Bank for consumer loans other than financed insurance premiums generally include a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is the primary consideration, the underwriting process also includes a comparison of the value of the property securing the loan, if any, in relation to the proposed loan amount. For information regarding underwriting of financed insurance premiums, see "- Financed Insurance Premiums."

         Manufactured Home Loans. In order to expand its origination of manufactured home lending, the Bank is party to an agreement with Tammac Corporation ("Tammac"), pursuant to which Tammac solicits manufactured home loan applications on behalf of the Bank. Under the agreement, the Bank may refuse to accept for any reason any application referred to it by Tammac. Tammac provides certain collection services to the Bank, which include, for any loan that is more than 30 days past due, attempting to cause the borrower to pay delinquent installments and to bring his or her delinquent loan payments up to date. Tammac also provides repossession and liquidation services, at the direction of the Bank, for certain delinquent loans. Tammac is paid a fixed percentage of the amount financed by the borrower and does not receive additional compensation for collection, repossession or any other services provided to the Bank. Substantially all of the manufactured home loans originated by the Bank have been referred to it by Tammac. See "Risk Factors--Source of Manufactured Home Loan Applications."

         Manufactured home loans represent the largest component of the Bank's consumer loan portfolio. At December 31, 1997, the Bank's portfolio of manufactured home loans totaled $98.3 million, or 19.2% of its total loan portfolio. HCSI's manufactured home loans are typically originated at a higher rate than residential first mortgage loans, and generally have terms of up to 20 years. Historically, HCSI's manufactured home loans have been made with both fixed and adjustable rates of interest. Currently, however, the Bank originates only fixed rate manufactured home loans. The Bank's adjustable-rate manufactured home loans typically have an interest rate of 4% above the one year United States Treasury index, adjusted annually, with a 2% maximum annual adjustment and a 16% interest rate cap. The initial interest rate represents the floor. Because the loan may be based on the cost of the manufactured home as well as improvements and because manufactured homes may decline in value due to wear and tear following their initial sale, the value of the collateral securing a manufactured home loan may be substantially less than the loan balance. At the time of origin, inspections are made to substantiate current market values on all manufactured homes.

         Financed Insurance Premiums. The second largest component of the Bank's consumer loan portfolio is financed insurance premiums. The Bank conducts such lending through a general partnership known as Premium Payment Plan ("PPP") in which Hudson City Associates, Inc., a wholly owned subsidiary of the Bank, holds a 65% ownership interest. The remaining 35% interest is held by F.G.O. Corporation, which is responsible for the marketing of PPP's business. Hudson City Associates receives 65% of any profits but absorbs 100% of any losses of
PPP. No profit distributions are made to F.G.O. Corporation until any past losses have been recouped. PPP is currently licensed to provide insurance premium financing in nine states, but does business primarily in New York, New Jersey and Pennsylvania. Management estimates that approximately 75% of premiums financed are for non-standard and sub-standard (assigned risk) personal automobile insurance and the remaining 25% are for various commercial lines of insurance. Interest rates charged on these loans are substantially higher than those charged on other types of loans. Terms on these loans are primarily eight months.

         The Bank has experienced a relatively high level of delinquencies in its financed insurance premium portfolio resulting in higher charge-offs. See "--Asset Quality - Non-Performing Assets." The Bank may continue to experience a high level of delinquencies and charge-offs in this class of loans due to the nature of this type of lending. The underwriting of these loans is generally not based upon the credit risk of the borrower. In the typical case, Bank funds are advanced to the insurance company for the full amount of the premium upon receipt of a down payment from the insured. If the insured defaults on the loan, the Bank sustains a loss to the extent the premium has been earned by (and is therefore unrecoverable from) the insurance company. The Bank's most significant exposure to loss occurs when the initial insurance premium quoted by an insurance broker, and used as the basis for the loan and the related down payment, is increased by the underwriting insurance company subsequent to making the loan. In these instances, if the borrower decides not to pay the increased premium amount, the Bank is left with an insufficient down payment, relative to the increased premium, and little or no collateral in the way of insurance premiums refundable by the insurance company. Accordingly, writing financed insurance premiums through insurance brokers who accurately quote the initial insurance premium is critical to this type of lending. At December 31, 1997, the Bank had $23.4 million of financed insurance premiums through PPP, representing 4.6% of the Bank's total loan portfolio.

         Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by assets which may decline in value. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of high initial loan-to-value ratios, repossession, rehabilitation and carrying costs, and the greater likelihood of damage, loss or depreciation of the property, and thus are more likely to be affected by adverse personal circumstances. In the case of manufactured home loans, which may have loan balances in excess of the resale value of the collateral, borrowers may abandon the collateral property making repossession by the Bank and subsequent losses more likely. The application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans, including manufactured home loans.

Commercial Business Lending

         At December 31, 1997, commercial business loans comprised $13.9 million, or 2.7% of the Bank's total loan portfolio. Most of the Bank's commercial business loans have been extended to finance local businesses and include primarily short term loans to finance machinery and equipment purchases, inventory and accounts receivable. Commercial business loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital needs.

         The terms of loans extended on machinery and equipment are based on the projected useful life of such machinery and equipment, generally not to exceed seven years. Lines of credit are available to borrowers provided that the outstanding balance is paid in full (i.e., the credit line has a zero balance) for at least 30 days every year. All lines of credit are reviewed on an annual basis. In the event the borrower does not meet this 30 day requirement, the line of credit may be terminated and the outstanding balance may be converted into a fixed term loan. The Bank has a few standby letters of credit outstanding which are offered at competitive rates and terms and are generally on a secured basis.

         Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions). The Bank's commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         HCSI's commercial business lending policy includes credit file documentation and analysis of the borrower's background, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of HCSI's current credit analysis. The Bank generally obtains personal guarantees on its commercial business loans. Nonetheless, such loans are believed to carry higher credit risk than more traditional savings bank loans.

         Warehouse Lines of Credit. The Bank maintains a $10.0 million warehouse line of credit with a mortgage banker located in the Capital District area of New York. The mortgage banker primarily originates residential real estate loans in the Bank's market area. The line of credit is secured by assignments of the underlying mortgages. At December 31, 1997, the Bank had $7.1 million outstanding under this warehouse line of credit.

Loan Originations and Sales

         Mortgage and commercial loan originations are developed from the continuing business with depositors and borrowers, soliciting realtors and other brokers and walk-in customers. Residential and commercial loans are originated by the Bank's staff of salaried and commissioned loan officers. Manufactured home loans are originated indirectly through Tammac Corporation (see "- Consumer

Lending - Manufactured Home Loans.") and financed insurance premiums are originated through a partnership of the Bank's wholly owned subsidiary, Hudson City Associates, Inc. and its relationship with insurance brokers (see "- Consumer Lending - Financed Insurance Premiums.")

         While the bank originates both fixed- and adjustable-rate loans, its ability to originate loans is dependent upon demand for loans in the markets in which it serves. Demand is affected by the applicable local economies and the interest rate environment. The Bank generally retains new 15 and 20 year fixed-rate and 30 year adjustable-rate real estate loans in its portfolio. To reduce its vulnerability to changes in interest rates, the Bank's general practice is to sell in the secondary market all conforming fixed rate residential loans with maturities of greater than 20 years. The Bank's general practice is to retain servicing on the loans it sells. At December 31, 1997, the Bank serviced approximately $56.2 million of loans for others.

         For the nine months ended December 31, 1997, the Bank originated $155.8 million of loans. During the year ended March 31, 1997, the Bank originated $196.8 million of loans, compared to $127.0 million in fiscal 1996.

         In periods of economic uncertainty, the Bank's ability to originate large dollar volumes of loans with acceptable underwriting characteristics may be substantially reduced or restricted which may result in a decrease in operating earnings.

         The following table shows the loan origination and repayment activities of the Bank for the periods indicated.


                                               Residential   Commercial    Commercial    Warehouse                   Financed
                                               Real Estate  Real Estate      Business     Lines of  Manufactured    Insurance
                                                 Loans(1)      Loans        Loans       Credit(2)    Home Loans      Premiums

                                                                                                        (In Thousands)


Balance as of March 31, 1995................      $259,821      $70,328       $13,821     $  4,599       $72,184       $8,674


Add: loan originations, other advances and
  transfers.................................        27,246        9,145        16,997        7,198        23,402       34,417

Less: principal repayments and other               (41,477)      (8,524)      (13,425)         ---       (14,815)     (29,015)
 reductions.................................

Less: charge-offs...........................          (111)         (95)          ---          ---          (372)        (573)
                                                 ---------    ---------    ---------- ------------    ----------   ----------

Balance as of March 31, 1996................       245,479       70,854        17,393       11,797        80,399       13,503


Add: loan originations, other advances and
  transfers.................................        68,086       14,030        13,201          ---        26,773       63,932

Less: principal repayments and other               (36,586)     (16,733)      (14,321)      (8,230)      (14,305)     (52,830)
 reductions.................................

Less: charge-offs...........................          (162)        (454)         (127)         ---          (216)      (1,070)
                                                 ---------     --------     --------- ------------    ----------       ------

Balance as of March 31, 1997................       276,817       67,697        16,146        3,567        92,651       23,535


Add: loan originations, other advances and
  transfers.................................        49,879       12,160        11,601        3,495        17,222       54,233

Less: principal repayments and other               (44,235)      (4,722)      (11,531)         ---       (11,235)     (52,765)
 reductions.................................

Less: charge-offs...........................          (391)      (1,233)       (2,309)         ---          (331)      (1,608)
                                                ----------    ---------     --------- ------------    ----------   ----------

Balance as of December 31, 1997.............      $282,070      $73,902       $13,907     $  7,062       $98,307      $23,395
                                                  ========      =======       =======     ========       =======      =======


                                                                          Net Deferred
                                                    Other                 Loan Costs
                                                   Consumer               and Unearned      Total
                                                    Loans      Subtotals     Discount       Loans


Balance as of March 31, 1995................         $8,448     $437,875        $1,000     $438,875
                                                                                ======     ========

Add: loan originations, other advances and
  transfers.................................          8,601      127,006

Less: principal repayments and other                 (6,848)    (114,104)
 reductions.................................

Less: charge-offs...........................            (46)      (1,197)
                                                   --------   ----------

Balance as of March 31, 1996................         10,155      449,580        $1,091     $450,671
                                                                                ======     ========

Add: loan originations, other advances and
  transfers.................................         10,749      196,771

Less: principal repayments and other                 (9,286)    (152,291)
 reductions.................................

Less: charge-offs...........................            (41)      (2,070)
                                                   --------   ----------

Balance as of March 31, 1997................         11,577      491,990        $1,029     $493,019
                                                                                ======     ========

Add: loan originations, other advances and
  transfers.................................          7,189      155,779

Less: principal repayments and other                 (6,545)    (131,033)
 reductions.................................

Less: charge-offs...........................            (81)      (5,953)
                                                  ---------   ----------

Balance as of December 31, 1997.............        $12,140     $510,783        $1,115     $511,898
                                                    =======     ========        ======     ========


(1)  Includes home equity and construction loans.
(2)  Activity represents the net drawdowns and repayments.

Asset Quality

         Delinquency Procedures. When a borrower fails to make a required payment on a residential mortgage loan, the Bank attempts to cure the deficiency by contacting the borrower. Written contacts are made after payment is 15 days past due and, in most cases, deficiencies are cured promptly. If the delinquency is not cured by the 30th day, the Bank attempts to contact the borrower by telephone to arrange payment of the delinquency. If these efforts have not resolved the delinquency within 45 days after the due date, a second written notice is sent to the borrower, and on the 60th day a notice is sent to the borrower warning that foreclosure proceedings will be commenced unless the delinquent amount is paid. If the delinquency has not been cured within a reasonable period of time after the foreclosure notice has been sent, the Bank may obtain a forbearance agreement or may institute appropriate legal action to foreclose upon the property. If foreclosed, property collateralizing the loan is sold at a public sale and may be purchased by the Bank. If the Bank is in fact the successful bidder at the foreclosure sale, upon receipt of a deed to the property, the Bank generally sells the property at the earliest possible date.


         Collection efforts on consumer and commercial real estate loans are similar to efforts on residential mortgage loans, except that collection efforts on consumer and commercial real estate loans generally begin within 15 days after the payment date is missed. In the case of manufactured home loans, the Holding Company's agreement with Tammac requires Tammac to provide collection services on any loan that is more than 30 days past due. The Bank also maintains periodic contact with commercial loan customers and monitors and reviews the borrowers' financial statements and compliance with debt covenants on a regular basis.


         Real estate and other assets acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure or repossession are classified as Other Real Estate Owned ("OREO") and Repossessed Property until sold. When property is classified as OREO and Repossessed Property, it is recorded at the lower of cost or fair value (net of disposition costs) at that date and any writedown resulting therefrom is charged to the allowance for loan losses. Subsequent writedowns are charged to operating expenses. Net expense from OREO is expensed as incurred.

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets. Loans are generally placed on non-accrual status when the loan is contractually past due 90 days or more or when the collection of principal and/or interest in full becomes doubtful. When loans are designated as non-accrual, all accrued but unpaid interest is reversed against current period income and, as long as the loan remains on non-accrual status, interest is recognized only when received, if considered appropriate by management. Foreclosed assets include assets acquired in settlement of loans.


                                           December
                                             31,                         March 31,
                                            1997       1997     1996      1995        1994      1993
                                                                 (Dollars in Thousands)

Non-accruing loans:
  Residential real estate(1).............   $4,485    $4,553   $3,496    $1,900     $2,418     $2,198
  Commercial real estate.................    4,279     3,239    1,587     1,884      1,805      2,651
  Commercial business....................      ---     2,318       75        27        125        112
  Manufactured home loans................    3,241     2,260    1,597     1,581      1,363      1,125
  Financed insurance premiums............    3,013     2,867    1,527       819      1,114      1,172
  Other consumer loans...................       63        45        4        10         39         96
                                             -----   -------  -------   -------   --------   --------
       Total.............................   15,081    15,282    8,286     6,221      6,864      7,354
                                            ------   -------  -------   -------   --------    -------

Accruing loans contractually past due
     90 days or more:
  Residential real estate(1).............      435       570    1,262       400        125        617
  Commercial real estate.................      867     3,874    1,316       591      1,686      1,131
  Commercial business....................      ---       244      ---       ---        ---        ---
  Manufactured home loans................      ---       ---       22        16         63         54
  Financed insurance premiums............      ---       ---      ---       ---        ---        ---
  Other consumer loans...................      ---        23      ---       122        473        237
                                              ----   -------  -------   -------   --------    -------
       Total.............................    1,302     4,711    2,600     1,129      2,347      2,039
                                            ------   -------  -------   -------   --------    -------


Total non-performing loans...............  $16,383   $19,993  $10,886    $7,350     $9,211     $9,393
                                           =======   =======  =======   =======   ========    =======

Foreclosed assets:
  Residential real estate................       59        48      160        49         10        250
  Commercial real estate.................      300     2,860      921       726      1,969        569
  Repossessed property...................      700       539      635       503        577        468
                                             -----   -------  -------   -------   --------    -------
       Total.............................   $1,059    $3,447   $1,716    $1,278     $2,556     $1,287
                                            ======   =======  =======   =======   ========    =======

Total non-performing assets..............  $17,442   $23,440  $12,602    $8,628    $11,767    $10,680
                                           =======   =======  =======   =======    =======    =======
Allowance for loan losses................   $6,756    $5,872   $3,546    $3,187     $2,917     $1,999
                                           =======   =======  =======   =======   ========    =======
Allowance for loan losses as a
percentage of non-performing loans.......   41.24%    29.37%   32.57%    43.36%     31.67%     21.28%
                                          =======    ======   ======    ======    =======     ======
Non-performing loans as a percentage of
total loans..............................    3.20%     4.06%    2.42%     1.67%      2.25%      2.41%
                                          =======    ======   ======    ======    =======    =======
Non-performing assets as a percentage
of total assets..........................    2.62%     3.60%    2.02%     1.50%      2.12%      2.07%
                                          =======    ======   ======    ======    =======    =======



---------------------
(1) Includes home equity loans.

         Non-Accruing Loans. At December 31, 1997, the Bank had approximately $15.1 million in non-accruing loans, which constituted 2.9% of the Bank's total loan portfolio. As of such date, there were no non-accruing loans or aggregate non-accruing loans-to-one-borrower in excess of $1.0 million.

         For the year ended March 31, 1997 and for the nine months ended December 31, 1997, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $1.5 million and $1.1 million, respectively. The amounts that were included in interest income on such loans were $937 thousand and $586 thousand for the year ended March 31, 1997, and for the nine months ended December 31, 1997, respectively, which represented actual receipts. During the periods shown, there were no troubled debt restructurings.

         Accruing Loans Contractually Past Due 90 Days or More. As of December 31, 1997, the Bank had approximately $1.3 million in accruing loans contractually past due 90 days or more. At December 31, 1997, there were no accruing loans contractually past due 90 days or more in excess of $1.0 million.

         Other Loans of Concern. As of December 31, 1997, there were $6.2 million of other loans not included in the table or discussed above where known information about the possible credit or other problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms.

         The largest of such other loans of concern was a $1.1 million commercial real estate loan. Although this loan is current and has never been delinquent, environmental issues related to the property require management to monitor this loan closely.

         There were no other loans in excess of $1.0 million being specially monitored by the Bank as of December 31, 1997. These loans have been considered by management in conjunction with the analysis of the adequacy of the allowance for loan losses.

         Allowance for Loan Losses. The allowance for loan losses is replenished through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Recoveries on loans previously charged-off are credited to the allowance for loan losses. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay.

         Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. Future additions to the Bank's allowance will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. In addition, regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination. At December 31, 1997, the Bank had a total allowance for loan losses of $6.8 million, representing 41.2% of total non-performing loans.

         The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.


                                                Nine Months
                                                  Ended
                                               December 31,                Year Ended March 31,
                                                   1997      1997      1996      1995      1994      1993
                                                            (Dollars in Thousands)

Total loans outstanding (end of period)......    $511,898  $493,019   $450,671  $438,875  $408,989  $389,805
                                                 ========  ========   ========  ========  ========  ========


Average total loans outstanding
  (period to date)...........................    $509,634  $471,295   $444,645  $424,187  $422,752  $376,218
                                                 ========  ========   ========  ========  ========  ========
Allowance for loan losses at beginning
  of period..................................      $5,872    $3,546     $3,187    $2,917    $1,999    $1,994


Loan charge-offs:
  Residential real estate(1).................       (391)     (162)      (111)      (88)       (9)     (360)
  Commercial real estate.....................     (1,233)     (454)       (95)      (36)      (41)     (943)
  Commercial business(2).....................     (2,309)     (127)        ---      (86)     (113)     (118)
  Manufactured home loans....................       (331)     (216)      (372)     (288)      (95)      (10)
  Financed insurance premiums................     (1,608)   (1,070)      (573)     (711)      (97)     (939)
  Other consumer loans.......................        (81)      (41)       (46)      (54)      (31)     (323)
                                               ---------   -------   --------   -------   -------   -------
     Total charge-offs.......................     (5,953)   (2,070)    (1,197)   (1,263)     (386)   (2,693)
                                                 -------   -------    -------   -------   -------   -------
Loan recoveries:
  Residential real estate(1).................           8         3         21        93       ---         8
  Commercial real estate.....................          17        11         16         7       ---        45
  Commercial business(2).....................           7        74          6         4         1         1
  Manufactured home loans....................          82        45         70        33        18        15
  Financed insurance premiums................         284       386        261       161       ---       ---
  Other consumer loans.......................          31        51         49        66        84        86
                                               ----------  --------  ---------  --------  --------  --------
     Total recoveries........................         429       570        423       364       103       155
                                                ---------  --------  ---------  --------  --------  --------


Loan charge-offs, net of recoveries..........     (5,524)   (1,500)      (774)     (899)     (283)   (2,538)
Provision charged to operations..............       6,408     3,826      1,090     1,169     1,201     2,543
Allowance acquired from acquisition..........         ---       ---         43       ---       ---       ---
                                              -----------  --------  ---------  --------  --------  --------
Allowance for loan losses at end of period...      $6,756    $5,872     $3,546    $3,187    $2,917    $1,999
                                                  =======   =======    =======   =======   =======   =======
Ratio of net charge-offs during the period to
 average loans outstanding during the period.       1.08%     0.32%      0.17%     0.21%     0.07%     0.67%
                                                 =======   =======    =======   =======   =======   =======
Provision as a percentage of average loans...       1.26%     0.81%      0.25%     0.28%     0.28%     0.68%
                                                 =======   =======    =======   =======   =======   =======
Allowance as a percentage of
 non-performing loans........................      41.24%    29.37%     32.57%    43.36%    31.67%    21.28%
                                                  ======    ======     ======    ======    ======    ======
Allowance as a percentage of total loans
 (end of period).............................       1.32%     1.19%      0.79%     0.73%     0.71%     0.51%

                                                 =======   =======    =======   =======   =======    ======
-------------------
       (1) Includes home equity and construction loans.
       (2) Includes warehouse lines of credit.

Allocation of the Allowance for Loan Losses

         The following table sets forth the allocation of the allowance for loan losses by category as prepared by the Bank. This allocation is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.


                                                                          March 31,
                          December 31, 1997                 1997                         1996
                                            Percent                      Percent                     Percent
                                            of                           of                          of
                                            Loans                        Loans                       Loans
                                  Percent   in                 Percent   in                Percent   in
                                  of Al-    Each               of Al-    Each              of Al-    Each
                        Allow-    lowance   Cate-    Allow-    lowance   Cate-   Allow-    lowance   Cate-
                        ance      to Total  gory to  ance      to Total  gory to ance      to Total  gory to
                        for Loan  Allow-    Total    for Loan  Allow-    Total   for Loan  Allow-    Total
                        Losses    ance      Loans    Losses    ance      Loans   Losses    ance      Loans

                                                                               (Dollars in Thousands)


Allocation of allowance
for loan losses:
Residential real estate  $1,285   19.02%   55.$0%      998      17.00%   56.14$     846    23.86%    54.4$%
Commercial real estate    1,719   25.44    14.44       758      12.91    13.73      658    18.56     15.72
Commercial business         154    2.28     4.10     1,833      31.21     3.99      213    6.01      6.48
loans(2)...........
Manufactured home loans   1,879   27.81    19.20     1,040      17.71    18.79    1,049    29.58     17.84
Financed insurance        1,479   21.90     4.57     1,127      19.19     4.78      442    12.46      3.00
premiums...........
Other consumer loans        134   1.98     2.37         52       0.89     2.35       25     0.70      2.25
Net deferred loan costs
  and unearned discount     ---    ---     0.22        ---       ---      0.22      ---      ---      0.24
Unallocated........         106   1.57      ---         64       1.09     ---       313     8.83       ---
                        -------  -----   ------      -----      -----   -----      ----    -----      ----
     Total.........      $6,756 100.00%  100.00%    $5,872    100.00%   100.00%  $3,546   100.00%    100.00%
                         ====== ======   ======     ======     ======    ======  ======   ======     ======


                                                            March 31,
                                 1995                         1994                       1993
                                              Percent                     Percent                      Percent
                                              of                          of                           of
                                              Loans                       Loans                        Loans
                                    Percent   in                Percent   in                 Percent   in
                                    of Al-    Each              of Al-    Each               of Al-    Each
                          Allow-    lowance   Cate-   Allow-    lowance   Cate-    Allow-    lowance   Cate-
                          ance      to Total  gory to ance      to Total  gory to  ance      to Total  gory to
                          for Loan  Allow-    Total   for Loan  Allow-    Total    for Loan  Allow-    Total
                          Losses    ance      Loans   Losses    ance      Loans    Losses    ance      Loans


Allocation of allowance
for loan losses:
Residential real estate    815       25.57%   59.2$%  480       16.46%   58.7$%     826      41.32%     57.35%
Commercial real estate     538       16.88    16.02   356       12.20    16.03      287      14.36      15.20
Commercial business        275        8.63     4.20   157        5.38     5.47      169       8.46       4.35
loans(2)...........
Manufactured home loans    699       21.93    16.45   418       14.33    15.96      334      16.71      20.23
Financed insurance         272        8.54     1.98    355      12.17     1.74      184      9.20        1.35
premiums...........
Other consumer loans        24        0.75     1.93    49        1.68     1.90       91      4.55        2.50
Net deferred loan costs
  and unearned discount    ---         ---     0.21    ---        ---     0.14      ---       ---       (0.98)
Unallocated........        564       17.70      ---    1,102    37.78    ---        108      5.40         ---
                          ----      -------     ---   ------   ------   -----     -----    ------       -----
     Total.........      $3,187      100.00%  100.00%$2,917     100.00%  100.00%  $1,999    100.00%     100.00%
                         ======       ======   ====== ======    ======   ======   ======    ======      ======


-------------
(1)      Includes home equity and construction loans.
(2)      Includes warehouse lines of credit.


Investment Activities

         The Bank is authorized to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, the Bank may also invest its assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the Bank is otherwise authorized to make directly. As of December 31, 1997, the Bank did not hold any securities to one issuer which exceeded 10% of equity, excluding securities issued by U.S. Government agencies.

         Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, and, to a much lesser extent, to provide collateral for borrowings and to fulfill the Bank's asset/liability management policies. To date, the Bank's investment strategy has been directed toward high-quality assets (primarily federal agency obligations and high grade corporate debt securities) with short and intermediate terms (five years or less) to maturity. At December 31, 1997, the weighted average term to maturity or repricing of the security portfolio was 2.8 years. This did not take into account securities which may be called prior to their contractual maturity or repricing. See Notes 3 and 4 of the Notes to Consolidated Financial Statements for information regarding the maturities of the Bank's securities.

         Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold debt securities to maturity, they are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. As a member of the FHLB of New York, the Bank is required to hold FHLB of New York stock which is carried at cost since there is no readily available market value. Historically, the Bank has not held any securities considered to be trading securities.

         The following table sets forth the composition of the Bank's securities portfolios at the dates indicated. As of December 31, 1997, the Bank did not hold securities of any one issuer having an aggregate book value in excess of 10% of the Bank's equity.


                                                                                        March 31,
                                              December 31, 1997        1997               1996               1995

                                                Carrying  % of   Carrying  % of     Carrying     % of   Carrying   % of
                                                  Value   Total   Value   Total     Value       Total    Value    Total
                                                                            (Dollars in Thousands)

Securities available for sale, at fair value:
  U.S. Government and Agency securities...... $36,943     85.35% $37,329    81.82%   $33,452     65.05%   $2,937   29.78%
  Corporate debt securities..................   6,339     14.65    8,294    18.18     17,977     34.95     6,926   70.22
                                              -------     -----  -------   ------   --------    ------   -------  ------
    Total securities available for sale...... $43,282    100.00% $45,623   100.00%   $51,429    100.00%   $9,863  100.00%
                                              =======    ======  =======   ======    =======    ======    ======  ======

Investment securities, at amortized cost:
  U.S. Government and Agency securities...... $19,974     28.04% $17,960    22.71%   $13,957     16.81%  $14,937   16.67%
  Mortgage-backed securities.................   4,517      6.34    3,050     3.86      4,221      5.09     2,591    2.89
  Corporate debt securities..................  46,743     65.61   57,648    72.91     63,557     76.57    69,238   77.29
 State, county and municipal.................      10       .01      410      .52      1,268      1.53     2,820    3.15
                                              -------    ------  -------   ------   --------     ------ --------- -------
    Total investment securities.............. $71,244    100.00% $79,068   100.00%   $83,003    100.00%  $89,586  100.00%
                                              =======    ======  =======   ======    =======    ======   =======  ======

Investment securities, at fair value......... $71,608    100.51% $78,753    99.60%   $83,122    100.14%  $87,608   97.79%
                                              =======    ======  =======     =====    =======    ======   =======  =====

         The  following  table sets forth  information  regarding  the scheduled maturities, amortized cost, and weighted average yields for the Bank's securities portfolios at December 31, 1997 by contractual maturity. The table does not take into consideration the effects of scheduled repayments or possible prepayments.


                            Less than 1 year 1 to 5 years 5 to 10 years  Over 10 years       Total Securities
                                    Weigh-        Weigh-         Weigh-         Weigh-           Weigh-
                              Amor-  ted    Amor-  ted    Amor-   ted    Amor-   ted     Amor-    ted
                              tized Average tized Average tized  Average tized  Average  tized   Average   Fair
                              Cost   Yield  Cost   Yield  Cost    Yield  Cost    Yield   Cost     Yield   Value
                                                                     (Dollars in Thousands)


Securities available for
 sale:
U.S. Government and
 Agency securities.........  $  ---   ---% $33,955  6.38% $3,000   6.94% $ ---    ---%  $36,955    6.43%  $36,943
Corporate debt securities..   1,000  7.27    5,274  6.88     ---    ---    ---    ---     6,274    6.94     6,339
                             ------  ----  -------  ----  ------  -----  -----  -----   -------    ----  --------
 Total securities
   available for sale...     $1,000  7.27% $39,229  6.45% $3,000  6.94%  $ ---    ---%  $43,229    6.50%  $43,282
                             ======  ====  =======  ====  ======  ====   =====  =====   =======    ====   =======


Investment securities:
 U.S. Government and
  Agency securities........ $ 4,998  5.34% $14,976  6.41% $  ---   ---%  $ ---    ---%  $19,974    6.14%  $20,034
 Mortgage-backed
  securities...............     ---   ---      280  6.00   2,586  7.22   1,651   6.88     4,517    7.02     4,515
 Corporate debt securities.  20,894  6.21   24,863  6.72     986  6.64     ---    ---    46,743    6.49    47,049
 State, county and
  municipal................     ---   ---      ---   ---      10  9.32     ---    ---        10    9.32        10
                            -------  ----  -------  ----  ------  ----   -----  -----   -------   -----  --------

  Total investment
    securities...........   $25,892  6.04% $40,119  6.60% $3,582  7.07% $1,651   6.88%  $71,244    6.43%  $71,608
                            =======  ====  =======  ====  ======  ====  ======   ====   =======    ====   =======

Sources of Funds

         General. The Bank's primary sources of funds are deposits, amortization
and  prepayment  of  loan  principal,   maturities  of  securities,   short-term
investments, funds provided from operations and borrowings.


         Deposits. HCSI offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of passbook and statement savings accounts, money market accounts, transaction accounts, and time deposits currently ranging in terms from three months to six years. The Bank only solicits deposits from its primary market area and does not have brokered deposits. The Bank relies primarily on competitive pricing policies, advertising and customer service to attract and retain these deposits. At December 31, 1997, the Bank's deposits totaled $586.2 million, of which $549.8 million were interest bearing deposits.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition. The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Bank manages the pricing of its deposits in keeping with its asset/liability management, liquidity and profitability objectives. Based on its experience, the Bank believes that its passbook and statement savings, money market accounts and transaction accounts are relatively stable sources of deposits. However, the ability of the Bank to attract and maintain time deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

         The following table illustrates the Bank's deposit flows by account type during the periods indicated.

                                                     N.O.W./  Non-
                                            Time     Money    interest           Total Number
                                 Savings  Deposits   Markets  Bearing   Total    of Accounts
                                                 (Dollars In Thousands)

Balance as of March 31, 1995.... $138,621  $263,840  $92,511  $19,479  $514,451
Net deposits/withdrawals........ (12,864)    22,201  (1,524)    9,004    16,817
Interest credited...............    4,275    16,713    2,932      ---    23,920
                                 --------  --------  -------  -------  --------

Balance as of March 31, 1996....  130,032   302,754   93,919   28,483   555,188   60,138
Net deposits/withdrawals........    1,554  (13,095)  (4,403)      274  (15,670)
Interest credited...............    4,523    17,727    2,831      ---    25,081
                                 --------  --------  -------  -------  --------

Balance as of March 31, 1997....  136,109   307,386   92,347   28,757   564,599   63,866
Net deposits/withdrawals........      790   (5,618)    (479)    7,664     2,357
Interest credited...............    3,584    13,513    2,178      ---    19,275
                                 --------  --------  -------  -------  --------

Balance as of December 31, 1997  $140,483  $315,281  $94,046  $36,421  $586,231   76,854
                                 ========  ========  =======  =======  ========


         The following tables sets forth the dollar amount of deposits in the various types of deposit programs offered by the Bank as of the dates indicated.


                                     Balance as of                           Balance as of
                                      December 31,                             March 31,
                                          1997               1997                1996                1995
                                             Percent             Percent            Percent             Percent
                                    Amount   of Total  Amount    of Total   Amount  of Total  Amount    of Total
                                                                  (Dollars in Thousands)

Savings accounts (3.00% to 3.92%). $140,483    23.97%  $136,109    24.11% $130,032    23.42%  $138,621   26.94%
N.O.W. and money market accounts
(2.00% to 4.88%)..................   94,046    16.04     92,347    16.36    93,919    16.92     92,511   17.98

Time deposits:

2.00 - 2.99%......................      470     0.08        ---     ---        ---      ---        ---     ---
3.00 - 3.99%......................      419     0.07        824    0.15        958     0.17      6,625    1.29
4.00 - 4.99%......................    3,497     0.60     15,319    2.71     32,165     5.79     44,052    8.56
5.00 - 5.99%......................  259,419    44.25    228,732   40.51    149,852    26.99     93,839   18.24
6.00 - 6.99%......................   15,659     2.67     27,070    4.79     84,703    15.26     86,972   16.91
7.00 - 7.99%......................   35,817     6.11     35,441    6.28     34,516     6.22     31,024    6.03
8.00 - 8.99%......................      ---      ---        ---     ---        560     0.10      1,328    0.26
                                    -------    -----    -------  ------   --------  -------   --------  ------
  Total time deposit accounts.....  315,281    53.78    307,386   54.44    302,754    54.53    263,840   51.29
                                    -------    -----    -------  ------   --------  -------   --------  ------

Non-interest bearing accounts.....   36,421     6.21     28,757    5.09     28,483     5.13     19,479    3.79

Total deposits.................... $586,231   100.00%  $564,599  100.00%  $555,188   100.00%  $514,451  100.00%
                                   ========   ======   ========  ======   ========   ======   ========  ======


         The following table shows rate and maturity information for the Bank's time deposits as of December 31, 1997.


                                                     Amount Due

                       12 month 12 month   12 month    12 month  12 month
                        period   period     period      period    period
                        ended    ended      ended       ended     ended
                       December December   December    December  December  Thereafter   Total
                       31, 1998 31, 1999   31, 2000    31, 2001  31, 2002

                                                   (In Thousands)

Interest Rate

2.00 - 2.99%.....      $  470    $   ---     $ ---     $  ---      $ ---     $ ---      $  470
3.00 - 3.99%.....         419        ---       ---        ---        ---       ---         419
4.00 - 4.99%.....       3,377        120       ---        ---        ---       ---       3,497
5.00 - 5.99%.....     164,824     69,240    14,155      8,364      2,037       799     259,419
6.00 - 6.99%.....       7,737      5,609     1,203        902        208       ---      15,659
7.00 - 7.99%.....       1,533     26,050     2,824      5,410        ---       ---      35,817
8.00 - 8.99%.....         ---        ---       ---        ---        ---       ---         ---
                      -------   --------   -------    -------     ------    ------    --------
   Total.........    $178,360   $101,019   $18,182    $14,676     $2,245    $  799    $315,281
                     ========   ========   =======    =======     ======    ======    ========


         The following table indicates, as of December 31, 1997, the amount of the Bank's time deposits of $100,000 or more by time remaining until maturity.



                                      Maturity

                      3 Months  3 to 6   6 to 12   Over
                       or Less  Months   Months   12 Months Total

                                      (In Thousands)
Time Deposits
 of $100,000
 or more..........    $ 5,861   $4,401   $11,839   $20,344  $42,445


         Borrowings. Although deposits are the Bank's primary source of funds, the Bank's practice has been to utilize borrowings when they are a less costly source of funds, can be invested at a positive interest rate spread or when the Bank needs additional funds to satisfy loan demand.


         HCSI's borrowings historically have consisted of advances from the FHLB of New York. Such advances can be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The Bank currently maintains available lines of credit and is currently authorized to borrow up to $65.2 million on lines of credit with the FHLB of New York. At December 31, 1997, the Bank had outstanding $2.0 million in borrowings from the FHLB of New York. See Note 15 of the Notes to Consolidated Financial Statements. The Bank may increase its borrowings in order to fund the acquisition of additional securities or other assets in the future.


Subsidiary and Other Activities

     Hudson City Associates, Inc. Hudson City Associates, Inc. ("HCAI"), a wholly owned subsidiary of the Bank, was incorporated in 1984 but remained inactive until 1990. In 1990, HCAI formed a partnership known as Premium Payment Plan (referred to herein as "PPP"), pursuant to which the Bank provides premium financing for non-standard and sub-standard personal automobile insurance and certain lines of commercial insurance. See "Lending Activities -- Consumer Lending."

         Hudson River Mortgage Corporation. A wholly owned subsidiary of the Bank, Hudson River Mortgage Corporation ("HRMC") was organized in 1996 to broker mortgages to the Bank and other financial institutions.

         Hudson River Funding Corp. Hudson River Funding Corp. ("HRFC") is a Real Estate Investment Trust formed in 1997 to enhance liquidity, portfolio yields and capital growth. The Bank funded HRFC with approximately $185.0 million of earning assets consisting of residential mortgage loans, commercial real estate loans, home equity loans, home improvement loans and debt securities. Interest income earned on the assets held by HRFC is passed through to the Bank in the form of dividends.

     Trust Operations. The Bank began operating a trust department in 1995. The Trust Department provides trust-related services for a variety of trust account types, including personal trusts and estates and employee benefit trusts. The Trust Department is administered by the Trust

Committee of the Bank. Income from the Trust Department is currently an immaterial portion of the Bank's total other operating income.

Competition

         HCSI faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers making loans secured by real estate located in the Bank's primary market area. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. The Bank also faces strong competition in its efforts to provide insurance premium financing through PPP from a variety of other lenders, some of which have much greater assets and resources than the Bank.

         The Bank attracts all of its deposits through its branch offices, primarily from the communities in which those branch offices are located; therefore, competition for those deposits is principally from mutual funds and other savings institutions, commercial banks and credit unions located in the same communities. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges. Automated teller machine facilities are also available.

Employees

     At December 31, 1997, the Bank had 269 full-time employees and 30 part-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

         The Bank conducts its business at its main office and 11 other banking offices. The following table sets forth information relating to each of the Bank's offices as of December 31, 1997. The net book value of the Bank's premises and equipment (including land, building and leasehold improvements and furniture, fixtures and equipment) at December 31, 1997 was $15.8 million. See
Note 7 of Notes to Consolidated Financial Statements. HCSI believes that its current facilities are adequate to meet the present and foreseeable needs of the Bank and the Holding Company, subject to possible future expansion.



                                                                     Total
                                            Owned        Lease    Approximate
                                    Date    or        Expiration    Square      Net Book
Location                          Acquired  Leased       Date       Footage       Value



Main Office:

One Hudson City Centre(1)           1990    Owned           ---        64,433  8,611,213
Corner of State and Green Streets
Hudson, New York 12534

Branch Offices:

Coleman Street                      1970    Owned           ---        6,330     402,466
Chatham, New York 12037

Route 9 (3)                         1994    Owned           ---        4,873   1,508,599
Valatie, New York 12184

Church Street                       1974    Owned           ---        1,798     270,073
Copake, New York 12516

Route 20 and McClellen              1975    Owned           ---        3,260     269,316
Nassau, New York 12123

23 Fairview Plaza                   1983    Leased     April 1998(5)   4,500      48,368
160 Fairview Avene
Hudson, New York 12534

41 State Street                     1989    Leased   September 1999(5) 3,200       1,038
Albany, New York 12201

Greenport Town Center(2)            1994    Leased      June 1999(5)    362       32,148
Fairview Avenue
Hudson, New York 12534

Route 44 East                       1994    Owned           ---        2,560     269,508
Millerton, New York 12546

622 Columbia Turnpike (4)           1996    Owned/      July 2000(5)   2,996     643,478
East Greenbush, New York 12061              Leased

3-93 Carman Road                    1996    Leased    December 2000(5) 2,300     137,638
Schenectady, New York 12303

2628 Route 23(2)                    1997    Leased      May 2002(5)     374       34,807
Hillsdale, New York 12529


(1) On January 5, 1998, the Bank's Warren Street branch was relocated to the Bank's main office.
(2)  Banking operations are located inside of supermarkets at these locations.
(3)  Branch relocated to this address in 1994 from previous location.
(4)  Bank owns the building and leases the land.
(5)  Does not include renewable terms.

Legal Proceedings

         HCSI is involved as plaintiff or defendant in various legal actions arising in the normal course of its business. While the ultimate outcome of these proceedings cannot be predicted with certainty, management, after consultation with counsel representing HCSI in the proceedings, does not expect that the resolution of these proceedings will have a material effect on the Bank's financial condition and results of operations.

                                   REGULATION

         Set forth below is a brief description of the laws and regulations applicable to the Holding Company and the Bank which management currently believes are material to an investor's decision whether to purchase Holding Company Common Stock in the Offering. No assurance can be given, however, that under certain circumstances, other laws and regulations will not be applicable to and materially affect the Holding Company and the Bank. The description of the laws and regulations hereunder, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

The Holding Company


         General. Upon consummation of the Conversion, the Holding Company will become subject to regulation as a savings and loan holding company under the Home Owners Loan Act, as amended ("HOLA"), instead of being subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 because the Bank has made an election under Section 10(1) of HOLA to be treated as a "savings association" for purposes of Section 10(e) of HOLA. As a result, the Holding Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements relating to savings and loan holding companies. The Holding Company will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the New York State Banking Board (the "NYBB" or the "Board") and the Securities and Exchange Commission ("SEC"). As a subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in its dealings with the Holding Company and affiliates thereof.


         Activities Restrictions. Upon consummation of the Conversion, the Bank will be the sole savings association subsidiary of the Holding Company. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, he may impose such restrictions as are deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the qualified thrift lender ("QTL") test, as discussed under "--Qualified Thrift Lender Test," then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "--Qualified Thrift Lender Test."

         If the Holding Company were to acquire control of another savings institution, other than through merger or other business combination with the Bank, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, as set forth below, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the FRB as permissible for bank holding companies. Those activities described in clause (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

         Qualified Thrift Lender Test. Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings association can comply with the QTL test by either meeting the QTL test set forth in the HOLA and implementing regulations or qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended. A savings bank subsidiary of a savings and loan holding company that does not comply with the QTL test must comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank, (iii) the institution shall not be eligible to obtain any advances from its FHLB; and
(iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to meet the QTL test, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).


         The QTL test set forth in the HOLA requires that qualified thrift investments ("QTLs") represent 65% of portfolio assets of the savings institution and its consolidated subsidiaries. Portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Generally, QTLs are residential housing related assets. The 1996 amendments allow small business loans, credit card loans, student loans and loans for personal, family and household purposes to be included without limitation as qualified investments. At December 31, 1997, approximately 88% of the Bank's assets were invested in QTIs, which was in excess of the percentage required to qualify the Bank under the QTL test in effect at that time.

         Limitations on Transactions with Affiliates. Transactions between savings institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Holding Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and
(ii) require that all such transactions be on terms substantially the same, or, at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions.


         In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22 (h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At December 31, 1997, the Bank was in compliance with the above restrictions.


         Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

         The OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant,,to the emergency acquisition provisions of the Federal Deposit Insurance Act ("FDIA"); or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state chartered savings institutions).

         Federal Securities Laws. The Holding Company has filed with the SEC a registration statement under the Securities Act, for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Holding Company's Common Stock will be registered with the SEC under Section 12(g) of the Exchange Act. The Holding Company will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act.

         The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Holding Company may generally be sold without registration. Shares purchased by an affiliate of the Holding Company generally may not be resold without complying with the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.


The Bank


         General. The Bank is subject to extensive regulation and examination by the NYSBD, as its chartering authority, and by the FDIC, as the insurer of its deposits, and, upon Conversion, will be subject to certain requirements established by the OTS as a result of the Holding Company's savings and loan holding company status. The federal and state laws and regulations which are applicable to banks and their holding companies regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The Bank must file reports with the NYSBD and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the NYSBD and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the NYSBD, the FDIC or as a result of the enactment of legislation, could have a material adverse impact on the Holding Company, the Bank and their operations.

         Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like the Bank, are not members ("non-members") of the Federal Reserve System.


         The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite I under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain mortgage servicing rights.

         The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier 1 capital and supplementary (Tier 2) capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 1997, the Bank met each of its capital requirements.


         In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of an institution's capital and economic value to changes in interest rate risk in assessing an institution's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the institution and the level of other risks at the institution for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies recently issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

         See "-- Capital Requirements" for information with respect to the Bank's historical leverage and risk-based capital at December 31, 1997 and pro forma after giving effect to the issuance of shares in the Offerings.


         Activities and Investments of New York-Chartered Savings Banks. The Bank derives its lending, investment and other authority primarily from the applicable provisions of New York State Banking Law and regulations, as limited by FDIC regulations and other federal laws and regulations. See "--Activities and Investments of FDIC-Insured State-Chartered Banks." The New York laws and regulations authorize savings banks, including the Bank, to invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, State and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may directly invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank's assets, except as set forth below. Such equity securities must meet certain tests of financial performance. A savings bank's lending powers are not subject to percentage of asset limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the "leeway" authority, make investments not otherwise permitted under the New York State Banking Law. This authority permits investments in otherwise impermissible investments of up to 1% of the savings bank's assets in any single investment, subject to certain restrictions and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with the reliance upon the specific investment authority set forth in the New York State Banking Law, savings banks are authorized to elect to invest under a "prudent person" standard in a wider range of debt and equity securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the "prudent person" standard, it will be unable to avail itself of the other provisions of the New York State Banking Law and regulations which set forth specific investment authority. A New York chartered stock savings bank may also exercise trust powers upon approval of the Department.


         New York-chartered savings banks may also invest in subsidiaries under their service corporation investment power. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities which may be authorized by the NYBB. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank's assets, and such investments, together with the bank's loans to its service corporations, may not exceed 10% of the savings bank's assets.

         With certain limited exceptions, a New York-chartered savings bank may not make loans or extend credit for commercial, corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank's net worth. The Bank currently complies with all applicable loans-to-one-borrower limitations.

         Activities and Investments of FDIC-Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an FDIC-insured state-chartered bank may not directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements.

         Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

         Under the New York State Banking Law, the Department may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Department that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Department to discontinue such practices, such director, trustee or officer may be removed from office by the Department after notice and an opportunity to be heard. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the Department against the Bank or any of its directors or officers. The Department also may take possession of a banking organization under specified statutory criteria.

         Prompt Corrective Action. Section 38 of the Federal Deposit Insurance Act ("FDIA") provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized,"

"undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized,"
(iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. The regulations also provide that a federal banking regulator may, after notice and an opportunity for a hearing, reclassify a "well capitalized" institution as "adequately capitalized" and may require an "adequately capitalized" institution or an "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. The federal banking regulator may not, however, reclassify a "significantly undercapitalized" institution as "critically undercapitalized."

         An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with an appropriate federal banking regulator within 45 days of the date that the institution receives notice or is deemed to have notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions which, among other things, set forth various mandatory and discretionary restrictions on the operations of such an institution.

         At December 31, 1997, the Bank had capital levels which qualified it as a "well capitalized" institution.


         FDIC Insurance Premiums. The Bank is a member of the Bank Insurance Fund ("BIF") administered by the FDIC but has accounts insured by both the BIF and the Savings Association Insurance Fund ("SAIF"). The SAIF-insured accounts are held by the Bank as a result of certain acquisitions and branch purchases and amounted to $4.1 million as of December 31, 1997. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC.


         The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Bank's deposit insurance.

         Brokered Deposits. The FDIA restricts the use of brokered deposits by certain depository institutions. Under the FDIA and applicable regulations, (i) a "well capitalized insured depository institution" may solicit and accept, renew or roll over any brokered deposit without restriction, (ii) an "adequately capitalized insured depository institution" may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC and (iii) an "undercapitalized insured depository institution" may not (x) accept, renew or roll over any brokered deposit or (y) solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in such institution's normal market area or in the market area in which such deposits are being solicited. The term "undercapitalized insured depository institution" is defined to mean any insured depository institution that fails to meet the minimum regulatory capital requirement prescribed by its appropriate federal banking agency. The FDIC may, on a case-by-case basis and upon application by an adequately capitalized insured depository institution, waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution. The Bank had no brokered deposits outstanding at December 31, 1997.

         Community Investment and Consumer Protection Laws. In connection with its lending activities, the Bank is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act and Community Reinvestment Act ("CRA").

         The CRA requires insured institutions to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. The responsible federal banking regulator (in the case of the Bank, the FDIC) must conduct regular CRA examinations of insured financial institutions and assign to them a CRA rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory." The Bank's current CRA rating is "outstanding."

         The Bank is also subject to provisions of the New York State Banking Law which impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community ("NYCRA"), which are similar to those imposed by the CRA. Pursuant to the NYCRA, a bank must file an annual NYCRA report and copies of all federal CRA reports with the Department. The NYCRA requires the Department to make an annual written assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system, and make such assessment available to the public. The NYCRA also requires the Department to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Bank's latest NYCRA rating received from the Department was "satisfactory."


         Limitations on Dividends. The Holding Company is a legal entity separate and distinct from the Bank. The Holding Company's principal source of revenue consists of dividends from the Bank. The payment of dividends by the Bank is subject to various regulatory requirements including a requirement, as a result of the Holding Company's savings and loan holding company status, that the Bank notify the Director of the OTS not less than 30 days in advance of any proposed declaration by its directors of a dividend.


         Under New York State Banking Law, a New York-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Department is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments.


         Miscellaneous. The Bank is subject to certain restrictions on loans to the Holding Company or its non-bank subsidiaries, on investments in the stock or securities thereof, on the taking of such stock or securities as collateral for loans to any borrower, and on the issuance of a guarantee or letter of credit on behalf of the Holding Company or its non-bank subsidiaries. The Bank also is subject to certain restrictions on most types of transactions with the Holding Company or its non-bank subsidiaries, requiring that the terms of such transactions be substantially equivalent to terms of similar transactions with non-affiliated firms.


         Federal Home Loan Bank System. The Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. The Bank had $2.0 million of FHLB advances at December 31, 1997.

         As a FHLB member, the Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its advances from the FHLB of New York, whichever is greater. At December 31, 1997, the Bank had approximately $2.8 million in FHLB stock, which resulted in its compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

         Federal Reserve System. The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts, including NOW and Super NOW accounts) and non-personal time deposits. As of December 31, 1997, the Bank was in compliance with applicable requirements. However, because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

                                    TAXATION

Federal Taxation


         General. The Holding Company and the Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank. The Bank's federal income tax returns have been audited or closed without audit by the Internal Revenue Service through 1993.


         Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. As of March 31, 1998, the Bank will file its consolidated federal income tax returns using a tax year ending March 31. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

         Bad Debt Reserves. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 Federal tax return. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of such reserve subject to recapture as of December 31, 1997 is approximately $540,000.

         As discussed more fully below, the Bank and subsidiaries file combined New York State Franchise tax returns. The basis of the determination of the tax is the greater of a tax on entire net income (or on alternative entire net income) or a tax computed on taxable assets. However, for state purposes, New York State enacted legislation in 1996, which among other things, decoupled the Federal and New York State tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt reserve method under section 593. Thus, provided the Bank continues to satisfy certain definitional tests and other conditions, for New York State income tax purposes, the Bank is permitted to continue to use the special reserve method for bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on the Bank's loss history ("Experience Method") or a statutory percentage equal to 32% of the Bank's New York State taxable income ("Percentage Method").

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions, dividend distributions in excess of historical earnings and profits or cease to maintain a bank charter.

         At March 31, 1997, the Bank's total federal base-year reserve was approximately $2.7 million and the "supplemental" reserve (as defined) was approximately $10.3 million. These reserves reflect the cumulative effects of federal tax deductions by the Bank for which no Federal income tax provision has been made.

         Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. For the years beginning after August 5, 1997, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 1997, the Bank had no net operating loss carryforwards for federal income tax purposes.


         Corporate Dividends-Received Deduction. The Holding Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.


State and Local Taxation


         New York State Taxation. The Holding Company and the Bank will report income on a combined basis utilizing a fiscal year. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State (b) 3% of "alternative entire net income" allocable to New York State (c) 0.01% of the average value of assets allocable to New York State or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications.

         Delaware State Taxation. As a Delaware holding company not earning income in Delaware, the Holding Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of the capital base of the Holding Company with an annual maximum of $150,000.


                        MANAGEMENT OF THE HOLDING COMPANY

Directors and Executive Officers


         The Board of Directors of the Holding Company currently consists of nine members, each of whom is also a trustee of the Bank. As discussed below, upon consummation of the Conversion, the current trustees of the Bank will become directors of the stock-chartered Bank. See "Management of the Bank -- Trustees." Each director of the Holding Company has served as such since the Holding Company's incorporation in March 1998. Directors of the Holding Company will serve three-year staggered terms so that one-third of the directors will be elected at each annual meeting of stockholders. One class of directors, consisting of Earl Schram Jr., William E. Collins and Carl A. Florio, has a term of office expiring at the Holding Company's first Annual Meeting of Stockholders, a second class, consisting of Marilyn A. Herrington, John E. Kelly and Stanley Bardwell, M.D., has a term of office expiring at the Holding Company's second Annual Meeting of Stockholders, and a third class, consisting of Marcia M. Race, William H. Jones and Joseph W. Phelan, has a term expiring at the Holding Company's third Annual Meeting of Stockholders. For biographical information regarding each director of the Holding Company, see "Management of the Bank -- Trustees."


         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company are as follows: Carl A. Florio, President and Chief Executive Officer; Timothy E. Blow, Chief Financial Officer; Sidney D. Richter, Senior Vice President; and Pamela M. Wood, Senior Vice President and Secretary. It is not anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of trustees and executive officers of the Bank, see "Management of the Bank--Meetings and Committees of the Board of Trustees of the Bank" and "--Executive Compensation."

Indemnification

         The certificate of incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his conduct was unlawful.

         The certificate of incorporation of the Holding Company and Delaware law also provide that the indemnification provisions of such certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, or provision of the certificate of incorporation, bylaws of the Holding Company, agreement, vote of shareholders or disinterested directors or otherwise.

         These   provisions  may  have  the  effect  of  deterring   shareholder
derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action.

         In addition, the certificate of incorporation of the Holding Company and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company intends to obtain such insurance.

                             MANAGEMENT OF THE BANK

Trustees

         The direction and control of the Bank, as a mutual savings bank, has been vested in its Board of Trustees. Upon consummation of the Conversion, each of the current trustees of the Bank will become directors of the Bank in stock form. The Board of Directors of the converted Bank will consist of nine directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Bank after the Conversion, the Holding Company, as sole stockholder, will elect the directors of the Bank.

         The following table sets forth certain information regarding the trustees of the Bank.



                                 Position(s) Held                       Trustee
                Name               With the Bank                 Age(1) Since
Carl A. Florio,  CPA    Trustee, President and Chief Executive    49    1997
                        Officer
Earl Schram, Jr.        Trustee and Chairman of the Board         74    1987
Stanley Bardwell, M.D.  Trustee                                   73    1981
William E. Collins      Trustee                                   72    1983
John E. Kelly           Trustee                                   72    1981
Joseph W. Phelan        Trustee                                   55    1990
William H. Jones        Trustee                                   54    1991
Marilyn A. Herrington   Trustee                                   54    1994
Marcia M. Race          Trustee                                   53    1989
-------------------
(1)  At December 31, 1997.


         The business experience of each trustee for at least the past five years is set forth below.

     Carl A. Florio, CPA. Mr. Florio has served as President and Chief Executive Officer of the Bank since 1996. From 1993 until his appointment as President and Chief Executive Officer, Mr. Florio served as Chief Financial Officer of the Bank. Prior to his becoming the Bank's Chief Financial Officer, Mr. Florio was a partner in the accounting firm of Pattison, Koskey, Rath & Florio. Mr. Florio serves on the Executive Committee, Trust Committee and as a director of Hudson City Associates, Inc.

     Earl Schram, Jr. Mr. Schram is currently Chairman of the Board of Trustees of the Bank, a position he has held since 1995. Mr. Schram is an attorney and President of the law firm of Connor, Curran & Schram, P.C. in Hudson, New York. He is also Vice President and Director of Taconic Farms, Inc. Mr. Schram serves on the Charitable Contributions Committee, Executive Committee and Trust Committee.

     Stanley Bardwell, M.D. Dr. Bardwell is a retired physician in Craryville, New York. From 1958 until 1988, Dr. Bardwell specialized in internal medicine and cardiology. He has served as Chief of Medicine in Columbia Memorial Hospital and Greene County Hospital, served on the Board of Health and was President of the Potts Memorial Foundation as well as other various charitable groups. Dr. Bardwell serves on the Executive Committee, Examining Committee and Charitable Contributions Committee.

     William E. Collins. Mr. Collins served as President and Chief Executive Officer of the Bank from 1983 until his retirement in 1990. Prior to becoming President and Chief Executive Officer, Mr. Collins served as Executive Vice President of the Bank from March 1982 to December 1982. From 1991 to 1996, Mr. Collins served as a director of Hudson City Associates, Inc., a wholly owned subsidiary of the Bank and general partner of Premium Payment Plan. See "Business of the Bank--Lending Activities-Consumer Lending," and "--Subsidiary and Other Activities." Mr. Collins serves on the Executive Committee and the Examining Committee.

     John E. Kelly. Since 1992, Mr. Kelly has owned and operated Berkshire Telephone Corp. Kinderhook, New York. Mr. Kelly is Chairman of the Board of Berkshire Telephone Corp. He has been with Berkshire Telephone Company since 1946 in various capacities. Berkshire Telephone Corp. provides long distance, internet, cellular, paging and TV cable services. Mr. Kelly serves on the Executive Committee and Compensation Committee.

     Joseph W. Phelan. Since 1983, Mr. Phelan has served as President of Taconic Farms, Inc. Germantown, New York, a provider of laboratory animals for research. He is also Treasurer of the Reformed Church in Germantown, New York. Mr Phelan serves on the Executive Committee, Trust Committee and Compensation Committee.

     William H. (Tony) Jones. Since 1986, Mr. Jones has owned and served as President and Publisher of Roe Jan Independent Publishing Co., Inc., Hillsdale, New York, a publisher of community newspapers and similar publications. Mr. Jones serves on the Executive Committee, Charitable Contributions Committee, Examining Committee and as a director of Hudson City Associates, Inc.

     Marilyn A. Herrington. Ms. Herrington is the Vice President and Secretary of Herrington- Yaffe Auto Center, an auto repair facility, Secretary of Richmond Telephone Company, a provider of long distance telephone service and involved in real estate investments. Ms. Herrington serves on the Executive Committee, Charitable Contributions Committee and Compensation Committee.

     Marcia M. Race. Ms. Race was employed by the Bank from 1962 until her retirement in 1997. Ms. Race served as Assistant Secretary of the Bank from 1972 to 1978, Corporate Secretary from 1978 to 1989 and Assistant to the President from 1989 to 1997. She is also Trustee of the Nativity/St. Mary's Parish Community Church. Ms. Race serves on the Executive Committee.

Executive Officers Who Are Not Trustees


         Each of the executive officers of the Bank will retain his or her office in the Bank after the Conversion. Officers are elected annually by the Board of Trustees of the Bank (Board of Directors, after the Conversion). There are no arrangements or understandings between the person named and any other person pursuant to which such officer was selected.


         The business experience of the executive officers who are not also trustees is set forth below.

     Timothy E. Blow, CPA. Mr. Blow, age 31, became Chief Financial Officer of the Bank in May 1997. Prior to his appointment as Chief Financial Officer, Mr. Blow was a senior manager at the accounting firm of KPMG Peat Marwick LLP. Mr. Blow also serves as a director of Hudson City Associates, Inc. and as Secretary and Treasurer of Hudson River Funding Corp., wholly owned subsidiaries of the Bank. See "Business of the Bank--Subsidiary and Other Activities."

     Pamela M. Wood. Ms. Wood, age 50, has been employed by the Bank since 1969 and has served as Senior Vice President and Corporate Secretary since 1993. She also serves as Secretary of Hudson River Mortgage Corporation, Hudson City Center, Inc. and Hudson City Associates, Inc.

From 1990 to 1993, she served as Vice President and Corporate Secretary. From 1984 to 1990 she served as Assistant Vice President. From 1969 to 1984 she served as Administrative Assistant and Executive Secretary.

     Sidney D. Richter. Mr. Richter, age 57, has served as the Bank's Senior Vice President of Lending since 1993. From 1990 to 1993, Mr. Richter served as the Bank's Vice President for Commercial Lending. Mr. Richter also serves as a director of each of the Bank's wholly owned subsidiaries. See "Business--Subsidiary and Other Activities."

Meetings and Committees of the Board of Trustees of the Bank

         The Bank's Board of Trustees meets at least monthly and held 12 meetings during the fiscal year ended March 31, 1997. During fiscal 1997, no trustee of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Trustee on which he or she served. The current committees of the Board of Trustees of the Bank are the Executive Committee, Trust Committee, Audit Committee, Examining Committee and the Compensation Committee. Following the Conversion, the Board of Directors of the Bank may revise the membership and structure of the current committees of the Board of Trustees.


         The  Executive  Committee is comprised of all of the Trustees with John
E. Kelly serving as Chairman. The Executive Committee meets on an as needed basis and exercises the power of the Board of Trustees between Board meetings, to the extent permitted by applicable law. The Executive Committee met 14 times during fiscal 1997.


         The Audit Committee is responsible for the oversight of the Bank's Internal Audit Department and for the review of the Bank's annual audit report prepared by the Bank's independent auditors. Only non-employee directors may serve on the Audit Committee. The current members of the committee are Trustees Bardwell (Chairman), Collins and Phelan. The Audit Committee met one time during fiscal 1997.


         The Trust Committee oversees the Bank's trust operations. The current members of the Trust Committee are Trustees Florio, Phelan and Schram and officers Richter and Blow and trust officer Willsey. The Trust Committee met 12 times during fiscal 1997.


Trustee Compensation

         During fiscal 1997, each trustee of the Bank received a fee of $1,100 per Board meeting attended. During fiscal 1997, members of the Executive Committee each received $550 per committee meeting attended, members of the Audit Committee each received $450 per committee meeting attended and members of the Trust Committee each received $200 per committee meeting attended. In addition, non-employee Directors of Hudson City Associates, Inc. receive $200 per meeting attended.

Trustees Emeritus


         Under the Bank's Bylaws, a retiring Trustee may, with the approval of the Board of Trustees, serve as a Trustee Emeritus of the Bank. A Trustee
Emeritus is entitled to attend all meetings of the Board of Trustees, participate in all discussions and receive the same fees as a Trustee or a Trustee Emeritus may elect to receive an annual retainer of $10,000 for attendance at Board of Trustee meetings only. Trustees Emeritus are not, however, entitled to vote or meet as a separate body. Warren H. Bohnsack and Morton A. Ginsberg currently serve as Trustees Emeritus of the Bank. It is anticipated that following the Conversion, Messrs. Bohnsack and Ginsberg will serve as Directors Emeritus of the Bank and the Holding Company and act in an advisory capacity to the Board of Directors of the Bank and the Holding Company but have no voting rights.


Executive Compensation

         The following table sets forth information concerning the compensation paid to the Bank's Chief Executive Officer and the Bank's only other executive officer whose salary and bonus for fiscal 1997 exceeded $100,000.

                                                               Summary Compensation Table
                                                                                     Long Term Compensation
                                                   Annual Compensation                      Awards

                                                                Other Annual   Restricted Stock   Options      All Other
Name and Principal Position       Year    Salary($)   Bonus($) Compensation($)   Award ($)(1)      (#)(1)   Compensation($)
                                                                                                                  (2)
Carl A. Florio, President and     1997   $150,000(3)   $13,125      $---             N/A            N/A          $4,700
Chief Executive Officer

Sidney D. Richter                 1997     103,000     13,375        ---             N/A            N/A          4,300
Senior Vice President

(1) As a mutual institution, the Bank does not have any stock options or restricted stock plans. The Holding Company does, however, intend to adopt such plans following the Conversion. See "-- Benefit Plans - Employee Stock Ownership Plan" and "-- Recognition and Retention Plan."

(2) Represents $400 and $400 of life insurance premiums paid by the Bank and the Bank's contributions of $4,300 and $3,900 to the Bank's 401(k) plan on behalf of Messrs. Florio and Richter, respectively.

(3) Represents service as Chief Financial Officer of the Bank from April 1996 to June 1996 and as the Chief Executive officer from June 1996 to March 1997.

Employment Agreements


     Upon the Conversion, the Bank and the Holding Company intend to enter into employment agreements with Mr. Florio and three other officers of the Bank (individually, the "Executive") and the Holding Company intends to enter into employment agreements with Carl Florio, Sidney Richter and two other executive officers of the Bank (collectively, the "Employment Agreements"). The Employment Agreements are intended to ensure that the Bank and the Holding Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Holding Company depends to a significant degree on the skills and competence of the above referenced officers.


     The Employment Agreements provide for either three-year or two-year terms for each Executive. The terms of the Employment Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salary which will be effective for such Employment Agreement for Mr. Florio will be $235,000. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Holding Company for cause, as defined in the Employment Agreements, at any time. In the event the Bank or the Holding Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Holding Company upon; (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a reduction in the benefits and perquisites being provided to the Executive under the Employment Agreement; (iv) liquidation or dissolution of the Bank or the Holding Company; or (v) a breach of the agreement by the Bank or the Holding Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive for the remaining term of the Employment Agreement and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank and the Holding Company during the remaining term of the agreement. The Bank and the Holding Company would also continue and pay for the Executive's life, health, dental and disability coverage for the remaining term of the Agreement. Upon any termination of the Executive, other than following a change in control, the Executive is subject to a one year non-competition agreement.

     Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Holding Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Holding Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Under the Employment Agreements, a voluntary termination following a change in control means the executive's voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits or relocation. Notwithstanding that both the Bank and Holding Company Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

     Payments to the Executive under the Bank's Employment Agreement will be guaranteed by the Holding Company in the event that payments or benefits are not paid by the Bank. Payment under the Holding Company's Employment Agreement would be made by the Holding Company. The Holding Company's Employment Agreement also provides that the Holding Company will compensate the Executive for excise taxes imposed on any "excess parachute payments," as defined under section 280G of the Code, made thereunder, and any additional income and excise taxes imposed as a result of such compensation. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Holding Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Holding Company shall indemnify the Executive to the fullest extent allowable under New York and Delaware law, respectively. In the event of a change in control of the Bank or the Holding Company, the total amount of payments due under the Agreements, based solely on cash compensation paid to the officers who will receive Employment Agreements over the past five fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $2.2 million.


Change in Control Agreements


     Upon Conversion, the Bank intends to enter into two-year Change in Control Agreements (the "CIC Agreements") with five officers of the Bank, none of whom will be covered by employment contracts. Commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank CIC Agreements may be renewed by the Board of Directors of the Bank for an additional year. The Bank's CIC Agreements will provide that in the event voluntary or involuntary termination follows a change in control of the Holding Company or the Bank, the officer would be entitled to receive a severance payment equal to two times the officer's average annual compensation for the five most recent taxable years. The Bank would also continue to pay for the officer's life, health and disability coverage for twenty-four months following termination. Under the CIC Agreements, a voluntary termination following a change in control means the executive's voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits or relocation. In the event of a change in control of the Holding Company or the Bank, the total payments that would be due under the CIC Agreements, based solely on the current annual compensation paid to the officers covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $876,000.


Employee Severance Compensation Plan


     The Bank's Board of Directors intends to, upon the Conversion, establish the Hudson River Bank & Trust Company Employee Severance Compensation Plan ("Severance Plan") which will provide eligible employees with severance pay benefits in the event of a change in control of the Bank or the Holding Company following Conversion. Management personnel with Employment Agreements or CIC Agreements are not eligible to participate in the Severance Plan. Generally, employees are eligible to participate in the Severance Plan if they have completed at least one year of service with the Bank. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control of the Bank or the Holding Company, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan), will be entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant will be entitled to a cash severance payment equal to one-twelfth of annual compensation for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the Severance Plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $196,000. However, it is management's belief that substantially all of the Bank's employees would be retained in their current positions in the event of a change in control, and that any amount payable under the Severance Plan would be considerably less than the total amount that could possibly be paid under the Severance Plan.


Independent Compensation Expert

     Pursuant to NYBB regulations, an independent compensation expert must review the total compensation for the executive officers and trustees of the Bank as a whole and on an individual basis and determine whether such compensation is reasonable and proper in comparison to the compensation provided to executive officers, directors or trustees of similar publicly-traded financial institutions. William M. Mercer, Incorporated has conducted such review on behalf of the Bank and determined that, based upon published professional survey data of similarly situated publicly-traded financial institutions operating in the relevant markets, with respect to the total cash compensation for executive officers and total remuneration for trustees of the Bank, such compensation, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to similarly situated publicly-traded financial institutions, and that, with respect to the amount of shares of Common Stock to be reserved under the ESOP, and expected to be reserved under the RRP and the Stock Option Plan, as a whole, such amounts reserved for granting are reasonable in comparison to similar publicly-traded financial institutions.

Benefit Plans

     General. The Bank currently provides health care benefits to its employees, including hospitalization, major medical, dental, life and disability insurance, subject to certain deductibles and copayments by employees.

     Defined Benefit Pension Plan. The Bank sponsors a defined benefit pension plan for its employees (the "Pension Plan"). Salaried employees are eligible to participate in the Pension Plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must reach five years of service before attaining a vested interest in his or her retirement benefits, after which such participant is 100% vested. The Pension Plan is funded solely through contributions made by the Bank.

     The benefit provided to a participant at normal retirement age (generally age 65) is based on the average of the participant's basic annual compensation during the 36 consecutive months of service within the last 120 completed months of a participant's service which yields the highest average compensation ("average annual compensation"). Compensation for this purpose is the participant's basic annual salary, including any contributions through a salary reduction arrangement to a cash or deferred plan under Section 401(k) of the Code, but exclusive of overtime, bonuses, severance pay, or any special payments or other deferred compensation arrangements. The annual benefit provided to a participant, without offset for the participant's anticipated Social Security benefit, who retires at age 65 is equal to 2% of average annual compensation for each year of service up to a maximum of 30 years.

     The annual benefit provided to participants (i) at early retirement age (generally age 62) with five years of service who elect to defer the payment of their benefits to normal retirement age, (ii) at early retirement age with five years of service who elect to receive payment of their benefits prior to normal retirement age, or (iii) who postpone annual benefits beyond normal retirement age, are calculated basically the same as the benefits for normal retirement age, with annual average compensation being multiplied by 2% for each year of such individual's actual years of service. A participant eligible for early retirement benefits who does not meet the requirements set forth above will have his or her benefits adjusted as further described in the Pension Plan.

     The Pension Plan also provides for disability and death benefits.

     The following table sets forth, as of March 31, 1997, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The figures in this table are based upon the assumption that the Pension Plan continues in its present form and does not reflect offsets for Social Security benefits and does not reflect benefits payable under the ESOP. At March 31, 1997, the estimated years of credited service of Messrs. Florio and Richter were three and six years, respectively.



                                   Pension Plan Table
                                Years of Credited Service
Remuneration         15           20         25           30           35*
     $ 75,000      $22,500      $30,000    $37,500      $45,000      $46,875
     $100,000      $30,000      $40,000    $50,000      $60,000      $62,500
     $125,000      $37,500      $50,000    $62,500      $75,000      $78,125
     $150,000      $45,000      $60,000    $75,000      $90,000      $93,750
     $175,000      $45,000      $60,000    $75,000      $90,000      $93,750
     $200,000      $45,000      $60,000    $75,000      $90,000      $93,750
     $225,000      $45,000      $60,000    $75,000      $90,000      $93,750
     $250,000      $45,000      $60,000    $75,000      $90,000      $93,750
     $300,000      $45,000      $60,000    $75,000      $90,000      $93,750
     $400,000      $45,000      $60,000    $75,000      $90,000      $93,750
     $500,000      $45,000      $60,000    $75,000      $90,000      $93,750

     --------------------
     *Assumes that participant had 30 or more years of Credited Servie as of July 14, 1995.

     401(k) Savings Plan. The Bank has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Code (the "401(k) Plan"). All salaried employees who have attained age 21 and completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate.

     Participants are permitted to make salary reduction contributions to the 401(k) Plan of between 2% to 10% of the participant's annual salary. Each participant's salary reduction contribution is matched by the Bank in an amount equal to 50% of the participant's before-tax contribution up to a maximum contribution by the Bank of 4% of such participant's annual salary for the Plan Year. All participant contributions and earnings are fully and immediately vested. All matching contributions are vested at a rate of 20% per year over a five year period commencing after one year of employment with the Bank. However, in the event of retirement, permanent disability or death, a participant will automatically become 100% vested in the value of all matching contributions and earnings thereon, regardless of the number of years of employment with the Bank.

     Participants may invest amounts contributed to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a quarterly basis pursuant to procedures established by the Plan Administrator. Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan. For the year ended March 31, 1997, the Bank's contributions to the 401(k) Plan on behalf of Messrs. Florio and Richter were $4,300 and $3,900, respectively.


     Employee Stock Ownership Plan. The Board of Trustees of HCSI and the Board of Directors of the Holding Company have approved the adoption of an ESOP for the benefit of full-time salaried employees of HCSI. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at
Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Holding Company's Common Stock.


     It is anticipated that the ESOP will be initially funded with a loan from the Holding Company. The proceeds from this loan are expected to be used by the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. After the Conversion, as a qualified employee pension plan under Section 401(a) of the Code, the ESOP will be in the form of a stock bonus plan and will provide for contributions, predominantly in the form of either the Holding Company's Common Stock or cash, which will be used within a reasonable period after the date of contributions primarily to purchase the Holding Company Common Stock. The maximum tax-deductible contribution by the Bank in any year is an amount equal to the maximum amount that may be deducted by the Bank under Section 404 of the Code, subject to reduction based on contributions to other tax-qualified employee plans. Additionally, the Bank will not make contributions if such contributions would cause the Bank to violate its regulatory capital requirements. The assets of the ESOP will be invested primarily in the Holding Company's Common Stock. The Bank will receive a tax deduction equal to the amount it contributes to the ESOP.

     From time to time the ESOP may purchase additional shares of Common Stock for the benefit of plan participants through purchases of outstanding shares in the market, upon the original issuance of additional shares by the Holding Company or upon the sale of shares held in treasury by the Holding Company. Such purchases, which are not currently contemplated, would be subject to then-applicable laws, regulations and market conditions.


     All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Employees will be credited for years of service to the Bank prior to the adoption of the ESOP for participation and vesting purposes. The Bank's contribution to the ESOP is allocated among participants on the basis of compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. A participant will become vested in his or her ESOP account at a rate of 20% per year and after completing five years of service a participant will be 100% vested in his or her ESOP account. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distribution will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.


     Participating employees are entitled to instruct the trustee of the ESOP as to how to vote the shares held in their account. Unallocated shares will be voted by the trustee in the same proportion as allocated shares. First Bankers Trust, the trustee, who has dispositive power over the shares in the Plan, is an independent party and will not be affiliated with the Holding Company or HCSI following the Conversion. The ESOP may be amended by the Board of Directors of the Holding Company, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

     Benefit Restoration Plan. The Bank also maintains a non-qualified deferral compensation plan, known as the Hudson River Bank & Trust Company Benefit Restoration Plan (the "Restoration Plan"). The Restoration Plan provides certain officers and highly compensated executives with supplemental retirement income from the Bank when such amounts cannot be paid from the tax-qualified Retirement Plan or 401(k) Plan. Participants in the Restoration Plan receive a benefit equal to the amount they would have received under the Retirement Plan and the 401(k) Plan, but for reductions in such benefits imposed by operation of Sections 401(a)(17), 401(m), 401(k)(3), 402(g) and 415 of the Code. In addition, the Restoration Plan is intended to make up benefits lost under the ESOP allocation procedures to certain participants named by the Compensation Committee who retire prior to the complete repayment of the ESOP loan. At the retirement of a participant, the benefits under the Restoration Plan are determined by first: (i) projecting the number of shares that would have been allocated to the participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the participant's first date of ESOP participation); and (ii) first reducing the number determined by (i) above by the number of shares actually allocated to the Participant's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the Common Stock over the preceding five years. Benefits under the Restoration Plan vest in 20% annual increments over a five year period commencing as of the date of a Participant's participation in the Restoration Plan . The vested portion of the Restoration Plan Participant's benefits are payable upon the retirement of the Participant upon or after the attainment of age 65 or in accordance with the requirements of early retirement under the Retirement Plan.


     Stock Option and Incentive Plan. Among the benefits to the Bank and the Holding Company anticipated from the Conversion is the ability to attract and retain directors and key personnel through stock option and other stock-related incentive programs. A Stock Option Plan is intended to be adopted by the Board of Directors of the Holding Company and then submitted to the Holding

Company's Stockholders for their approval (at a meeting to be held no earlier than six months following the Conversion).


     The Holding Company anticipates reserving an amount equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (or 1,552,500 shares based upon the issuance of 15,525,000 shares), for issuance under the Stock Option Plan. If the Holding Company implements an option plan within one year following completion of the Conversion, NYBB regulations provide that no individual officer or employee of the Bank may receive more than 25% of the options granted under the plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the options granted under the plan. NYBB and FDIC regulations also provide that the exercise price of any options granted under any such plan implemented within one year after the Conversion must equal or exceed the market price of the Common Stock as of the date of grant. Additionally, OTS regulations, as applied by the FDIC, provide that with respect to any stock option plan adopted within one year after conversion, the vesting or the exercisability of any options granted under such a plan may not be accelerated except upon death or disability.

     It is anticipated that the Stock Option Plan will allow for the granting of: (i) stock options for employees intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options for all plan participants that do not qualify as incentive stock options ("Non-Statutory Stock Options"); and (iii) Limited Option Rights (discussed below) which participants may exercise only upon a change in control of the Bank or the Holding Company. Unless sooner terminated, the Stock Option Plan will remain in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Holding Company's stockholders. Subject to applicable regulations, upon exercise of a "Limited Option Right" in the event of a change in control, the optionee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of any unexercised option, whether exercisable or unexercisable at such time, and the fair market value of the shares of common stock subject to the option on the date of exercise in lieu of purchasing the stock underlying the option. A change in control would be defined in the Stock Option Plan and would generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Holding Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Holding Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.


     It is intended that under the Stock Option Plan,  an optionee  would not be required to make any payment for an option granted thereunder; accordingly, until the optionee exercised the option, he or she would not be placing any personal funds at risk. The Stock Option Plan will be administered by a committee (the "Compensation Committee") the members of which are each "non-employee directors," as defined in the SEC's regulations, and "outside directors," as defined under Section 162(m) of the Code and the regulations thereunder. The Stock Option Committee will determine which directors, officers and employees may receive options and Limited Options, whether such options will qualify as Incentive Stock Options, the number of shares subject to each option, the exercise price of each option, the manner of exercise of the options and the time when such options will become exercisable.


     The Holding Company anticipates that options granted pursuant to the Stock Option Plan will remain exercisable for at least three months following the date on which a participant ceases to perform services for the Bank or the Holding Company, except in the event of death or disability, in which case options would accelerate and become fully vested and remain exercisable for up to one year thereafter, or such longer period as determined by the Stock Option Committee, and in the event of termination of service of a participant by the Bank or Holding Company for cause, in which case options held by the participant would be immediately forfeited. However, any Incentive Stock Option exercised more than three months following the date on which an employee ceased to perform services as an employee, other than termination due to death or disability, would not be treated for tax purposes as an Incentive Stock Option. It is intended that the Stock Option Plan would provide that the Stock Option Committee, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     Recognition and Retention Plan. Following consummation of the Conversion, the Board of Directors of the Holding Company intends to adopt a Recognition and Retention Plan ("RRP") for directors, officers and employees. The objective of the RRP will be to enable the Holding Company to provide directors, officers and employees with a proprietary interest in the Holding Company as an incentive to contribute to its success. The Holding Company intends to present the RRP to stockholders for their approval at a meeting of stockholders which, pursuant to applicable NYBB and FDIC regulations, may be held no earlier than six months subsequent to completion of the Conversion.

     The RRP will be administered by the Compensation Committee of the Board of Directors. The Holding Company will contribute funds to the RRP to enable it to acquire in the open market or from authorized but unissued shares, following stockholder ratification of such plan, an amount of stock equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (representing 621,000 shares in the aggregate, having a value of $6,210,000 based on the offering price per share of $10.00). Although no specific awards have been made, the Holding Company anticipates that it will provide stock awards to the directors, executive officers and employees of the Holding Company or the Bank or their affiliates to the extent permitted by applicable regulations. NYBB regulations provide that, to the extent the Holding Company implements the RRP within one year after Conversion, no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors. Additionally, OTS regulations, as applied by the FDIC, provide that Awards granted under the RRP may not be accelerated except upon death or disability for plans adopted within one year after conversion.


     Under the terms of the proposed RRP, awards ("Awards") can be granted to key employees in the form of shares of Common Stock held by the RRP. Awards are non-transferable and non-assignable. Recipients will earn (i.e., become vested in), over a period of time, the shares of Common Stock covered by the Award.

Certain Transactions

     The Bank's policies do not permit the Bank to make loans to any of its Trustees. Federal laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. As of March 31, 1997, all outstanding loans to the Bank's executive officers were made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with the general public, and do not involve more than the normal risk of collectiblity.

     Chairman of the Board of Trustees Earl Schram, Jr. is President of the law firm of Connor, Curran & Schram P.C. ("Connor Curran"). Connor Curran serves as outside counsel to the Bank and performs various legal services for the Bank. During fiscal 1997, the Bank paid Connor Curran approximately $184 thousand in fees for services rendered. Connor Curran also receives an indirect benefit from the Bank to the extent borrowers of Hudson City engage Connor Curran to close their loans. Services provided by Connor Curran to the Bank are provided on terms comparable to those which are available to unaffiliated parties.

Proposed Purchases by Executive Officers and Trustees

     The following table sets forth the number of shares of Common Stock that the executive officers and trustees, and their associates, propose to purchase in the Offerings, assuming shares of Common Stock are issued at $10.00 per share at the minimum ($111,407,770) and maximum ($150,728,150) of the Estimated Valuation Range and that sufficient shares will be available to satisfy their orders. The table also sets forth the total expected beneficial ownership of Common Stock as to all trustees and executive officers as a group.


                                          At the Minimum        At the Maximum
                                              of the                of the
                                       Estimated Valuation   Estimated Valuation
                                             Range(1)               Range(1)

                                                      As a               As a
                                                     Percent            Percent
                                                        of                of
                                          Number of  Shares   Number of  Shares
Name                            Amount      Shares   Offered   Shares   Offered

Carl A. Florio............. $   400,000     40,000     .36%     40,000    .27%
Earl Schram, Jr............   1,000,000    100,000     .90     100,000    .66
Stanley Bardwell...........     200,000     20,000    .18       20,000    .13
William E. Collins.........     150,000     15,000    .13       15,000    .10
John E. Kelly..............       3,000        300    --(2)        300    --(2)
Joseph W. Phelan...........     250,000     25,000    .22       25,000    .17
William H. Jones...........     200,000     20,000    .18       20,000    .13
Marilyn A. Herrington......     250,000     25,000    .22       25,000    .17
Marcia M. Race.............      15,000      1,500    .01        1,500    .01
Timothy E. Blow............      20,000      2,000    .02        2,000    .01
Pamela M. Wood.............      20,000      2,000    .02        2,000    .01
Sidney D. Richter..........     200,000     20,000    .18       20,000    .13
                              ---------   --------  -----       ------   -----
All directors and executive
  officers as a group
  (12 persons).............  $2,708,000    270,800  2.43 %     270,800   1.80 %
                             ==========    =======  ======     =======   =====



(1) Includes proposed subscriptions, if any, by associates. Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares issued to the Foundation. Also does not include shares to be contributed to the Foundation equal to 3% of the Common Stock sold or 334,223 shares and 452,184 shares at the minimum and the maximum, respectively of the Estimated Valuation Range, Common Stock which may be awarded under the Recognition and Retention Plan to be adopted equal to 4% of the Common Stock issued in the Conversion, including shares issued to the Foundation (or 459,000 shares and 621,000 shares at the minimum and the maximum, respectively, of the Estimated Valuation Range), and Common Stock which may be purchased pursuant to options which may be granted under the Stock Option Plan equal to 10% of the number of shares of Common stock issued in the Conversion, including shares issued to the Foundation (or 1,147,500 shares or 1,552,500 shares at the minimum and the maximum, respectively, of the Estimated Valuation Range.)

(2) Less than .01%.

                                 THE CONVERSION

     THE BOARD OF TRUSTEES OF THE BANK AND THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE BANK'S DEPOSITORS ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE SUPERINTENDENT.

General


         On November 20, 1997, the Bank's Board of Trustees unanimously adopted the Plan of Conversion pursuant to which the Bank will be converted from a New York mutual savings bank to a New York stock savings bank. The Plan was amended by the Board of Trustees as of February 19, 1998. It is currently intended that all of the outstanding capital stock issued by the Bank pursuant to the Plan will be held by the Holding Company, which is incorporated under Delaware law. The Plan was approved by the Superintendent, and the Bank has received a notice of intent not to object to the Plan from the FDIC, subject to, among other things, approval of the Plan by the Bank's depositors. A special meeting of depositors has been called for this purpose to be held on June 29, 1998.


         The Holding Company has received approval from the OTS to become a savings and loan holding company and to acquire all of the capital stock of the Bank to be issued in the Conversion. The Holding Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining net proceeds to purchase all of the then issued and outstanding capital stock of the Bank. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Holding Company (or of the Bank, if the holding company form of organization is not utilized) to be issued pursuant to the Plan.

         The Plan provides that the Board of Trustees of the Bank may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use the holding company form of organization. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Bank's or the Holding Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Bank's operating policies. In the event such a decision is made, the Bank will withdraw the Holding Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Holding Company, including filing any necessary documents with the NYSBD and the FDIC. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Conversion, if permitted by the NYSBD, the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of a holding company and will be solicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Bank's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Bank of such subscriber's intention to affirm, modify or rescind such subscriber's subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock.

         The Plan provides generally that (i) the Bank will convert from a mutual savings bank to a capital stock savings bank and (ii) the Holding Company will offer shares of Common Stock for sale in the Subscription Offering to the Bank's Eligible Account Holders, Employee Plans, including the ESOP and Supplemental Eligible Account Holders. The Plan also provides that shares not subscribed for in the Subscription Offering may be offered in a Community Offering to certain members of the general public. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Holding Company to the general public in a Syndicated Community Offering. The Holding Company and the Bank have reserved the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "-Community Offering" and "- Syndicated Community Offering."

         The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Valuation Range, currently estimated to be between $111,407,770 and $150,728,150 is based upon an independent appraisal prepared by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions, of the estimated pro forma market value of the Common Stock of the Holding Company. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Offerings. See "- Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

         The following is a brief summary of pertinent aspects of the Plan. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available from the Bank upon written request and is available for inspection at the offices of the Bank and at the office of the Superintendent. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC.

Purposes of Conversion

         The Bank, as a New York mutual savings bank, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate, enhanced future access to capital markets, enhanced ability to diversify into other financial services related activities and enhanced ability to render services to the public.

         The holding company form of organization, if used, would provide additional flexibility to diversify the Bank's business activities through newly-formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, the Holding Company will be in a position after the
Conversion, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise. While there are benefits associated with the holding company form of organization, such form of organization may involve additional costs associated with its maintenance and regulation as a savings and loan company, such as additional administrative expenses, taxes and regulatory filings or examination fees.


         The potential impact of the Conversion upon the Bank's capital base is significant. The Bank had Tier I Leverage Capital of $66.8 million, or 10.1% of assets, at December 31, 1997. Assuming that $148.0 million of net proceeds are realized from the sale of Common Stock (being the maximum of the Estimated Valuation Range established by the Board of Directors based on the Valuation Range which has been estimated by RP Financial to be from a minimum of $111,407,770 to a maximum of $150,728,150 (see "Pro Forma Data" for the basis of this assumption)) and assuming that $74.0 million of the net proceeds are used by the Holding Company to purchase the capital stock of the Bank, the Bank's Tier I Leverage capital ratio, on a pro forma basis, will increase to 17.0% after the Conversion. The investment of the net proceeds from the sale of the Common Stock will provide the Bank with additional income to further enhance its capital position. The additional capital may also assist the Bank in offering new programs and expanded services to its customers.


         After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's Certificate of Incorporation will permit the Holding Company, subject to market conditions and regulatory approval, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Holding Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares to the Foundation or upon exercise of stock options granted pursuant to the Stock Option Plan or the possible issuance of authorized but unissued shares pursuant to the RRP. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries.
See "Management of the Bank - Executive Compensation."


Effects of Conversion

         General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the institution based upon the balance in such depositor's account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced.

         Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When  a  mutual   savings  bank  converts  to  stock  form,   permanent
non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of, depositors is thereafter represented exclusively by their liquidation rights. See "--Liquidation Rights." Such common stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

         Continuity. While the Conversion is being accomplished, and after the consummation of the Conversion, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Superintendent and the FDIC. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The trustees serving the Bank immediately before the Conversion will serve as directors of the Bank after the Conversion. The directors of the Holding Company will consist of all of the individuals currently serving on the Board of Trustees of the Bank. It is anticipated that all officers of the Bank serving immediately before the Conversion will retain their positions after the Conversion. See "Management of the Holding Company" and "Management of the Bank."

         Deposit Accounts and Loans. Under the Plan, each depositor in the Bank at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase Common Stock in the Conversion. See "--Procedure for Purchasing Shares in Subscription and Community Offerings." Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

         Furthermore, no loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.


         Voting Rights. In its current mutual form, voting rights and control of the Bank are vested exclusively in the Board of Trustees. After the Conversion, direction of the Bank will be under the control of the Board of Directors of the Bank. The Holding Company, as the holder of all of the outstanding capital stock of the Bank, will have exclusive voting rights with respect to any matters concerning the Bank requiring shareholder approval, including the election of directors of the Bank.

         After the Conversion, subject to the rights of the holders of preferred stock that may be issued in the future, the holders of the Common Stock will have exclusive voting rights with respect to any matters concerning the Holding Company. Each holder of Common Stock will, subject to the restrictions and limitations set forth in the Holding Company's Certificate of Incorporation discussed below, be entitled to vote on any matters to be considered by the Holding Company's shareholders, including the election of directors of the Holding Company.

         Liquidation Rights. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would receive such depositor's pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, such depositor's claim would be solely in the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the Bank above that amount.


         The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" (which is a memorandum account only) for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if such account holder were to continue to maintain such account holder's deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the shareholders of the Bank, whether or not such Eligible Account Holder or Supplemental Eligible Account Holder purchased Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, demand accounts, money market deposit accounts and time deposits, with an aggregate balance of $100 or more held in the Bank on September 30, 1996 (with respect to an Eligible Account Holder) and March 31, 1998 (with respect to a Supplemental Eligible Account Holder) (each a "Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for such account holder's deposit accounts based on the proportion that the aggregate balance of such person's Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders.

         If, however, on any annual closing date (i.e., the anniversary of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable) of the Bank, commencing on or after the effective date of the Conversion, the amount in any deposit account is less than the amount in such deposit account on September 30, 1996 (with respect to an Eligible Account
Holder), or March 31, 1998 (with respect to a Supplemental Eligible Account Holder), or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. For purposes of the liquidation account, time deposit accounts shall be deemed to be closed upon maturity regardless of renewal. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole shareholder of the Bank.

         Tax Aspects. Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS and New York taxing authorities or opinions of counsel with respect to federal and New York income taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders, except as noted below.

         No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Silver, Freedman & Taff, L.L.P., based on customary certificates delivered by management of the Holding Company and the Bank, that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(I)(F) of the Code, (ii) neither the Bank nor the Holding Company will recognize any gain or loss as a result of the Conversion; (iii) no gain or loss will be recognized by the Bank or the Holding Company upon the purchase of the Bank's capital stock by the Holding Company or by the Holding Company upon the purchase of its Common Stock in the Conversion; (iv) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Accounts Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (v) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (vi) the tax basis of each Eligible Account Holder's and each Supplemental Eligible Account Holders interest in the liquidation account will be zero; (vii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of non-transferable subscription rights to purchase shares of the Common Stock, provided, that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (viii) the tax basis to the shareholders of the Common Stock of the Holding Company purchased in the Conversion pursuant to the subscription rights will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised.


         KPMG Peat Marwick LLP has also opined, subject to the limitations and qualifications in its opinion, that the Conversion will not be a taxable transaction to the Holding Company or to the Bank for New York income and franchise tax purposes or to Eligible Account Holders or to Supplemental Eligible Account Holders for New York income tax purposes. The opinions of Silver, Freedman & Taff, L.L.P. and KPMG Peat Marwick LLP have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

         Unlike private rulings, opinions of counsel or other professionals are not binding on the IRS or the New York taxing authorities and the IRS or the New York taxing authorities could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS or the New York taxing authorities would not prevail in a judicial or administrative proceeding.


         Certain portions of both the federal and the state tax opinions are based upon the opinion of RP Financial that subscription rights issued in connection with the Conversion will have no value. In the opinion of RP Financial, which opinion is not binding on the IRS or the New York taxing authorities, the subscription rights do not have any value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are deemed to have an ascertainable value, such Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value, and the Bank could recognize gain on such distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Establishment of The Hudson River Bank & Trust Company Foundation


         General. In furtherance of the Bank's commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Holding Company will incorporate the Foundation under Delaware law as a non-stock corporation and will fund the Foundation with Common Stock of the Holding Company, as further described below. The Holding Company and the Bank believe that the funding of the Foundation with Common Stock of the Holding Company is a means to establish a common bond between the Bank and its community, enabling the Bank's community to share in the potential growth and success of the Holding Company over the long term. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to charitable purposes within the Bank's local community, including community development activities.


         Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. In recent years, the Bank has emphasized community lending and community development activities within the Bank's local community. The Bank received a "satisfactory" CRA rating in its last CRA examination. The Foundation is being formed to complement the Bank's existing community activities, not as a replacement for such activities. The Bank intends to continue to emphasize community lending and community development activities following the Conversion. However, such activities are not the Bank's sole corporate purpose. The Foundation will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to the Bank. In this regard, the Board of Trustees believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Holding Company is a means of enabling the Bank's community to share in the potential growth and success of the Holding Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and the Bank, thereby forming a partnership with the Bank's community. The establishment of the Foundation will also enable the Holding Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending and charitable activities.


         Although the Board of Trustees of the Bank and the Board of Directors of the Holding Company have carefully considered each of the above factors, the establishment of a charitable foundation in connection with a mutual to stock conversion is a relatively new concept that has been implemented by only a few other converting institutions. Accordingly, certain persons may raise challenges as to the validity of the establishment of the Foundation that, if not resolved promptly, could delay the consummation of the Conversion or result in the elimination of the Foundation.


         Structure of the Foundation. The Foundation was incorporated under Delaware law as a non-stock corporation. The Foundation's Certificate of Incorporation provides that it is organized exclusively for charitable purposes, including community development, as set forth in Section 501 (c) (3) of the Code. The Foundation's Certificate of Incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members. The Board of Directors of the Foundation will consist of four individuals who are officers or trustees of the Bank, and two individuals who are civic and community leaders within the Bank's local community. A Nominating Committee of such Board, which is to be comprised of a minimum of three members of the Board, will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms.

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a non-profit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Holding

Company held by the Foundation. However, as a condition to receiving the non-objection of the FDIC to the Bank's Conversion and the approval of the Conversion by the Superintendent, the Foundation will commit in writing to the FDIC and the Superintendent that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by shareholders of the Holding Company; provided, however, that, consistent with the condition, the FDIC and the Superintendent shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware; (ii) cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC and the Superintendent to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to the FDIC and the Superintendent that compliance with the voting restriction would have an effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the FDIC and the Superintendent shall grant a waiver of the voting requirement upon submission of such legal opinion(s) by the Holding Company or the Foundation that are satisfactory to the FDIC and the Superintendent. In the event that the FDIC and the Superintendent were to waive such voting requirement, the directors would direct the voting of the Common Stock held by the Foundation. However, the Superintendent may, in the case of a waiver, impose additional conditions regarding the composition of the Board of Directors. As of the date hereof, no event has occurred which would require the Holding Company to seek a waiver of the voting restriction.

         The Foundation's place of business will be located at the Bank's administrative offices and initially the Foundation is expected to have no employees but will utilize the staff of the Holding Company and the Bank. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, the Bank has provided the FDIC with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Foundation.

         The Holding Company intends to capitalize the Foundation with Common Stock of the Holding Company in an amount equal to 3% of the total amount of Common Stock to be sold in connection with the Conversion. At the minimum, midpoint and maximum of the Estimated Valuation Range, the contribution to the Foundation would equal 334,223, 393,204 and 452,184 shares, which would have a market value of $3.3 million, $3.9 million and $4.5 million, respectively, assuming the Purchase Price of $10.00 per share. The Holding Company and the Bank determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Holding Company and the Bank over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Holding Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

         The Foundation will receive working capital from any dividends that may be paid on the Holding Company's Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501 (c) (3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Holding Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Holding Company would have 11,475,000, 13,500,000 and 15,525,000 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Valuation Range. Because the Holding Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Holding Company's common stock would be diluted by 2.9%, as compared to their interests in the Holding Company if the Foundation were not established. For additional discussion of the dilutive effect, see "Pro Forma Data."


         Tax Considerations. The Holding Company and the Bank have received an opinion of Silver, Freedman & Taff, L.L.P. that an organization created for the above purposes would qualify as an organization exempt from taxation under
Section 501(c)(3) of the Code, and would likely be classified as a private foundation. The Foundation will submit an application to the IRS to be recognized as an exempt organization. If the Foundation files such an application within 15 months from the date of its organization, and if the IRS approves the application, the effective date of the Foundation's status as a
Section 501(c)(3) organization will be retroactive to the date of its organization. Silver, Freedman & Taff, L.L.P., however, has not rendered any advice on the condition to the contribution to be agreed to by the Foundation which requires that all shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Holding Company on all proposals considered by shareholders of the Holding Company. Consistent with this condition, in the event that the Holding Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax for "self-dealing" under Section 4941 of the Code, the Holding Company would request a waiver from the FDIC and the Superintendent of such voting restriction upon submission by the Holding Company or the Foundation of a legal opinion(s) to that effect satisfactory to the FDIC and the Superintendent. However, no assurance can be given that such waiver would be granted. See "- Regulatory Conditions Imposed on the Foundation."

         Under the Code, the Holding Company is entitled to a deduction for charitable contributions in an amount not exceeding 10% of its taxable income (computed without regard to the contributions) for the year of the contribution, and any contributions in excess of the deductible amount may be carried forward and deducted in the Holding Company's five succeeding taxable years, subject, in each such year, to the 10% of taxable income limitation. The Holding Company and the Bank believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Holding Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. Based on such consideration, the Holding Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard assuming the sale of the Common Stock at the maximum of the Estimated Valuation Range, the Holding Company would have pro forma consolidated capital of $198.5 million or 24.94% of pro forma consolidated assets and the Bank's pro forma leverage and risk-based capital ratios would be 17.01% and 25.59%, respectively. See "Regulation - The Bank Capital Requirements," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Stock Contribution." Thus, the amount of the contribution will not adversely impact the financial condition of the Holding Company and the Bank, and the Holding Company and the Bank therefore believe that the amount of the charitable contribution is reasonable and will not raise safety and soundness concerns.


         The Holding Company and the Bank have received the opinion of Silver, Freedman & Taff, L.L.P. that the Holding Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the 10% of taxable income limitation. As discussed above, the Holding Company will be able to carry forward and deduct any portion of the contribution in excess of such 10% limitation for five years following the year of the contribution. If the Holding Company and the Foundation had been established in the fiscal year ended March 31, 1997, the Holding Company would have been entitled to a charitable contribution deduction in its taxable year ended December 31, 1997 of approximately $756,000 and would have been able to carry forward and deduct approximately $3.8 million over its next succeeding five taxable years (based on the Bank's estimated pre-tax income for 1997 and a contribution in 1997 of Common Stock equal to $4.5 million). Assuming the close of the Offering at the maximum of the Estimated Valuation Range, the Holding Company estimates that the entire amount of the contribution should be deductible over a six-year period. Neither the Holding Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Holding Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Holding Company and the Bank at that time, the interests of shareholders and depositors of the Holding Company and the Bank, and the financial condition and operations of the Foundation.

         Although the Holding Company and the Bank have received the opinion of Silver, Freedman & Taff, L.L.P. that the Holding Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as an organization exempt from taxation under section 501(c)(3) of the Code or that the deduction will be permitted. If the IRS successfully maintains that the Foundation is not so exempt or that the deduction is not permitted, the Holding Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors - Establishment of the Charitable Foundation."

         In general, the income of a private foundation is exempt from federal and state taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's taxable year to maintain its tax-exempt status. The Foundation will also be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers, and a concise statement of the purpose of each grant. The Foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is subject to the following conditions to be agreed to by the Foundation in writing as a condition to receiving the FDIC's nonobjection of the Bank's Conversion and the approval of the Conversion by the Superintendent: (i) the Foundation will be subject to examination by the FDIC and the Superintendent; (ii) the Foundation must comply with supervisory directives imposed by the FDIC and the Superintendent; (iii) the Foundation will operate in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy; and (iv) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Holding Company on all proposals considered by shareholders of the Holding Company; provided, however that, consistent with this condition, the FDIC and the Superintendent shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware;
(b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC and the Superintendent to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to FDIC and the Superintendent that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the FDIC and the Superintendent shall grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation which are satisfactory to the FDIC and the Superintendent. There can be no assurances that a legal opinion addressing these issues will be rendered, or if rendered, that the FDIC and the Superintendent will grant an unconditional waiver of the voting restriction. If the Superintendent waives the voting restriction, the NYSBD may (1) impose a condition that a certain portion of the members of the Foundation's Board of Directors shall be persons who are not directors, officers or employees of the Bank or the Holding Company or any affiliate thereof or (2) impose such other condition relating to control of the Common Stock held by the Foundation as determined by the NYSBD to be appropriate. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

Stock Pricing


         The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank and the Holding Company have retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial will receive a fee of $37,500, plus out-of-pocket expenses. The Bank and the Holding Company have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP's liability results from its negligence or bad faith.


         An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the financial statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Holding Company and the Bank, and the economic and demographic conditions in the Bank's existing market area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings associations and savings institutions located in the Bank's market area and the State of New York; the aggregate size of the offering of the Common Stock; the impact of the Conversion on the Bank's equity and earnings potential; the proposed dividend policy of the Holding Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial has advised the Holding Company and the Bank that, in its opinion, dated as of February 27, 1998, the estimated pro forma market value of the Common Stock ranged from a minimum of $111,407,770 to a maximum of $150,728,150 with a midpoint of $131,067,960. The
Board of Trustees of the Bank held a meeting to review and discuss the appraisal report prepared by RP Financial. A representative of RP Financial participated in the meeting to explain the contents of the appraisal report. In connection with its review of the reasonableness and adequacy of such appraisal consistent with NYBB and FDIC regulations and policies, the Board of Trustees reviewed the methodology that RP Financial employed to determine the pro forma market value of the Common Stock and the appropriateness of the assumptions that RP Financial used in determining this value.

         Based upon the Valuation Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Trustees, the Board of Trustees has established the Estimated Valuation Range of $111,407,770 to $150,728,150, with a midpoint of $131,067,960, and the Holding Company expects to issue between 11,140,777 and 15,072,815 shares of Common Stock. The Estimated Valuation Range may be amended with the approval of the Superintendent and FDIC

(if required), if necessitated by subsequent developments in the financial condition of the Holding Company or the Bank or market conditions generally.

         The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by the Bank, nor did RP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

         Following commencement of the Subscription Offering or Community Offering, if any, the maximum of the Estimated Valuation Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 17,333,738 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Valuation Range to fill unfilled orders in the Subscription and Community Offerings.

         No sale of shares of Common Stock may be consummated  unless,  prior to such consummation, RP Financial confirms to the Bank, Holding Company, Superintendent and FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription Offering and Community Offering, if any.

         If, based on RP Financial's estimate, the pro forma market value of the Common Stock, as of the date that RP Financial so confirms, is not more than 15% above the maximum and not less than the minimum of the Estimated Valuation Range then, (1) with the approval of the Superintendent, if required, and the FDIC, the number of shares of Common Stock to be issued in the Conversion may be increased or decreased, pro rata to the increase or decrease in value, without resolicitation of subscriptions, to no more than 17,333,738 shares or no less than 11,140,777 shares, and (2) all shares purchased in the Subscription and Community Offerings will be purchased for the Purchase Price of $10.00 per share. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans which will be able to subscribe for such adjusted amount up to their 10% subscription. See "- Limitations on Common Stock Purchases."

         If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Valuation Range or less than the minimum of the Estimated Valuation Range, the Bank and the Holding Company, after consulting with the Superintendent and the FDIC, may terminate the Plan and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, draft or money order, extend or hold new Subscription and Community Offerings, establish a new Estimated Valuation Range, commence a resolicitation of subscribers or take such other actions as permitted by the Superintendent and the FDIC in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless such resolicitation is further extended by the Superintendent and the FDIC for periods of up to 60 days not to extend beyond June 29, 2000.


         If all shares of Common Stock are not sold through the Subscription and Community Offerings, then the Bank and the Holding Company expect to offer the remaining shares in a Syndicated Community Offering, which would occur as soon as practicable following the close of the Subscription Offering or Community Offering, if any, but may commence during the Subscription Offering and Community Offering, if any, subject to the prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "--Syndicated Community Offering."

         No sale of shares of Common Stock may be consummated unless, prior to such consummation, RP Financial confirms to the Bank, the Holding Company, Superintendent and the FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause RP Financial to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Holding Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below, or more than 15% above, the Estimated Valuation Range would be subject to Superintendent and FDIC approval. If such confirmation is not received, the Bank may extend the Conversion, extend, reopen or commence new Subscription and Community Offerings or a Syndicated Community Offering, establish a new Estimated Valuation Range and commence a resolicitation of all subscribers with the approval of the Superintendent and FDIC or take such other actions as permitted by the Superintendent and FDIC in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, and the Holding Company and the Bank determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Valuation Range must be approved by the Superintendent and FDIC. A resolicitation, if any, following the conclusion of the Subscription Offering or the Community Offering would not exceed 45 days, or if following the Syndicated Community Offering, 60 days, unless further extended by the Superintendent for periods up to 60 days not to extend beyond June 29, 2000. If such resolicitation is not effected, the Bank will return with interest all funds promptly at the Bank's passbook rate of interest on payments made by check, savings bank draft or money order.


         Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the offices of the Bank and the other locations specified under "Additional Information."

Number of Shares to be Issued

         Depending upon market or financial conditions following the commencement of the Subscription Offering and Community Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers; provided, that the product of the total number of shares times the price per share is not below the minimum or more than 15% above the maximum of the Estimated Valuation Range, and the total number of shares to be issued in the Conversion is not less than 11,140,777 or greater than 15,072,815 (or 17,333,738 if the Estimated Valuation Range is increased by 15%).

         In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, if the Plan is not terminated by the Holding Company and the Bank after consultation with the Superintendent and FDIC, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Valuation Range must be approved by the Superintendent and FDIC. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans, which will be able to subscribe for such adjusted amount up to their 10% subscription. See "-- Limitations on Common Stock Purchases."

         An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Holding Company's pro forma net earnings and shareholders' equity on a per share basis while increasing pro forma net earnings and shareholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Holding Company's pro forma net earnings and shareholders' equity on a per share basis while decreasing pro forma net earnings and shareholder's equity on an aggregate basis. For a presentation of the effects of such changes see "Pro Forma Data."

         To fund the Foundation, the number of shares to be issued and outstanding as a result of the sale of Common Stock in the Conversion will be increased by a number of shares equal to 3% of the

Common Stock sold in the Conversion. Assuming the sale of shares in the Offerings at the maximum of the Estimated Valuation Range, the Holding Company will contribute 452,184 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Holding Company will have total shares of Common Stock outstanding of 15,525,000 shares. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 2.9% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

Subscription Offering and Subscription Rights


         In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) depositors whose deposits in qualifying accounts in the Bank totaled $100 or more on September 30, 1996 ("Eligible Account Holders"); (2) the Employee Plans, including the ESOP; and (3) depositors whose deposits in qualifying accounts in the Bank totaled $100 or more on March 31, 1998, other than (i) those depositors who would otherwise qualify as Eligible Account Holders or (ii) trustees or executive officers of the Bank or their Associates, (as defined herein) ("Supplemental Eligible Account Holders"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, non-transferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greatest of (i) the amount permitted to be purchased in the Community Offering, which amount is currently $250,000 of the Common Stock offered, (ii) one- tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction the numerator of which is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders ($555,383,314), in each case on the Eligibility Record Date, subject to the overall maximum and minimum purchase limitations and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%. See "- Limitations on Common Stock Purchases."


         In the event that Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make such Eligible Account Holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled.

         To ensure a proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all accounts in which such Eligible Account Holder has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also trustees or executive officers of the Bank or their Associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the one-year period preceding the Eligibility Record Date.

         Priority 2: The Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Employee Plans, including the ESOP, will receive, without payment therefor, second priority, non-transferable subscription rights to purchase up to 10% of the Common Stock to be issued in the Conversion, including shares to be issued to the Foundation, subject to the purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases." As an Employee Plan, the ESOP intends to purchase 8% of the shares to be issued in the Conversion, or 918,000 shares and 1,242,000 shares, based on the issuance of 11,475,000 shares and 15,525,000 shares, respectively, at the minimum and the maximum of the Estimated Valuation Range, including the shares of Common Stock to be issued to the Foundation. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's trustees, officers, employees or associates thereof. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan."


     Priority 3.- Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by the Eligible Account Holders and Employee Plans, Supplemental Eligible Account Holders will receive, without payment therefor, third priority, non-transferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greatest of (i) the amount permitted to be subscribed for in the Community Offering, which amount is currently $250,000 of the Common Stock offered, (ii) one- tenth of one, percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders ($583,673,542), in each case on the Supplemental Eligibility Record Date, subject to the overall maximum and minimum purchase limitations and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%. See "--Limitations on Common Stock Purchases."


         In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such Supplemental Eligible Account

Holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         To ensure a proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her stock order form all accounts in which such Supplemental Eligible Account Holder has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.


         Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, Eastern time, on June 15, 1998, unless extended for an initial period of up to 45 days by the Bank or additional 60 day periods with the approval of the Superintendent and if necessary, the FDIC. Subscription rights which have not been exercised prior to the Expiration Date will become void.

         The Bank will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the Superintendent, all funds delivered to the Bank pursuant to the Subscription Offering will be returned with interest promptly to the subscribers and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Each such extension may not exceed 60 days, and such extensions, in the aggregate, may not last beyond June 29, 2000.


         Persons in Non-qualified States or Foreign Countries. The Holding Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank and the Holding Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country.

Community Offering

         Upon completion of the Subscription Offering, to the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the Employee Plans and the Supplemental Eligible
Account Holders, the Bank will offer shares pursuant to the Plan in the Community Offering to certain members of the general public to whom a copy of this prospectus has been delivered, subject to the right of the Holding Company and the Bank to accept or reject any such orders, in whole or in part, in its sole discretion. The Community Offering, if any, shall commence upon the completion of the Subscription Offering and shall terminate seven days after the close of the Subscription Offering unless extended by the Bank and the Holding Company, with the approval of the Superintendent and the FDIC, if necessary. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $250,000 of

Common Stock subject to the maximum purchase limitation. See "- Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $250,000 of Common Stock at the discretion of the Holding Company and the Bank. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Bank and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date. However, no such rejection will be in contravention of any applicable law or regulation. If the Holding Company or the Bank rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription.

         Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of subscribers in the Community Offering after completion of the Subscription and Community Offerings, such stock will be allocated first to each subscriber whose order is accepted by the Bank, in an amount equal to 2% of the shares offered in the Conversion.

Marketing and Underwriting Arrangements


         The Bank and the Holding Company have engaged Sandler O'Neill as a financial and marketing advisor in connection with the offering of the Common Stock and Sandler O'Neill has agreed to use its best efforts to assist the Holding Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Bank and the Holding Company, Sandler O'Neill will receive a fee for services provided in connection with the Offerings equal to 1.10% of the aggregate Purchase Price of Common Stock sold in the Offerings less $100,000. No fees will be paid to Sandler O'Neill with respect to any shares of Common Stock purchased by any trustee, director, executive officer or employee of the Bank or the Holding Company or members of their immediate families or any employee benefit plan of the Holding Company or the Bank. In the event of a Syndicated Community Offering, Sandler O'Neill will negotiate with the Holding Company for the receipt of an additional fee to be remitted to selected dealers under one or more selected dealer agreements to be entered into by Sandler O'Neill with certain dealers; provided, however, that the aggregate fees payable to Sandler O'Neill and any selected dealers in connection with any Syndicated Community Offering will not exceed 7% of the aggregate Purchase Price of the Common Stock sold in the Syndicated Community Offering. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees and Sandler O'Neill and such broker-dealer may be deemed to be underwriters. Sandler O'Neill will also be reimbursed for its reasonable out-of pocket expenses, including legal fees and expenses up to a maximum of $125,000. Notwithstanding the foregoing, in the event the Offerings are not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Holding Company, Sandler O'Neill will be entitled to reimbursement for its reasonable out-of-pocket expenses as described above. The Holding Company and the Bank have agreed to indemnify Sandler O'Neill for costs and expenses in connection with certain claims or liabilities related to or arising out of the services to be provided by Sandler O'Neill pursuant to its engagement by the Bank and the Holding Company as financial advisor in connection with the Conversion, including certain liabilities under the Securities Act. Total marketing fees to Sandler O'Neill are estimated to be $1.2 million and $1.6 million at the minimum and the maximum of the Estimated Valuation Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.


         Sandler O'Neill will also perform proxy solicitation services, conversion agent services and records management services for the Bank in the Conversion and will receive a fee for these services of $25,000, plus reimbursement of reasonable out-of-pocket expenses.


         Directors, trustees and executive officers of the Holding Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offerings in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, trustees, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or the Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Procedure for Purchasing Shares in Subscription and Community Offerings

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the respective expiration dates for the Offerings, in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will only be distributed with a Prospectus and a certification form requiring each prospective investor to acknowledge, among other things, that the shares of Common Stock are not insured by the Bank, the FDIC or any other governmental agency and that such prospective investor has received a copy of this Prospectus, which, among other things, describes the risks involved in the investment in the Common Stock.

         To purchase  shares in the  Subscription  Offering  and, if a Community
Offering  is held,  the  Community  Offering,  an  executed  order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at its office by 12:00 noon, Eastern time, on the Expiration Date, in the case of the Subscription Offering, or 7 days after the close of the Subscription Offering, in the case of the Community Offering. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Holding Company and Bank are not obligated to accept orders submitted on photocopied or facsimile order forms and will not accept order forms unaccompanied by an executed certification form. The Holding Company and the Bank have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

         In order to ensure that Eligible Account Holders and Supplemental Eligible Account Holders are properly identified as to their stock purchase priorities, depositors must list all accounts on the stock order form giving all names in each account and the account numbers.

         Payment for subscriptions may be made (i) in cash if delivered in person to the office of the Bank, (ii) by check, bank draft or money order, or
(iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, cashier's check or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. Notwithstanding the foregoing, the Holding Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion.

         If a subscriber authorizes the Bank to withdraw the amount of the purchase price from such subscriber's deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a passbook account and will earn interest at the passbook rate. Upon completion of the Conversion, funds withdrawn from depositors' accounts for stock purchases will no longer be insured by the FDIC.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes but, rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Offerings; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to the Holding Company from an unrelated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed. The Holding Company intends to provide such a loan to the ESOP.

         Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common

Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs.

         Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

         Prior to the completion of the Conversion, the NYBB conversion regulations prohibit any person with subscription rights (i.e., the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders) from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Certificates representing shares of Common Stock purchased in the Subscription Offering must be registered in the name of the Eligible Account Holder or Supplemental Eligible Account Holder, as the case may be. Joint registrations will be allowed only if the qualifying deposit account is so registered. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Bank and the Holding Company will pursue any and all legal and equitable remedies (including forfeiture) in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Syndicated Community Offering

         As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription Offering or the Community Offering, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Holding Company. There are no known agreements between Sandler O'Neill and any broker-dealer in connection with a possible Syndicated Community Offering. The Holding Company and the Bank have reserved the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. However, no such rejection will be in contravention of any applicable law or regulation. If the Holding Company or the Bank rejects an order in part, the subscriber will not have the right to cancel the remainder of his or her subscription. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common

Stock in the Syndicated Community Offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

         The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "- Stock Pricing." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than 1% of the Common Stock offered in the Conversion; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to a maximum purchase limitation of 1% of the Common Stock offered.

         Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

         In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his or her shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his or her intent to purchase ("debit date") and on or before noon of the next business day following the debit date, will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date, in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his or her order.

         Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.


         The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Holding Company with the approval of the Superintendent and FDIC. Such extensions may not be beyond June 29, 2000. See "- Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Limitations on Common Stock Purchases

         The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

         (1)      No subscription for fewer than 25 shares will be accepted;


         (2) Each Eligible Account Holder may subscribe for and purchase Common Stock in the Subscription Offering in an amount up to the greatest of (a) the amount permitted to be purchased in the Community Offering, currently $250,000 of the Common Stock offered, (b) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (c) fifteen times the product (rounded down to the net whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Conversion by a fraction the numerator of which is the amount of the qualifying deposit of the Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders in each case on the Eligibility Record Date, subject to the overall limitation in (7) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;


         (3) The Employee Plans are permitted to purchase up to 10% of the shares of Common Stock issued in the Conversion and as an Employee Plan, the ESOP intends to purchase 8% of the shares of Common Stock issued in the Conversion, in each case, including shares to be issued to the Foundation;


         (4) Each Supplemental Eligible Account Holder may subscribe for and purchase Common Stock in the Subscription Offering in an amount up to the greatest of (a) the amount permitted to be purchased in the Community Offering, currently $250,000 of the Common Stock offered, (b) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Conversion by a fraction the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in each case on the Supplemental Eligibility Record Date, subject to the overall limitation in (7) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;


         (5) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase Common Stock in the Community Offering in an amount up to $250,000 of the Common Stock offered in the Conversion subject to the overall limitation in (7) below;

         (6) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase Common Stock in the Syndicated Offering in an amount up to $250,000 of the shares of Common Stock offered in the Conversion subject to the overall limitation in (7) below; provided, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases by such persons in the Syndicated Community Offering in applying the $250,000 purchase limitation;

         (7) Eligible Account Holders, Supplemental Eligible Account Holders and certain members of the general public may purchase stock in the Community Offering and Syndicated Community Offering subject to the purchase limitations described in (5) and (6) above; provided, that, except for the Employee Plans, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of the shares of Common Stock offered for sale in the Conversion; and

         (8) The directors and officers of the Bank and their associates in the aggregate, excluding purchases by the Employee Plans, may purchase up to 25% of shares offered for sale in the Conversion.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of the Bank, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% of the shares offered for sale in the Offering at the sole discretion of the Holding Company and the Bank. It is currently anticipated that the overall maximum purchase limitation may be increased if, after a Community Offering, the Holding Company has not received subscriptions for an aggregate amount equal to at least the minimum of the Estimated Valuation Range. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Holding Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Holding Company and the Board of Trustees of the Bank and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth in the Plan and described herein.

         The overall maximum purchase limitation may not be reduced to less than 1.0%; the individual amount permitted to be subscribed for in the Offerings, however, may be reduced by the Bank to less than $250,000 of the Common Stock offered. An individual Eligible Account Holder or Supplemental Eligible Account Holder may not purchase individually in the Subscription Offering the overall maximum purchase limitation of 1.0% of the shares offered for sale, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the maximum overall purchase limitation for purchases in the Conversion.

         In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Valuation Range of up to 15% ("Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill unfilled subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (ii) to fill the Employee Plans' subscription of up to 10% of the Adjusted Maximum number of shares; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; and (iv) to fill unfilled subscriptions in the Community Offering, exclusive of the Adjusted Maximum, each to the extent possible.

         The term "Associate" of a person is defined to mean: (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or is directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term "Associate" does not include any employee stock benefit plan maintained by the Holding Company or the Bank in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by officers and directors and their Associates, the term "Associate" does not include any tax-qualified employee stock benefit plan; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Holding Company or the Bank. Trustees, directors and officers are not treated as associates of each other solely by virtue of holding such positions. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "--Certain Restrictions on Purchase or Transfer of Shares After Conversion," "Management of the Bank - Proposed Purchases by Executive Officers and Directors" and "Restrictions on Acquisition of the Holding Company and the Bank."

Certain Restrictions on Purchase or Transfer of Shares After Conversion

         All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death or judicial declaration of incompetence of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Holding Company and the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

         Purchases of outstanding shares of Common Stock of the Holding Company by directors, executive officers (or any person who was an executive officer or director of the Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Superintendent. This restriction does not apply, however, to the purchase of stock pursuant to the Stock Option Plan or the RP Financial to be established after the Conversion.

Interpretation, Amendment and Termination

         All interpretations of the Plan by the Board of the Bank will be final, subject to the authority of the Superintendent and FDIC. The Plan provides that, if deemed necessary or desirable by the Board of Trustees of the Bank, the Plan may be substantively amended prior to the solicitation of proxies from depositors by a vote of the Board of Trustees; amendment of the Plan thereafter requires the approval of the Superintendent and FDIC. The Plan will terminate if the sale of all shares of stock being offered pursuant to the Plan is not completed prior to 24 months after the date of the approval of the Plan by the Superintendent unless a longer time period is permitted by governing laws and regulations. The Plan may be terminated by a vote of the Board of Trustees of the Bank at any time prior to the Special Meeting, and thereafter by such a vote with the approval of the Superintendent and FDIC.

         RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK

General

         The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, a Restated Organization Certificate and Bylaws to be adopted by depositors of the Bank. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Trustees of the Bank. See "The Conversion - General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Holding Company's Certificate of Incorporation and Bylaws and in its management remuneration plans and agreements entered into in connection with the Conversion, together with provisions of the Delaware General Corporation Law ("DGCL"), may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Bank's Restated Organization Certificate and Bylaws and management remuneration plans and agreements entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Holding Company or the Bank.

Restrictions in the Holding Company's Certificate of Incorporation and Bylaws

         The following discussion is a general summary of certain provisions of the Holding Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, that might have a potential "anti-takeover" effect. The Certificate of Incorporation and Bylaws of the Holding Company are filed as exhibits to the Registration Statement, of which this Prospectus is a part, and the descriptions herein of such documents are qualified in their entirety by reference to such documents. A number of provisions of the Holding Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. These provisions might have the effect of discouraging future takeover attempts which are not approved by the Board of Directors but which individual Holding Company shareholders may deem to be in their best interests or in which shareholders may receive substantial premiums for their shares over then current market prices. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Holding Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Holding Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.


         Limitation on Voting Rights. The Certificate of Incorporation of the Holding Company provides that any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock ("Limit") shall be entitled or permitted to only one one-hundredth (1
/100) of a vote with respect of each share held in excess of the Limit. Beneficial ownership of shares includes shares beneficially owned by such person or any of his affiliates, shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by the Holding Company to be beneficially owned by such person and his affiliates. The Certificate of Incorporation further provides that this provision limiting voting rights may only be amended upon (i) the approval of the Board of Directors, and (ii) the affirmative vote of the holders of a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon and (iii) by the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of the Holding Company entitled to vote thereon and, if the amendment is proposed by or on behalf of an Interested Shareholder or a director who is an Affiliate or Associate of an Interested Shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof.


         Board of Directors. The Board of Directors of the Holding Company is divided into three classes, each of which shall contain approximately one-third of the total number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Holding Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors but shall not be less than seven nor more than 20. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Holding Company. The Certificate of Incorporation of the Holding

Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the affirmative vote of at least 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.


         Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of the Holding Company may be called only by resolution of at least three-fourths of the Board of Directors then in office or by the Chairman, if one has been elected by the Board, or the Chief Executive Officer of the Holding Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Holding Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

         Authorized Shares. The Certificate of Incorporation authorizes the issuance of forty five million (45,000,000) shares of capital stock, consisting of forty million (40,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock ("Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Holding Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of the Holding Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Holding Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the RRP and upon exercise of stock options to be issued pursuant to the terms of the Stock Option Plan, all of which, if implemented prior to the first anniversary of the Conversion, will be presented to shareholders for approval at a meeting of shareholders to be held no earlier than six months after completion of the Conversion.


         Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Holding Company's outstanding shares of voting stock, together with the affirmative vote of at least 50% of the Holding Company's outstanding shares of voting stock not beneficially owned by an Interested Shareholder (as defined below) to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Holding Company and any other affected class of stock.

Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Shareholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than the Holding Company or its subsidiary or any employee benefit plan maintained by the Holding Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Holding Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Holding Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Shareholder-, (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or Affiliate of 5% or more of the assets of the Holding Company or combined assets of the Holding Company and its subsidiary; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate by the Holding Company (or any subsidiary) of any securities of the Holding Company other than on a pro rata basis to all shareholders; (iv) the adoption of any plan for the liquidation or dissolution of the Holding Company proposed by or on behalf of any Interested Shareholder or Affiliate thereof, (v) any reclassification of securities, recapitalization, merger or consolidation of the Holding Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Holding Company owned directly or indirectly by an Interested Shareholder or Affiliate thereof-, and (vi) the acquisition by the Holding Company or its subsidiary of any securities of an Interested Shareholder or its Affiliates or Associates.


         The trustees and executive officers of the Bank are purchasing in the aggregate approximately 1.80% of the shares of the Common Stock at the maximum of the Estimated Valuation Range. In addition, the ESOP intends to purchase 8% of the Common Stock to be issued in the Conversion, including shares to be issued to the Foundation. Additionally, if, the proposed RRP and Stock Options Plan are implemented, the Holding Company expects to acquire 4% of the Common Stock issued in the Conversion, including shares to be issued to the Foundation, on behalf of the RRP and expects to issue an amount equal to 10% of the Common Stock issued in the Conversion, including shares to be issued to the Foundation, under the Stock Option Plan to directors, executive officers and employees. As a result, assuming the RRP and Stock Option Plan are implemented, the directors, executive officers and employees have the potential to control the voting of approximately 25% of the Holding Company's Common Stock, on a fully diluted basis at the maximum of the Estimated Valuation Range, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Holding Company's outstanding shares of voting stock described hereinabove,


     Amendment of Certificate of Incorporation and Bylaws. The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of the Holding Company entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an Interested Shareholder or a director who is an Affiliate or Associate of an Interested Shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock not beneficially owned by any Interested Shareholder or Affiliate or Associate thereof, voting together as a single class. Furthermore, the Holding Company's Certificate of Incorporation provides that provisions of the Bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. Absent these provisions, the DGCL provides that a corporation's certificate of incorporation and bylaws may be amended by the holders of a majority of the corporation's outstanding capital stock. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of the Holding Company's bylaws in accordance with the terms thereof, regardless of whether the Bylaw was initially adopted by the shareholders. However, this authorization neither divests the shareholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.


         Certain By-Law Provisions. The Bylaws of the Holding Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual shareholder meeting to give approximately 60 days notice in advance of the anniversary of the prior year's annual shareholders' meeting to the Secretary of the Holding Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Holding Company concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Holding Company with certain information concerning the nominee and the proposing shareholder.


Anti-Takeover Effects of the Holding Company's Certificate of Incorporation and Bylaws and Certain Benefit Plans Adopted in the Conversion


         The provisions described above are intended to reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Employment Agreements, the ESOP, the RRP and the Stock Option Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Holding Company in the event of a takeover. See "Management of the Bank--Employment Agreements," and "-- Benefit Plans Employee Stock Ownership Plan," and "-- Recognition and Retention Plan."

         The Holding Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interests of the Holding Company and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Holding Company and its shareholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Holding Company and that otherwise is in the best interests of all shareholders.


Delaware Corporate Law

         The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (a "DGCL Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became a DGCL Interested Shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became a DGCL Interested Shareholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming a DGCL Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became a DGCL Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the DGCL Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or

Bylaws electing not to be governed by Section 203 of the DGCL. At the present time, the Board of Directors does not intend to propose any such amendment.

Restrictions in the Bank's Restated Organization Certificate and Bylaws


         Although the Board of Trustees of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by the Banking Law and the conversion regulations of the NYBB to protect the interests of the converted Bank and its shareholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Holding Company, as the Bank's sole stockholder. See "Risk Factors - Takeover Defensive Provisions."

         In the event that the Holding Company is not formed and the subscription rights are deemed to be subscriptions to purchase the common stock of the Bank, the provisions contained in the Restated Organization Certificate and Bylaws of the Bank, to be effective on the effective date of the Conversion, will govern corporate procedure and certain rights of shareholders. The anti-takeover effects of such provisions are generally similar to those described above for the Holding Company, except that the issuance of any additional capital stock of the Bank would require the prior approval of the Superintendent, and the consent of the holders of two-thirds of the outstanding shares of capital stock of the Bank would be required prior to effecting a merger of, or certain acquisitions of assets by the Bank.


         Limitation on Voting Rights. The Bank's Restated Organization Certificate will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or indirectly, will be prohibited for a period of three years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of this provision will not be counted as outstanding for voting purposes. This limitation shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Bank to any underwriter acting on behalf of the Bank in connection with a public offering of the common stock of the Bank; (b) any corporation formed by the Bank in connection with its conversion from mutual to stock form to acquire all of the shares of stock of the Bank to be issued in connection with such conversion; or (c) any reclassification of securities (including any reverse stock split), or recapitalization of the Bank, or any merger or consolidation of the Bank with any of its subsidiaries or any other transaction or reorganization (including a transaction in which the Bank shall form a holding company) that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Bank's shareholders, other than pursuant to the exercise of any appraisal rights.

         In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Holding Company seek, among other things, to elect one-third or more of the Holding Company's Board of Directors, to cause the Holding Company's shareholders to approve the acquisition or corporate reorganization of the Holding Company or to exert a continuing influence on a material aspect of the business operations of the Holding Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Restated Organization Certificate against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Restated Organization Certificate, the Bank's Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Holding Company and its shareholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Holding Company.

         Board of Directors. The Board of Directors of the Bank is divided into three classes, each of which shall contain approximately one-third of the total number of members of the Board of Directors. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The staggered terms of the Bank's Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion. In addition, shareholders will not be permitted to cumulate their votes in the election of directors. The Restated Organization Certificate and Bylaws of the Bank provide that any director, or the entire Board of Directors, may be removed at any time, but only for cause and only by the affirmative vote of at least 80% of the outstanding shares of voting stock. The Restated Organization Certificate and Bylaws of the Bank also provide that any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled by the shareholders of the Bank, except that vacancies not exceeding one-third of the entire Board of Directors may be filled by the affirmative vote of a majority of the directors then holding office.

         Preferred Stock. Although the Bank has no arrangements, understandings or plans at the present time, the Board of Directors believes that the availability of unissued shares of Preferred Stock will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Bank's Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Bank's Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Bank and its then existing shareholders.

         Shareholder Vote Required for Certain Business Combinations. The Bank's Restated Organization Certificate contains provisions requiring a higher shareholder vote for certain business combinations, which provisions are substantially identical to those contained in the Holding Company's Certificate of Incorporation. See "- Restrictions in the Holding Company's Certificate of Incorporation and Bylaws - Shareholder Vote Required to Approve Business Combinations with Principal Shareholders."

         Evaluation of Offers. The Restated Organization Certificate of the Bank also provides that the Board of Directors of the Bank, when evaluating any offer to the Bank or to the shareholders of the Bank from another party relating to a change or potential change in control of the Bank, including, without limitation, any offer to (a) purchase for cash or exchange any securities or property for any outstanding equity securities of the Bank, (b) merge or consolidate the Bank with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Bank, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Bank and its shareholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, (1) both the long-term and the short-term interests of the Bank and its shareholders and (2) the effects that the Bank's actions may have in the short-term or in the long-term upon any of the following: (i) the prospects for potential growth, development, productivity and profitability of the Bank; (ii) the Bank's current employees; (iii) the Bank's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Bank; (iv) the Bank's customers and creditors; and (v) the ability of the Bank to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which is does business. By having these standards in the Restated Organization Certificate, the Board of Directors of the Bank may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of the Bank, even if the price offered is significantly greater than the then market price of any equity security of the Bank.

         Amendment of Restated Organization Certificate and Bylaws. The Bank's Restated Organization Certificate provides that certain provisions of the Restated Organization Certificate may not be altered, amended, repealed or rescinded without the affirmative vote of either (i) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors, or (ii) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon and, if the alteration, amendment, repeal or rescission is proposed by or on behalf of an Interested Shareholder or a director who is an Affiliate or Associate of an Interested Shareholder, the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares of capital stock entitled to vote thereon not beneficially owned by an Interested Shareholder or an Affiliate or Associate thereof.

         In addition, provisions of the Bylaws of the Bank that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.

Regulatory Restrictions

         New York State Banking Board Conversion Regulations. NYBB regulations prohibit any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the Common Stock to be issued upon their exercise. The NYBB regulations also prohibit any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares." For one year following the Conversion, NYBB regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except with the prior approval of the Superintendent.


         OTS Regulations. In addition, any proposal to acquire 10% of any class of equity security of the Holding Company generally would be subject to approval by the OTS under the Change in Bank Control Act (the "CBCA") and the HOLA. The OTS requires all persons seeking control of a savings institution, either directly or indirectly through its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of an OTS-regulated savings and loan holding company without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of the holding company stock are not limited to a set time period but will apply for as long as the CBCA is in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Holding Company or the Bank which have not received prior regulatory approval. Acquisitions of control of a savings bank are subject to the approval of the FDIC under the CBCA. However, transactions involving the Holding Company for which OTS approval must be sought under HOLA are exempted from this requirement.

         New York State Bank Holding Company Regulation. Under New York Banking Law, the prior approval of the NYBB is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. See "Regulation --Holding Company Regulation -- New York State Holding Company Regulation." Accordingly, the prior approval of the NYBB would be required before any bank holding company, as defined in the banking law, could acquire 5% of more of the common stock of the Holding Company.

     New York State Change in Control Regulation. Prior approval of the NYBB is also required before any action is taken that causes any company to acquire direct or indirect control of a banking institution. Control is presumed to exist if any company directly or indirectly owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution or of any company that owns, controls or holds with power to vote 10% or more of the voting stocking stock of a banking institution. Accordingly, prior approval of the NYBB would be required before any company could acquire 10% or more of the Common Stock of the Holding Company.


         Federal Reserve Board Regulations. In the event the Bank does not qualify to be QTL and does not elect to be treated as a "savings association" under Section 10 of HOLA, attempts to acquire control of the Bank become subject to regulations of the Federal Reserve Board under the CBCA.

               DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY

General


         The Holding Company is authorized to issue forty million (40,000,000) shares of Common Stock having a par value of $.0l per share and five million (5,000,000) shares of Preferred Stock having a par value of $.0l per share. In connection with the Conversion, the Holding Company currently expects to issue 15,072,815 shares of Common Stock (or 17,333,738 in the event of an increase of 15% in the Estimated Valuation Range) and does not expect to issue any shares of Preferred Stock. Except as discussed above in "Restrictions on Acquisition of the Holding Company and the Bank," each share of the Holding Company's Common
Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.


Common Stock


         Dividends. The Holding Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Holding Company is subject to limitations which are imposed by law and applicable regulation. See "Dividends" and "Regulation." The holders of Common Stock of the Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor. If the Holding Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.


         Voting Rights. Upon Conversion, the holders of Common Stock of the Holding Company will possess exclusive voting rights in the Holding Company. They will elect the Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Holding Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Holding Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Holding

Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% or two-thirds shareholder vote. See "Restrictions on Acquisition of the Holding Company and the Bank."

         As a New York mutual savings bank, corporate powers and control of the Bank are vested in its Board of Trustees, who elect the officers of the Bank and who fill any vacancies on the Board of Trustees as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which owner will be the Holding Company, and voted at the direction of the Holding Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account,  which is a memorandum  account only, to Eligible  Account  Holders and
Supplemental Eligible Account Holders (see "The Conversion - Effects of Conversion - Liquidation Rights"), all assets of the Bank available for distribution in cash or in kind. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of the liquidation or dissolution of the Holding Company.

     Preemptive Rights. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

         None of the shares of the Holding Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unsolicited takeover or attempted change in control.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

General

         The Restated Organization Certificate of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of forty million (40,000,000) shares of common stock, par value $.0l per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Except as discussed above in "Restrictions on Acquisition of the Holding Company and the Bank," each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Restated Organization Certificate without the approval of the Bank's shareholders, except to the extent that such approval is required by governing law. All of the issued and outstanding common stock of the Bank will be held by the Holding Company as the Bank's sole shareholder. The capital stock of the Bank will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.


Common Stock


         Dividends. The holders of the Bank's common stock (the Holding Company upon consummation of the Conversion) will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividends" for certain restrictions on the payment of dividends and "Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

         Voting Rights. Immediately after the Conversion, the holders of the Bank's common stock (the Holding Company upon consummation of the Conversion) will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held. Cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Holding Company and the Bank - Anti-Takeover Effects of the Holding Company's Certificate of Incorporation and Bylaws and Certain Benefit Plans Adopted in the Conversion."


         Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of its common stock (the Holding Company upon consummation of the Conversion) will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account, which is a memorandum account only, to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Effects of Conversion - Liquidation Rights"), all assets of the Bank available for distribution in cash or in kind. If preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

         Preemptive Rights and Redemption. Holders of the common stock of the Bank (the Holding Company upon consummation of the Conversion) will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

Preferred Stock

         None of the shares of the Bank's authorized preferred stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights.

                                     EXPERTS

         The consolidated financial statements of the Bank as of March 31, 1997 and 1996 and for each of the years in the three-year period ended March 31, 1997, included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


         RP Financial has consented to the publication herein of the summary of its report to the Bank and Holding Company setting forth its belief as to the estimated pro forma market value of the Common Stock upon Conversion and its belief with respect to subscription rights.


                             LEGAL AND TAX OPINIONS


         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and the Holding Company by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to the Bank and the Holding Company. The New York State income tax consequences of the Conversion will be passed upon for the Bank and the Holding Company by KPMG Peat Marwick LLP, Albany, New York. Certain legal matters will be passed upon for Sandler O'Neill by Peabody & Brown, Boston, Massachusetts.


                             ADDITIONAL INFORMATION


         The Holding Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintain a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Holding Company. The Conversion Valuation Appraisal Report may also be inspected by Eligible Account Holders at the offices of the Bank during normal business hours. Copies of the appraisal may also be requested by Eligible Account Holders or Supplemental Eligible Account Holders; provided, however, that such Eligible Account Holders or Supplemental Eligible Account Holders shall be responsible for all costs associated with the copying and transmittal of such appraisal. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Bank has filed an application for approval of conversion with the Superintendent and the FDIC. Pursuant to the rules and regulations of the Superintendent, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the Superintendent, Two Rector Street, New York, New York, 10006.

         The Holding Company has filed with the Office of Thrift Supervision an Application to Form a Holding Company. This prospectus omits certain information contained in such Application. Such Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552.

         In connection with the Conversion, the Holding Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by Directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan to eliminate the concurrent formation of the Holding Company as part of the Conversion, the Bank will register its stock with the Federal Deposit Insurance Corporation under Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

         A copy of the Certificate of Incorporation and the Bylaws of the Holding Company and the Restated Organization Certificate and Bylaws of the Bank are available without charge from the Bank. See "Restrictions on Acquisition of the Holding Company and the Bank," "Description of Capital Stock of the Holding Company" and "Description of Capital Stock of the Bank." The Bank's principal office is located at One Hudson City Centre, Hudson, New York, 12534, and its telephone number is (518) 828-4600.

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Independent Auditors' Report.............................................    F-2

Consolidated Balance Sheets at December 31, 1997 (unaudited) and
  March 31, 1997 and 1996................................................    F-3

Consolidated Income Statements for the Nine Months Ended
  December 31, 1997 and 1996 (unaudited) and the Years Ended
  March 31, 1997, 1996 and 1995..........................................    F-4

Consolidated Statements of Changes in Equity for the Nine Months Ended
  December 31, 1997 (unaudited) and the Years Ended March 31, 1997,
  1996 and 1995..........................................................    F-5

Consolidated Statements of Cash Flows for the Nine Months Ended
  December 31, 1997 and 1996 (unaudited) and the Years Ended
  March 31, 1997, 1996 and 1995..........................................    F-6

Notes to Consolidated Financial Statements (data as of
  December 31, 1997 and for the nine months ended December 31, 1997
  and 1996 is unaudited).................................................    F-8



All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

The financial statements of the Holding Company have been omitted because the Holding Company has not yet issued any stock, has no assets, no liabilities and has not conducted any business other than that of an organizational nature.

                          Independent Auditors' Report


The Board of Trustees
The Hudson City Savings Institution:

We have audited the accompanying consolidated balance sheets of The Hudson City Savings Institution and subsidiaries (the Bank) as of March 31, 1997 and 1996, and the related consolidated income statements, changes in equity and cash flows for each of the years in the three-year period ended March 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Hudson City Savings Institution and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.


                                         /s/ KPMG Peat Marwick LLP

Albany, New York
June 20, 1997, except for note 17,
  which is as of November 20, 1997

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                 (Unaudited)       March 31,
                                                December 31,   -----------------
Assets                                              1997         1997     1996
------                                          ------------     ----     ----
                                                         (In thousands)

Cash and due from banks                           $ 12,284      10,457    9,243
Federal funds sold                                   3,336          --    4,990
                                                  --------     -------  -------
  Cash and cash equivalents                         15,620      10,457   14,233
                                                  --------     -------  -------

Loans held for sale                                     --          84      201
Securities available for sale                       43,282      45,623   51,429
Investment securities                               71,244      79,068   83,003
Federal Home Loan Bank of New York stock             2,812       2,812    2,596

Loans receivable                                   511,898     493,019  450,671
  Less: Allowance for loan losses                   (6,756)     (5,872)  (3,546)
                                                  --------     -------  -------
    Net loans receivable                           505,142     487,147  447,125
                                                  --------     -------  -------

Accrued interest receivable                          4,946       4,880    5,254
Premises and equipment, net                         15,840      14,965   14,349
Other real estate owned and repossessed property     1,059       3,447    1,716
Other assets                                         5,106       2,551    3,314
                                                  --------     -------  -------
      Total assets                                $665,051     651,034  623,220
                                                  ========     =======  =======

Liabilities and Equity
----------------------
Liabilities:
  Deposits                                         586,231     564,599  555,188
  Short-term borrowings                              2,000      12,585       --
  Urban Development Action Grant payable                --         835      835
  Mortgagors' escrow deposits                        4,935       3,746    4,027
  Other liabilities                                  4,490       4,140    3,564
                                                  --------     -------  -------
      Total liabilities                            597,656     585,905  563,614
                                                  --------     -------  -------
Commitments and contingent liabilities (note 14)

Equity:
  Surplus                                           13,839      13,839   13,689
  Undivided profits                                 53,524      51,638   46,128
  Net unrealized gain (loss) on securities
    available for sale, net of tax                      32        (348)    (211)
                                                  --------     -------  -------
      Total equity                                  67,395      65,129   59,606
                                                  --------     -------  -------
      Total liabilities and equity                $665,051     651,034  623,220
                                                  ========     =======  =======

See accompanying notes to consolidated financial statements.

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

                         Consolidated Income Statements

                                               (Unaudited)
                                            Nine Months Ended          Years Ended
                                               December 31,             March 31,
                                            -----------------   ------------------------
                                              1997      1996     1997     1996     1995
                                              ----      ----     ----     ----     ----
                                                           (In thousands)
Interest and dividend income:
  Interest and fees on loans                $ 35,575   32,220   43,585   40,780   35,135
  Securities available for sale                1,960    2,879    3,658    1,782      917
  Investment securities                        3,565    4,063    5,385    6,062    6,503
  Federal funds sold                             202       87       89      271      344
  Federal Home Loan Bank of New York stock       151      124      164      187      160
                                            --------   ------   ------   ------   ------
      Total interest and dividend income      41,453   39,373   52,881   49,082   43,059
                                            --------   ------   ------   ------   ------
Interest expense:
 Deposits                                     19,364   18,961   25,187   24,044   19,208
 Short-term borrowings                           176      130      239       42      101
                                            --------   ------   ------   ------   ------
      Total interest expense                  19,540   19,091   25,426   24,086   19,309
                                            --------   ------   ------   ------   ------
      Net interest income                     21,913   20,282   27,455   24,996   23,750

Provision for loan losses                      6,408    1,858    3,826    1,090    1,169
                                            --------   ------   ------   ------   ------
      Net interest income after provision
        for loan losses                       15,505   18,424   23,629   23,906   22,581
                                            --------   ------   ------   ------   ------
Other operating income:
  Service charges on deposit accounts            840      815    1,063    1,026    1,033
  Loan servicing income                          353      402      480      272      265
  Net securities transactions                     12       28       28       28      (16)
  Net gain (loss) on sale of loans                39       (5)      17       92       14
  Other income                                   646      121      237      217      236
                                            --------   ------   ------   ------   ------
      Total other operating income             1,890    1,361    1,825    1,635    1,532
                                            --------   ------   ------   ------   ------
Other operating expenses:
  Compensation and benefits                    6,985    6,436    8,592    7,471    6,840
  Occupancy                                      993      916    1,285    1,184    1,162
  Equipment                                    1,232      860    1,230    1,057    1,194
  FDIC assessment                                 55        8       27      299    1,170
  Other real estate owned and repossessed
    property expenses                            274      190      292      348      851
  Legal and other professional fees              843      314      397      330      371
  Postage and item transportation                557      470      655      510      447
  Other expenses                               3,249    2,564    3,709    3,000    3,188
                                            --------   ------   ------   ------   ------
      Total other operating expenses          14,188   11,758   16,187   14,199   15,223
                                            --------   ------   ------   ------   ------
Income before income tax expense               3,207    8,027    9,267   11,342    8,890

Income tax expense                             1,321    3,142    3,607    4,298    2,917
                                            --------   ------   ------   ------   ------
      Net income                            $  1,886    4,885    5,660    7,044    5,973
                                            ========   ======   ======   ======   ======

See accompanying notes to consolidated financial statements.

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

                  Consolidated Statements of Changes in Equity

                                                                  Net Unrealized
                                                                  Gain (Loss) on
                                                                    Securities
                                                                    Available
                                                       Undivided  for Sale, Net    Total
                                              Surplus   Profits       of Tax      Equity
                                              -------  ---------  --------------  ------
                                                            (In thousands)
Balance as of April 1, 1994                   $12,470    33,769        111        46,350

Net income                                         --     5,973         --         5,973

Transfers to surplus                              549      (549)        --            --

Adjustment of securities available for sale
  to fair value, net of tax                        --        --       (185)         (185)
                                              -------    ------       ----        ------
Balance as of March 31, 1995                   13,019    39,193        (74)       52,138

Net income                                         --     7,044         --         7,044

Transfers to surplus                              670      (670)        --            --

Net increase in equity from acquisition            --       561         --           561

Adjustment of securities available for sale
  to fair value, net of tax                        --        --       (137)         (137)
                                              -------    ------       ----        ------
Balance as of March 31, 1996                   13,689    46,128       (211)       59,606

Net income                                         --     5,660         --         5,660

Transfers to surplus                              150      (150)        --            --

Adjustment of securities available for sale
  to fair value, net of tax                        --        --       (137)         (137)
                                              -------    ------       ----        ------
Balance as of March 31, 1997                   13,839    51,638       (348)       65,129

Net income (unaudited)                             --     1,886         --         1,886

Adjustment of securities available for sale
  to fair value, net of tax (unaudited)            --        --        380           380
                                              -------    ------       ----        ------
Balance as of December 31, 1997 (unaudited)   $13,839    53,524         32        67,395
                                              =======    ======       ====        ======

See accompanying notes to consolidated financial statements.

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                             (Unaudited)
                                                          Nine Months Ended            Years Ended
                                                             December 31,               March 31,
                                                          ------------------  ----------------------------
                                                            1997      1996      1997      1996      1995
                                                            ----      ----      ----      ----      ----
                                                                           (In thousands)
Cash flows from operating activities:
  Net income                                              $ 1,886     4,885     5,660     7,044     5,973
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                          1,021       832     1,183     1,000     1,090
      Provision for loan losses                             6,408     1,858     3,826     1,090     1,169
      Deferred tax benefit                                   (682)      (63)     (791)     (394)     (105)
      Net securities transactions                             (12)      (28)      (28)      (28)       16
      Net (gain) loss on sales of loans held for sale         (39)        5       (17)      (92)      (14)
      Net loans originated for sale                        (2,342)   (1,911)   (2,539)   (4,632)   (2,101)
      Proceeds from sales of loans held for sale            2,465     2,037     2,673     6,697     5,958
      Adjustments of other real estate owned and
        repossessed property to fair value                    217       103       169       336       207
      Net gain on sales of other real estate owned and
        repossessed property                                 (441)     (444)     (556)     (454)      (67)
      (Increase) decrease in accrued interest receivable      (66)      (13)      374      (863)     (624)
      (Increase) decrease in other assets                  (2,125)      133       763      (559)     (483)
      Increase in other liabilities                           350     1,541     1,323     1,031       892
                                                          -------   -------   -------   -------   -------
        Total adjustments                                   4,754     4,050     6,380     3,132     5,938
                                                          -------   -------   -------   -------   -------
        Net cash provided by operating activities           6,640     8,935    12,040    10,176    11,911
                                                          -------   -------   -------   -------   -------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale         --     7,025     7,025     3,982     7,067
  Proceeds from maturities and calls of securities
    available for sale                                     17,995    19,564    21,564     5,024        --
  Purchases of securities available for sale              (15,010)  (21,976)  (22,975)  (38,998)   (2,939)
  Proceeds from sales of investment securities                 --     2,979     2,979        --     1,020
  Proceeds from maturities, calls and paydowns of
    investment securities                                  13,805     6,237     8,860    10,057    18,817
  Purchases of investment securities                       (5,981)   (7,911)   (7,911)  (13,165)  (30,725)
  Purchase of FHLB of New York stock                           --        --      (309)       --    (2,569)
  Redemption of FHLB of New York stock                         --        93        93        --        --
  Net loans made to customers                             (27,506)  (35,958)  (49,875)  (13,952)  (33,860)
  Proceeds from sales of and payments received on
    other real estate owned and repossessed property        5,715     3,443     4,817     3,281     4,213
  Capital expenditures                                     (1,896)   (1,547)   (1,799)   (1,713)   (1,041)
  Net cash provided by acquisition activity                    --        --        --       195        --
                                                          -------   -------   -------   -------   -------
        Net cash used in investing activities             (12,878)  (28,051)  (37,531)  (45,289)  (40,017)
                                                          -------   -------   -------   -------   -------
Cash flows from financing activities:
  Net increase in deposits                                 21,632    14,143     9,411    37,181    15,774
  Net (decrease) increase in short-term borrowings        (10,585)    1,715    12,585        --        --
  Repayment of UDAG payable                                  (835)       --        --        --        --
  Increase (decrease) in mortgagors' escrow deposits        1,189       943      (281)   (1,767)       68
                                                          -------   -------   -------   -------   -------
        Net cash provided by financing activities          11,401    16,801    21,715    35,414    15,842
                                                          -------   -------   -------   -------   -------
Net increase (decrease) in cash and cash equivalents        5,163    (2,315)   (3,776)      301   (12,264)
Cash and cash equivalents at beginning of period           10,457    14,233    14,233    13,932    26,196
                                                          -------   -------   -------   -------   -------
Cash and cash equivalents at end of period                $15,620    11,918    10,457    14,233    13,932
                                                          =======   =======   =======   =======   =======

                                                                     (Continued)

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

                                                             (Unaudited)
                                                          Nine Months Ended            Years Ended
                                                             December 31,               March 31,
                                                          ------------------  ----------------------------
                                                            1997      1996      1997      1996      1995
                                                            ----      ----      ----      ----      ----
                                                                           (In thousands)
Supplemental information:
  Interest paid                                           $19,538    19,336    25,305    24,086    19,561
                                                          =======   =======   =======   =======   =======
  Taxes paid                                              $ 4,012     3,812     4,593     3,981     2,976
                                                          =======   =======   =======   =======   =======
Non-cash investing and financing activities:

  Loans transferred to other real estate owned
    and repossessed property                              $ 3,103     4,944     6,027     3,557     3,075
                                                          =======   =======   =======   =======   =======
  Loans transferred from loans held for sale to
    the loan portfolio                                    $    --        --        --       239        --
                                                          =======   =======   =======   =======   =======
  Investment securities transferred to securities
    available for sale                                    $    --        --        --    13,775        --
                                                          =======   =======   =======   =======   =======
  Securities available for sale transferred to
    investment securities                                 $    --        --        --     2,000        --
                                                          =======   =======   =======   =======   =======
  Adjustment of securities available for sale to
    fair value, net of tax                                $   380       136      (137)     (137)     (185)
                                                          =======   =======   =======   =======   =======

  Acquisition activity (see note 2):
    Non-cash assets acquired                              $    --        --        --     4,004        --
    Non-cash liabilities assumed                               --        --        --     3,638        --

See accompanying notes to consolidated financial statements.

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     (a)  Principles of Consolidation
          ---------------------------

          The accompanying consolidated financial statements include the accounts of The Hudson City Savings Institution and its subsidiaries (the "Bank"). All material intercompany accounts and transactions have been eliminated.

          The consolidated balance sheet as of December 31, 1997 and the related consolidated income statements and consolidated statements of cash flows for the nine month periods ended December 31, 1997 and 1996 and consolidated statement of changes in equity for the nine month period ended December 31, 1997 are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been made as of December 31, 1997 and for the results for the unaudited periods.

     (b)  Basis of Presentation
          ---------------------

          The accompanying consolidated financial statements conform, in all material respects, to generally accepted accounting principles and to general practice within the banking industry. The Bank utilizes the accrual method of accounting for financial reporting purposes.

     (c)  Use of Estimates
          ----------------

          Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed property acquired in connection with foreclosures or in-substance foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed property, management obtains appraisals for significant properties.

          Management believes that the allowance for loan losses is adequate and that other real estate owned and repossessed property is recorded at its fair value less an estimate of the costs to sell the properties. While management uses available information to recognize losses on loans, other real estate owned and repossessed property, future additions to the allowance or write downs of other real estate owned and repossessed property may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and other real estate owned and repossessed property. Such agencies may require the Bank to recognize additions to the allowance or write downs of other real estate owned and repossessed property based on their judgments about information available to them at the time of their examination which may not be currently available to management.

                                                                     (Continued)
                                       F-8

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

          A substantial portion of the Bank's loans are secured by real estate located in the New York State counties of Columbia, Albany,
          Rensselaer, Dutchess, and Schenectady. In addition, a substantial portion of the other real estate owned and repossessed property is located in those same markets, as well as in the states contiguous to New York. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned and repossessed property is dependent upon market conditions in these market areas.

     (d)  Cash and Cash Equivalents
          -------------------------

          For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, and federal funds sold.

     (e)  Securities Available for Sale,  Investment Securities and Federal Home
          ----------------------------------------------------------------------
          Loan Bank of New York Stock
          ---------------------------

          Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. As a member of the Federal Home Loan Bank of New York (FHLB), the Bank is required to hold FHLB stock which is carried at cost since there is no readily available market value. At December 31, 1997, March 31, 1997 and 1996, the Bank did not hold any securities considered to be trading securities.

          Gains or  losses on  disposition  of  securities  are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities which reflect a decline in value which is other than temporary are charged to income and reported as a component of "net securities transactions" in the consolidated income statements. The carrying amount of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

          In November 1995, the staff of the Financial Accounting Standards Board released its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report contained, among other things, a unique provision that allowed entities to, concurrent with the initial adoption of the Special Report (November 15, 1995) but not later than December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In conjunction with the provisions of this Special Report, as of December 31, 1995, the Bank transferred securities with an amortized cost of $13,775,000 and an estimated fair value of $14,017,000 from investment securities to securities available for sale.

                                                                     (Continued)
                                       F-9

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     (f)  Net Loans Receivable
          --------------------

          Loans are carried at the principal amount outstanding net of unearned discount, net deferred loan origination fees and costs and the allowance for loan losses.

          Non-performing loans include non-accrual loans, loans which are contractually past due 90 days or more and still accruing interest and troubled debt restructurings. Generally, loans are placed on non-accrual status, either due to the delinquency status of principal and/or interest payments, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Loans are generally placed on non-accrual status when principal and/or interest payments are contractually past due 90 days or more. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current year interest income. Interest income on non-accrual loans is recognized only if received, if considered appropriate by management. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

          The Bank accounts for fees and costs associated with loan originations in accordance with Statement of Financial Accounting Standards (SFAS) No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating and Acquiring Loans and Initial Direct Costs of Leases."

          As of April 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under these Statements, a loan (generally commercial-type loans) is considered impaired when it is probable that the borrower will not make principal and interest payments according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring subsequent to the adoption of these Statements. These Statements prescribe recognition criteria for loan impairment, generally related to commercial type loans, and measurement methods for impaired loans. Impaired loans are included in non-performing loans, generally as non-accrual commercial type loans.

          The allowance for loan losses related to impaired loans is based on the discounted cash flows using the loan's initial effective rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Bank's impaired loans are generally collateral dependent. The Bank considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans. The adoption of SFAS Nos. 114 and 118 did not have a significant effect on the Bank's consolidated financial statements.

                                                                     (Continued)
                                      F-10

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     (g)  Allowance for Loan Losses
          -------------------------

          The allowance for loan losses is replenished through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Recoveries on loans previously charged-off are credited to the allowance for loan losses. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay.

     (h)  Loans Held for Sale
          -------------------

          Loans are classified as held for investment purposes or held for sale when the Bank enters into interest rate lock agreements with the potential borrowers. Loans held for sale are recorded at the lower of aggregate cost or fair value. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. Loans held for sale at March 31, 1997 and 1996 was comprised of residental mortgage loans. There were no loans held for sale at December 31, 1997.

     (i)  Premises and Equipment
          ----------------------

          Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets (up to fifty years for buildings and generally five years for furniture and equipment). Leasehold improvements are depreciated over the shorter of the term of the related leases or the estimated useful lives of the assets.

     (j)  Other Real Estate Owned and Repossessed Property
          ------------------------------------------------

          Other real estate owned, comprised of real estate acquired through foreclosure and in-substance foreclosures, and repossessed property are recorded at the lower of "cost" (defined as the fair value at initial foreclosure) or fair value of the asset acquired, less estimated costs to dispose of the property. A loan is categorized as an in-substance foreclosure when the Bank has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure, or when foreclosure occurs in-substance, the excess, if any, of the loan value over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of such property and net operating expenses of such properties are charged directly to other operating expenses. Properties are reappraised, as considered necessary by management, and written down to the fair value less the estimated cost to sell the property, if necessary. Repossessed property consists primarily of manufactured homes abandoned by their owners or repossessed by the Bank.

                                                                     (Continued)
                                      F-11

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     (k)  Income Taxes
          ------------

          The Bank accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (l)  Statutory Transfer of Surplus
          -----------------------------

          A required quarterly transfer of 10% of net income is made to surplus in accordance with New York State Banking Regulations. No transfer is required if total equity as a percent of deposits exceeds 10% at the end of each quarter. In accordance with State of New York Banking Law, surplus is subject to certain restrictions, including a prohibition of its use for payment of dividends, except with the approval of the Superintendent of Banks.

     (m)  Financial Instruments
          ---------------------

          In the normal course of business, the Bank is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit, unused lines of credit and standby letters of credit. The Bank's policy is to record such instruments when funded.

     (n)  Mortgage Servicing Rights
          -------------------------

          SFAS No. 122, "Accounting for Mortgage Servicing Rights," as superceded by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires that entities recognize, as separate assets, the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 125 requires that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights, and that impairment, if any, be recognized through a valuation allowance. The Bank's adoption of SFAS No. 122, as superceded by SFAS No. 125, as of April 1, 1996, did not have a material effect on the consolidated financial statements.

     (o)  Trust Department Assets and Service Fees
          ----------------------------------------

          Assets held by the Bank in a fiduciary or agency capacity for its customers are not included in the consolidated balance sheets since these items are not assets of the Bank. Trust service fees are reported on the accrual basis.

                                                                     (Continued)
                                      F-12

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     (p)  Transfers of Financial Assets and Extinguishment of Liabilities
          ---------------------------------------------------------------

          SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for determining whether a variety of transactions should be accounted for as sales or financings, based on consistent application of a financial-components approach that focuses on control and superceded SFAS No. 122, as discussed above. SFAS No. 125 is generally effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Certain aspects of SFAS No. 125 were amended by SFAS No. 127,
          "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of SFAS No. 125, as amended, did not have a material impact on the Bank's consolidated financial statements.

     (q)  Reclassifications
          -----------------

          Amounts in the prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.

(2)  Acquisition Activity
     --------------------

     On December 20, 1995, The Hudson City Savings Institution acquired all of the assets and assumed all of the liabilities of Valatie Savings and Loan Association. This transaction was accounted for as a pooling-of-interests and resulted in an increase in equity of $561,000. Amounts related to this transaction are not material.

(3)  Securities Available for Sale
     -----------------------------

     The amortized cost and approximate fair value of securities available for sale at December 31, 1997, March 31, 1997 and 1996, are as follows:

                                                 December 31, 1997
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized  unrealized  unrealized      fair
                                     cost       gains      losses       value
                                  ---------  ----------  ----------  -----------
                                                  (In thousands)
U.S. Government and Agency
  securities                       $36,955       55         (67)        36,943
Corporate debt securities            6,274       68          (3)         6,339
                                   -------      ---        ----         ------
    Total securities available
      for sale                     $43,229      123         (70)        43,282
                                   =======      ===        ====         ======

                                                  March 31, 1997
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized  unrealized  unrealized      fair
                                     cost       gains      losses       value
                                  ---------  ----------  ----------  -----------
                                                  (In thousands)
U.S. Government and Agency
  securities                       $37,933        7        (611)        37,329
Corporate debt securities            8,269       47         (22)         8,294
                                   -------      ---        ----         ------
    Total securities available
      for sale                     $46,202       54        (633)        45,623
                                   =======      ===        ====         ======

                                                                     (Continued)
                                      F-13

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

                                                  March 31, 1996
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized  unrealized  unrealized      fair
                                     cost       gains      losses       value
                                  ---------  ----------  ----------  -----------
                                                  (In thousands)
U.S. Government and Agency
  securities                       $33,990       16        (554)        33,452
Corporate debt securities           17,791      216         (30)        17,977
                                   -------      ---        ----         ------
    Total securities available
      for sale                     $51,781      232        (584)        51,429
                                   =======      ===        ====         ======

     The following sets forth information with regard to contractual maturities of securities available for sale as of December 31 and March 31, 1997 (actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties):

                                       December 31, 1997
               -----------------------------------------------------------------
                U.S. Government and      Corporate Debt       Total Securities
                 Agency Securities         Securities        Available for Sale
               --------------------- --------------------- ---------------------
               Amortized Approximate Amortized Approximate Amortized Approximate
                  cost    fair value    cost    fair value    cost    fair value
               --------- ----------- --------- ----------- --------- -----------
                                         (In thousands)

Within one year  $    --        --     1,000      1,006       1,000      1,006
One through
  five years      33,955    33,941     5,274      5,333      39,229     39,274
Five through
  ten years        3,000     3,002        --         --       3,000      3,002
                 -------    ------     -----      -----      ------     ------
                 $36,955    36,943     6,274      6,339      43,229     43,282
                 =======    ======     =====      =====      ======     ======

                                        March 31, 1997
               -----------------------------------------------------------------
                U.S. Government and      Corporate Debt       Total Securities
                 Agency Securities         Securities        Available for Sale
               --------------------- --------------------- ---------------------
               Amortized Approximate Amortized Approximate Amortized Approximate
                  cost    fair value    cost    fair value    cost    fair value
               --------- ----------- --------- ----------- --------- -----------
                                         (In thousands)

Within one year  $    --        --     4,003      4,014       4,003      4,014
One through
  five years      37,933    37,329     4,266      4,280      42,199     41,609
                 -------    ------     -----      -----      ------     ------
                 $37,933    37,329     8,269      8,294      46,202     45,623
                 =======    ======     =====      =====      ======     ======

                                                                     (Continued)
                                      F-14

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     During the years ended March 31, 1997, 1996 and 1995, and the nine months ended December 31, 1996, the Bank received $7,025,000, $3,982,000,
     $7,067,000, and $7,025,000, respectively, in proceeds from the sale of securities available for sale, realizing gross gains of $36,000, $28,000, $46,000, and $36,000, respectively, and gross losses of $0, $0, $7,000, and $0, respectively. The Bank realized gross gains of $12,000 and no gross losses during the nine months ended December 31, 1997, related to calls of securities available for sale. Write-downs of securities available for sale due to credit deterioration amounted to $76,000 during the year ended March 31, 1995.

(4)  Investment Securities
     ---------------------

     The amortized cost and approximate fair value of investment securities as of December 31, 1997, March 31, 1997 and 1996, are as follows:

                                                 December 31, 1997
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized  unrealized  unrealized      fair
                                     cost       gains      losses       value
                                  ---------  ----------  ----------  -----------
                                                  (In thousands)
U.S. Government and Agency
  securities                       $19,974       90         (30)        20,034
Corporate debt securities           46,743      318         (12)        47,049
Mortgage backed securities           4,517       26         (28)         4,515
State, county and municipal             10       --          --             10
                                   -------      ---        ----         ------
    Total investment securities    $71,244      434         (70)        71,608
                                   =======      ===        ====         ======

                                                  March 31, 1997
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized  unrealized  unrealized      fair
                                     cost       gains      losses       value
                                  ---------  ----------  ----------  -----------
                                                  (In thousands)
U.S. Government and Agency
  securities                       $17,960       14        (135)        17,839
Corporate debt securities           57,648      110        (219)        57,539
Mortgage backed securities           3,050       37        (123)         2,964
State, county and municipal            410        1          --            411
                                   -------      ---        ----         ------
    Total investment securities    $79,068      162        (477)        78,753
                                   =======      ===        ====         ======

                                                  March 31, 1996
                                  ----------------------------------------------
                                                Gross       Gross    Approximate
                                  Amortized  unrealized  unrealized      fair
                                     cost       gains      losses       value
                                  ---------  ----------  ----------  -----------
                                                  (In thousands)
U.S. Government and Agency
  securities                       $13,957       43        (170)        13,830
Corporate debt securities           63,557      439        (152)        63,844
Mortgage backed securities           4,221       58        (113)         4,166
State, county and municipal          1,268       14          --          1,282
                                   -------      ---        ----         ------
    Total investment securities    $83,003      554        (435)        83,122
                                   =======      ===        ====         ======

                                                                     (Continued)
                                      F-15

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     At December 31, 1997, March 31, 1997 and 1996, mortgage backed securities consisted entirely of Government National Mortgage Association (GNMA), Fannie Mae, and Freddie Mac securities.

     The amortized cost and approximate fair value of investment securities at December 31 and March 31, 1997, by contractual maturity (mortgage backed securities are included by final contractual maturity), are as follows (actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties):

                                       December 31, 1997
                        ----------------------------------------------
                            U.S. Government
                              and Agency            Corporate Debt
                              Securities              Securities
                        ----------------------  ----------------------
                                   Approximate             Approximate
                        Amortized      fair     Amortized      fair
                           cost       value        cost       value
                        ---------  -----------  ---------  -----------
                                        (In thousands)

Within one year          $ 4,998       4,989      20,894      20,935
One through five years    14,976      15,045      24,863      25,116
Five through ten years        --          --         986         998
After ten years               --          --          --          --
                         -------      ------      ------      ------
                         $19,974      20,034      46,743      47,049
                         =======      ======      ======      ======

                          Mortgage Backed        State, County             Total
                             Securities          and Municipal     Investment Securities
                       --------------------- --------------------- ---------------------
                                 Approximate           Approximate           Approximate
                       Amortized     fair    Amortized     fair    Amortized     fair
                          cost      value       cost      value       cost      value
                       --------- ----------- --------- ----------- --------- -----------
                                                 (In thousands)
Within one year          $   --        --        --         --       25,892     25,924
One through five years      280       272        --         --       40,119     40,433
Five through ten years    2,586     2,643        10         10        3,582      3,651
After ten years           1,651     1,600        --         --        1,651      1,600
                         ------     -----       ---        ---       ------     ------
                         $4,517     4,515        10         10       71,244     71,608
                         ======     =====       ===        ===       ======     ======

                                                                     (Continued)
                                      F-16

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

                                                   March 31, 1997
                        ---------------------------------------------------------------------
                            U.S. Government
                              and Agency            Corporate Debt         Mortgage Backed
                              Securities              Securities              Securities
                        ----------------------  ----------------------  ---------------------
                                   Approximate             Approximate            Approximate
                        Amortized      fair     Amortized      fair     Amortized     fair
                           cost       value        cost       value        cost      value
                        ---------  -----------  ---------  -----------  --------- -----------
                                                   (In thousands)
Within one year          $   999       1,000      12,953      12,970        373        374
One through five years    16,961      16,839      44,695      44,569        308        293
Five through ten years        --          --          --          --        656        674
After ten years               --          --          --          --      1,713      1,623
                         -------      ------      ------      ------      -----      -----
                         $17,960      17,839      57,648      57,539      3,050      2,964
                         =======      ======      ======      ======      =====      =====

                            State, County               Total
                            and Municipal       Investment Securities
                        ---------------------   ---------------------
                                  Approximate             Approximate
                        Amortized     fair      Amortized     fair
                           cost      value         cost      value
                        --------- -----------   --------- -----------
                                       (In thousands)

Within one year           $400        401         14,726     14,745
One through five years      --         --         61,963     61,701
Five through ten years      10         10            666        684
After ten years             --         --          1,713      1,623
                          ----        ---         ------     ------
                          $410        411         79,068     78,753
                          ====        ===         ======     ======

     Investment securities with a carrying value of $6.0 million, $5.0 million and $5.0 million at December 31, 1997, March 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required by law.

     During the year ended March 31, 1997, the nine months ended December 31, 1996, and the year ended March 31, 1995, the Bank received $2,979,000, $2,979,000, and $1,020,000, respectively, in proceeds from the sale of investment securities, realizing gross gains of $0, $0, and $21,000, respectively, and gross losses of $8,000, $8,000, and $0, respectively. These securities were sold due to significant deterioration in the issuers' creditworthiness. No investment securities were sold during the nine months ended December 31, 1997 or the year ended March 31, 1996.

                                                                     (Continued)
                                      F-17

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

(5)  Net Loans Receivable
     --------------------

     A summary of net loans receivable as of December 31, 1997, March 31, 1997 and 1996 is as follows:

                                                              March 31,
                                         December 31,    ------------------
                                             1997          1997       1996
                                         ------------      ----       ----
                                                   (In thousands)
Loans secured by real estate:
  Residential one-to-four-family           $250,649      246,462    214,226
  Home equity                                27,441       27,630     26,936
  Commercial                                 73,902       67,697     70,854
  Construction                                3,980        2,725      4,317
                                           --------      -------    -------
    Total loans secured by real estate      355,972      344,514    316,333
                                           --------      -------    -------
Other loans:
  Manufactured housing                       98,307       92,651     80,399
  Commercial                                 13,907       16,146     17,393
  Mortgage warehouse lines of credit          7,062        3,567     11,797
  Financed insurance premiums                23,395       23,535     13,503
  Consumer and other                         12,140       11,577     10,155
                                           --------      -------    -------
    Total other loans                       154,811      147,476    133,247
                                           --------      -------    -------
Net deferred loan origination costs and
  unearned discount                           1,115        1,029      1,091
Allowance for loan losses                    (6,756)      (5,872)    (3,546)
                                           --------      -------    -------
    Net loans receivable                   $505,142      487,147    447,125
                                           ========      =======    =======

     Changes in the allowance for loan losses during the nine months ended December 31, 1997 and 1996, and the years ended March 31, 1997, 1996 and 1995 were as follows:

                                 Nine Months Ended           Years Ended
                                    December 31,              March 31,
                                 -----------------    -------------------------
                                   1997      1996      1997     1996      1995
                                   ----      ----      ----     ----      ----
                                                 (In thousands)
Allowance for loan losses
  at beginning of period         $ 5,872     3,546     3,546    3,187     2,917
Provision charged to operations    6,408     1,858     3,826    1,090     1,169
Loans charged-off                 (5,953)   (1,676)   (2,070)  (1,197)   (1,263)
Recoveries on loans charged-off      429       464       570      423       364
Allowance acquired through
  merger                              --        --        --       43        --
                                 -------    ------    ------   ------    ------
Allowance for loan losses
  at end of period               $ 6,756     4,192     5,872    3,546     3,187
                                 =======    ======    ======   ======    ======

                                                                     (Continued)
                                      F-18

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     The following table sets forth information with regard to non-performing loans:
                                                                March 31,
                                          December 31,  ------------------------
                                              1997       1997     1996     1995
                                              ----       ----     ----     ----
                                                             (In thousands)

Loans in non-accrual status                 $15,081     15,282    8,286    6,221
Loans contractually past due 90 days or
  more and still accruing interest            1,302      4,711    2,600    1,129
                                            -------     ------   ------    -----
                                            $16,383     19,993   10,886    7,350
                                            =======     ======   ======    =====

     At December 31, 1997, March 31, 1997, 1996 and 1995, respectively, there were no troubled debt restructurings. There are no material commitments to extend further credit to borrowers with non-performing loans.

     Accumulated interest on non-accrual loans, as shown above, of approximately $493,000 and $586,000, was not recognized in interest income during the nine months ended December 31, 1997 and the year ended March 31, 1997, respectively. Approximately $637,000 and $937,000 of interest on non-accrual loans, as shown above, was collected and recognized in interest income during the nine months ended December 31, 1997 and the year ended March 31, 1997, respectively. Accumulated interest on non-accrual loans, as shown above, not recognized in interest income and collected and recognized in interest income for the years ended March 31, 1996 and 1995 was not significant.

     At December 31, 1997 and March 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $4,279,000, $5,361,000, and $646,000, respectively, for which the related allowance for loan losses was $682,000, $2,010,000, and $71,000, respectively. As of December 31, 1997, March 31, 1997 and 1996, there were no impaired loans which did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the nine months ended December 31, 1997 and 1996, and the years ended March 31, 1997 and 1996, was $5,975,000, $1,304,000,
     $1,621,000, and $569,000, respectively. The interest income recognized on those impaired loans and the interest income recognized on those impaired loans using the cash basis of income recognition was not significant for the nine months ended Decmeber 31, 1997 and 1996, and the years ended March 31, 1997 and 1996.

     Certain executive officers of the Bank were customers of and had other transactions with the Bank in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled less than 5% of total equity at December 31, 1997, March 31, 1997 and 1996.

                                                                     (Continued)
                                      F-19

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

(6)  Accrued Interest Receivable
     ---------------------------

     Accrued interest receivable consists of the following at December 31, 1997, March 31, 1997 and 1996:

                                                         March 31,
                                     December 31,    -----------------
                                         1997         1997       1996
                                         ----         ----       ----
                                               (In thousands)

     Loans and loans held for sale      $3,090       3,115      3,097
     Securities available for sale         739         664        851
     Investment securities               1,117       1,101      1,306
                                        ------       -----      -----
                                        $4,946       4,880      5,254
                                        ======       =====      =====

(7)  Premises and Equipment
     ----------------------

     A summary of premises and equipment at December 31, 1997, March 31, 1997 and 1996 is as follows:

                                                         March 31,
                                     December 31,    -----------------
                                         1997         1997       1996
                                         ----         ----       ----
                                               (In thousands)
     Bank buildings and land           $16,576       15,224     15,182
     Furniture and equipment             4,923        4,505      2,997
     Leasehold improvements                854          786        759
                                       -------       ------     ------
                                        22,353       20,515     18,938
     Less: Accumulated depreciation     (6,513)      (5,550)    (4,589)
                                       -------       ------     ------
       Premises and equipment, net     $15,840       14,965     14,349
                                       =======       ======     ======

     Depreciation was approximately $1.0 million and $832,000 for the nine months ended December 31, 1997 and 1996, respectively. Depreciation was approximately $1.2 million, $1.0 million, and $1.1 million for the years ended March 31, 1997, 1996, and 1995, respectively.

     At December 31 and March 31, 1997, the Bank held one of its branch buildings for sale. The carrying value of the building was approximately $750,000 at both December 31 and March 31, 1997, which represented the lower of the cost basis of the building or fair value less estimated costs to sell.

(8)  Other Real Estate Owned and Repossessed Property
     ------------------------------------------------

     Other real estate owned and repossessed property consists of the following at December 31, 1997, March 31, 1997 and 1996:

                                                         March 31,
                                     December 31,    -----------------
                                         1997         1997       1996
                                         ----         ----       ----
                                               (In thousands)
     Repossessed real estate:
       Commercial                       $  300       2,860        921
       Residential                          59          48        160
     Repossessed property                  700         539        635
                                        ------       -----      -----
                                        $1,059       3,447      1,716
                                        ======       =====      =====

                                                                     (Continued)
                                      F-20

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

(9)  Deposits
     --------

     Deposit account balances at December 31, 1997 and March 31, 1997 and 1996 are summarized as follows:

                                                             March 31,
                                         December 31,    -----------------
                                             1997         1997       1996
                                             ----         ----       ----
                                                   (In thousands)

     Savings accounts (3.00% to 3.92%)     $140,483     136,109    130,032
     N.O.W. and money market accounts
       (2.00% to 4.88%)                      94,046      92,347     93,919
     Time deposit accounts:
       2.00 to 2.99%                            470          --         --
       3.00 to 3.99%                            419         824        958
       4.00 to 4.99%                          3,497      15,319     32,165
       5.00 to 5.99%                        259,419     228,732    149,852
       6.00 to 6.99%                         15,659      27,070     84,703
       7.00 to 7.99%                         35,817      35,441     34,516
       8.00 to 8.99%                             --          --        560
                                           --------     -------    -------
         Total time deposit accounts        315,281     307,386    302,754
                                           --------     -------    -------
     Non-interest bearing accounts           36,421      28,757     28,483
                                           --------     -------    -------
         Total deposits                    $586,231     564,599    555,188
                                           ========     =======    =======

     The aggregate amount of time deposit accounts with a balance of $100,000 or greater was $42.4 million, $44.3 million, and $46.5 million at December 31, 1997, March 31, 1997 and 1996, respectively.

     The approximate amounts of contractual maturities of time deposit accounts at December 31, 1997 are as follows:

                                                    (In thousands)
          Years ending December 31,
                    1998                               $178,360
                    1999                                101,019
                    2000                                 18,182
                    2001                                 14,676
                    2002                                  2,245
                 Thereafter                                 799
                                                       --------
                                                       $315,281
                                                       ========

     The approximate amounts of contractual maturities of time deposit accounts at March 31, 1997 are as follows:

                                                    (In thousands)
          Years ending March 31,
                    1998                               $153,807
                    1999                                110,830
                    2000                                 22,208
                    2001                                 15,380
                    2002                                  3,288
                 Thereafter                               1,049
                                                       --------
                                                       $306,562
                                                       ========

                                                                     (Continued)
                                      F-21

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     Interest expense on deposits for the nine months ended December 31, 1997 and 1996, and the years ended March 31, 1997, 1996 and 1995 is summarized as follows:

                                 Nine Months Ended           Years Ended
                                    December 31,              March 31,
                                 -----------------    -------------------------
                                   1997      1996      1997     1996      1995
                                   ----      ----      ----     ----      ----
                                                 (In thousands)

Time deposit accounts            $13,513    13,342    17,727   16,713    10,796
Savings accounts                   3,584     3,388     4,523    4,275     5,501
N.O.W. and money market accounts   2,178     2,144     2,831    2,932     2,769
Mortgagors' escrow deposits           89        87       106      124       142
                                 -------    ------    ------   ------    ------
                                 $19,364    18,961    25,187   24,044    19,208
                                 =======    ======    ======   ======    ======

(10) Urban Development Action Grant Payable
     --------------------------------------

     Hudson City Center, Inc. (a subsidiary of the Bank) was awarded an $835,000 "Urban Development Action Grant (UDAG) Equity Participation in Cash Flow" by the Hudson Development Corporation for the purpose of constructing an office building in the City of Hudson, New York. This loan was to be repaid in December 2000. Since January 1991, the Bank had expensed approximately $25,000 per year under the terms of the agreement. During September 1997, the loan was satisfied.

(11) Income Taxes
     ------------

     The components of income tax expense for the nine months ended December 31, 1997 and 1996 and the years ended March 31, 1997, 1996, and 1995 are as follows:

                                 Nine Months Ended           Years Ended
                                    December 31,              March 31,
                                 -----------------    -------------------------
                                   1997      1996      1997     1996      1995
                                   ----      ----      ----     ----      ----
                                                 (In thousands)
     Current tax expense:
       Federal                    $1,724     2,710     3,702    3,951     2,697
       State                         279       495       696      741       325
     Deferred tax benefit           (682)      (63)     (791)    (394)     (105)
                                  ------     -----     -----    -----     -----
                                  $1,321     3,142     3,607    4,298     2,917
                                  ======     =====     =====    =====     =====

                                                                     (Continued)
                                      F-22

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     The following is a reconciliation of the expected income tax expense and the actual income tax expense. The expected income tax expense has been computed by applying the statutory federal tax rate to income before income tax expense:

                                 Nine Months Ended           Years Ended
                                    December 31,              March 31,
                                 -----------------    -------------------------
                                   1997      1996      1997     1996      1995
                                   ----      ----      ----     ----      ----
                                                 (In thousands)
Income tax at applicable
  federal statutory rate          $1,090     2,729     3,151    3,856     3,023
Increase (decrease) in income
  tax expense resulting from:
    Tax exempt securities income      (8)      (12)      (14)     (82)      (85)
    State income taxes, net of
      federal tax benefit            184       327       459      489       214
    Reduction in the valuation
      allowance for deferred
      tax assets                      --        --        --       --      (248)
    Other                             55        98        11       35        13
                                  ------     -----     -----    -----     -----
      Income tax expense          $1,321     3,142     3,607    4,298     2,917
                                  ======     =====     =====    =====     =====
Effective tax rate                  41.2%     39.1%     38.9%    37.9%     32.8%
                                  ======     =====     =====    =====     =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997, March 31, 1997 and 1996 are presented below:

                                                                   March 31,
                                               December 31,    -----------------
                                                   1997         1997       1996
                                                   ----         ----       ----
                                                         (In thousands)
Deferred tax assets:
  Differences in reporting the provision for
    loan losses and tax bad debt deduction        $2,547       1,880      1,344
  Differences in reporting other real estate
    owned and repossessed property                   157         221        102
  Accrued postretirement benefits                    268         203        115
  Deferred compensation                              163         136        107
  Other                                               69          49         47
                                                  ------       -----      -----
    Total gross deferred tax assets                3,204       2,489      1,715
    Less valuation allowance                        (141)       (141)      (141)
                                                  ------       -----      -----
    Net deferred tax assets                        3,063       2,348      1,574
                                                  ------       -----      -----

Deferred tax liabilities:
  Differences in reporting depreciation              (73)        (60)       (35)
  Differences in reporting bond discount
    accretion                                       (232)       (184)      (199)
  Differences in reporting pension costs            (465)       (493)      (520)
                                                  ------       -----      -----
    Total deferred tax liabilities                  (770)       (737)      (754)
                                                  ------       -----      -----
    Net deferred tax asset at end of period        2,293       1,611        820
    Net deferred tax asset at beginning of period  1,611         820        426
                                                  ------       -----      -----
    Deferred tax benefit for the period           $ (682)       (791)      (394)
                                                  ======       =====      =====

                                                                     (Continued)
                                      F-23

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     In addition to the deferred tax assets and liabilities described above, the Bank had a deferred tax liability of $21,000 at December 31, 1997, and a deferred tax asset of $232,000 and $141,000 at March 31, 1997 and 1996, respectively, related to the net unrealized gain or loss on securities available for sale.

     The valuation allowance, as established by the Bank at December 31, 1997, March 31, 1997 and 1996, takes into consideration the nature and timing of the deferred tax asset items, as well as the amount of available open tax carrybacks. The Bank has fully reserved its New York State net deferred tax asset, which is a component of deferred tax assets, due to the lack of carryback and carryforward provisions available in New York State. The decrease of $248,000 in the deferred tax asset valuation allowance during the year ended March 31, 1995 was based upon the Bank's continuing evaluation of the level of such allowance and the realizability of the temporary differences creating the deferred tax assets, particularly reserves for loan losses, and after considering the estimates of future taxable income. Based on recent historical and anticipated future taxable income, management believes it is more likely than not that the Company will realize its net deferred tax assets.

     As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

     Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The Federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995, and imposition of a requirement to recapture into taxable income (over a period of approximately six years) the bad debt reserves in excess of the base-year amounts. The Bank previously established, and will continue to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignate the Bank's state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method.

                                                                     (Continued)
                                      F-24

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $2.7 million and "supplemental" reserve (as defined) of $10.3 million at both December 31 and March 31 1997, and the state base-year reserve of $18.3 million at both December 31 and March 31, 1997, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under New York State tax law, as amended, events that would result in taxation of these reserves include the failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for tax purposes. The unrecognized deferred tax liability at both December 31 and March 31, 1997 with respect to the Federal base-year reserve and supplemental reserve was $933,000 and $3.5 million, respectively. The unrecognized deferred tax liability at December 31 and March 31, 1997 with respect to the state base-year reserve was $1.1 million (net of Federal benefit).

(12) Employee Benefit Plans
     ----------------------

     The Bank maintains a non-contributory pension plan with Retirement Systems Incorporated (RSI) Retirement Trust, covering substantially all of its employees meeting certain eligibility requirements. The benefits are computed as a percentage of the highest three year average annual earnings, as defined by the Plan, multiplied by years of credited service. Prior to July 14, 1995, the percentages utilized were two percent for the first thirty years of credited service and one-half percent thereafter. Subsequent to July 14, 1995, the Plan was amended to limit credited service for benefit calculations to a maximum of thirty years. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. Plan assets consist primarily of investments in RSI Retirement Trust administered fixed-income and equity funds.

     The following table sets forth the Plan's funded status and amounts recognized in the Bank's consolidated financial statements at March 31, 1997 and 1996:

                                                               1997        1996
                                                               ----        ----
                                                                (In thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
    benefits of $6,477,000 and $5,947,000 at
    March 31, 1997 and 1996, respectively                    $(6,659)    (6,387)
                                                             =======     ======

  Projected benefit obligation                                (8,183)    (7,977)
Estimated fair value of Plan assets                            9,272      8,647
                                                             -------     ------
Plan assets in excess of projected benefit obligation          1,089        670
Unrecognized net loss from past experience different
  from that assumed and effects of changes in assumptions        149        575
Unrecognized transition asset at January 1, 1988 being
  recognized over approximately 12 years                         (71)      (124)
Unrecognized past service liability                               64         72
                                                             -------     ------
Prepaid pension cost included in other assets                $ 1,231      1,193
                                                             =======     ======

                                                                     (Continued)
                                      F-25

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     Net periodic pension cost included in the Bank's consolidated income statements for the years ended March 31, 1997, 1996, and 1995 included the following components:

                                             1997      1996      1995
                                             ----      ----      ----
                                                  (In thousands)

     Service cost                            $353        327      321
     Interest cost                            573        536      471
     Actual return on plan assets            (753)    (1,160)    (544)
     Net amortization and deferral             40        543      (44)
                                             ----     ------     ----
     Net periodic pension cost               $213        246      204
                                             ====     ======     ====

     The actuarial assumptions used in determining the actuarial present value of the projected benefit obligation as of March 31 were as follows:

                                                      1997      1996      1995
                                                      ----      ----      ----

     Weighted average discount rate                   7.75%     7.50%     8.25%
     Rate of increase in future compensation levels   5.50      5.50      6.00
     Expected long term rate of return                8.00      8.00      8.00

     In addition, the Bank provides a defined benefit postretirement plan which provides medical and life insurance benefits to substantially all employees, as well as dental benefits to a closed group of retirees. The Bank adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of April 1, 1995. Under SFAS No. 106, the cost of postretirement benefits other than pensions must be recognized on an accrual basis as employees perform services to earn the benefits.

     Active employees are eligible for retiree medical and life insurance coverage upon reaching age 55 with 10 years of service. The medical portion of the plan is contributory, with retiree contributions based on years of service and their retirement date. The Bank's contributions for employees retiring on or after September 1, 1995 are limited to 150% of the premium rates in effect at the time of retirement. The life insurance portion of the plan is non-contributory, with the pre-retirement benefit equal to two times annual earnings. The post-retirement life insurance benefit is reduced based on the retiree's age and the length of time since retirement, with a maximum retiree benefit of $50,000. Post-retirement dental coverage is in effect for a closed group of retirees. The dental portion of the plan is non-contributory. The funding policy of the plan is to pay claims and/or insurance premiums as they come due.

                                                                     (Continued)
                                      F-26

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     The  following   table  presents  the  amounts   recogized  in  the  Bank's
     consolidated financial statements at March 31, 1997 and 1996:

                                                            1997         1996
                                                            ----         ----
                                                             (In thousands)
     Accumulated post-retirement benefit obligation:
       Retirees and eligible beneficiaries                $(1,856)     (1,815)
       Active employees fully eligible for benefits          (190)       (214)
       Other active plan participants                        (533)       (545)
                                                          -------      ------
                                                           (2,579)     (2,574)
     Unrecognized net loss from past experience
       different from that assumed and effects of
       changes in assumptions                                  32         130
     Unrecognized transition obligation at
       April 1, 1995 being recognized over 20 years         2,126       2,244
                                                          -------      ------
     Accrued post-retirement benefit cost included
       in other liabilities                               $  (421)       (200)
                                                          =======      ======

     Net  periodic   post-retirement   benefit  cost   included  in  the  Bank's
     consolidated income statements for the years ended March 31, 1997 and 1996, included the following components:

                                                            1997         1996
                                                            ----         ----
                                                             (In thousands)
     Service cost                                           $ 60           47
     Interest cost                                           188          189
     Net amortization and deferral                           118          118
                                                            ----         ----
           Net periodic post-retirement benefit cost        $366          354
                                                            ====         ====

     The discount rate used in determining the accumulated post-retirement benefit obligation was 7.75% and 7.50% at March 31, 1997 and 1996, respectively.

     For measurement purposes, an 8.00% annual rate of increase in the per capita cost of covered health benefits was assumed for medical coverage starting in 1998; the rate was assumed to decrease uniformly to 5.00% by 2001 and to remain at that level thereafter. A 5.00% annual rate of increase in the per capita cost of covered dental benefits was assumed for dental coverage starting in 1998; the rate was assumed to decrease uniformly to 4.00% by 2000 and to remain at that level thereafter The medical and dental care cost trend rate assumptions have a significant effect on the amounts reported. To illustrate, increasing the assumed medical and dental care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of March 31, 1997 by $217,000 and the aggregate of the service and interest cost for the year ended March 31, 1997 would increase by $20,000.

                                                                     (Continued)
                                      F-27

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     The Bank also sponsors a defined contribution 401(k) plan covering substantially all employees meeting certain eligibility requirements. The Bank matches 50% of employee pre-tax contributions up to a maximum contribution by the Bank of 4% of the employee's annual salary. The amount of 401(k) contribution expense was $88,000, $88,000, $117,000, $100,000, and $89,000 for the nine months ended December 31, 1997 and 1996 and the years ended March 31, 1997, 1996, and 1995, respectively.

(13) Regulatory Capital
     ------------------

     Federal Deposit Insurance Corporation (FDIC) regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted quarterly average assets of 4.0%, and minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

     Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have a direct material effect on a bank's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, a bank is considered well capitalized if it has a Tier 1 capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings, and other factors.

     Management believes that, as of December 31 and March 31, 1997, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent FDIC notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since the notification that management believes have changed the Bank's capital classification.

                                                                     (Continued)
                                      F-28

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)


     The following is a summary of actual capital amounts and ratios as of December 31 and March 31, 1997 for the Bank, compared to the requirements for minimum capital adequacy and for classification as well capitalized:

                                              December 31, 1997
                             ---------------------------------------------------
                                                        Required Ratios
                             Actual Captial   ----------------------------------
                             --------------   Minimum Capital  Classification as
                             Amount   Ratio       Adequacy      Well Capitalized
                             ------   -----   ---------------  -----------------
                                           (Dollars in thousands)

Tier 1 (leverage) capital   $66,753    10.1%        4.0%              5.0%
Risk-based capital:
    Tier 1                   66,753    14.1         4.0               6.0
    Total                    72,672    15.4         8.0              10.0

                                               March 31, 1997
                             ---------------------------------------------------
                                                        Required Ratios
                             Actual Captial   ----------------------------------
                             --------------   Minimum Capital  Classification as
                             Amount   Ratio       Adequacy      Well Capitalized
                             ------   -----   ---------------  -----------------
                                           (Dollars in thousands)

Tier 1 (leverage) capital   $65,133    10.1%        4.0%              5.0%
Risk-based capital:
    Tier 1                   65,133    13.8         4.0               6.0
    Total                    71,005    15.1         8.0              10.0

(14) Commitments and Contingent Liabilities
     --------------------------------------

     (a)  Off-Balance-Sheet Financing and Concentrations of Credit
          --------------------------------------------------------

          The Bank is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Bank's commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

          Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with credit risk.

                                                                     (Continued)
                                      F-29

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

          Contract amounts of financial instruments that represent credit risk as of December 31, 1997, March 31, 1997 and 1996, at fixed and variable interest rates, are as follows:

                                                        December 31, 1997
                                                  -----------------------------
                                                   Fixed     Variable     Total
                                                   -----     --------     -----
                                                          (In thousands)
Financial instruments whose contract
  amounts represent credit risk:
    Commitments outstanding:
      Residential mortgages                       $ 4,863      3,264      8,127
      Residential construction loans                  185        421        606
      Commercial mortgage loans                       736        522      1,258
      Commercial loans                                 --        915        915
      Home equity loans                               306        197        503
      Manufactured home loans                       1,586         --      1,586
                                                  -------     ------     ------
                                                    7,676      5,319     12,995
                                                  -------     ------     ------
    Unused lines of credit on advanced funds:
      Construction loans                              361      1,297      1,658
      Home equity loans                             4,574      7,288     11,862
      Commercial lines of credit                      269      9,424      9,693
      Personal lines of credit                      1,972         --      1,972
                                                  -------     ------     ------
                                                    7,176     18,009     25,185
                                                  -------     ------     ------
    Standby letters of credit                          --      3,422      3,422
                                                  -------     ------     ------
                                                  $14,852     26,750     41,602
                                                  =======     ======     ======

                                                          March 31, 1997
                                                  -----------------------------
                                                   Fixed     Variable     Total
                                                   -----     --------     -----
                                                          (In thousands)
Financial instruments whose contract
  amounts represent credit risk:
    Commitments outstanding:
      Residential mortgages                       $ 4,541      5,501     10,042
      Residential construction loans                  285        427        712
      Commercial mortgage loans                     1,400      1,099      2,499
      Commercial loans                                600        160        760
      Home equity loans                               808        130        938
      Manufactured home loans                       3,182        866      4,048
                                                  -------     ------     ------
                                                   10,816      8,183     18,999
                                                  -------     ------     ------
    Unused lines of credit on advanced funds:
      Construction loans                              753        369      1,122
      Home equity loans                             3,844      6,036      9,880
      Commercial lines of credit                      226     15,356     15,582
      Personal lines of credit                      1,889         --      1,889
                                                  -------     ------     ------
                                                    6,712     21,761     28,473
                                                  -------     ------     ------
    Standby letters of credit                          --      2,523      2,523
                                                  -------     ------     ------
                                                  $17,528     32,467     49,995
                                                  =======     ======     ======

                                                                     (Continued)
                                      F-30

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

                                                          March 31, 1996
                                                  -----------------------------
                                                   Fixed     Variable     Total
                                                   -----     --------     -----
                                                          (In thousands)
Financial instruments whose contract
  amounts represent credit risk:
    Commitments outstanding:
      Residential mortgages                       $ 2,603      1,739      4,342
      Residential construction loans                  118        299        417
      Commercial mortgage loans                       300      2,319      2,619
      Commercial loans                                 55        171        226
      Home equity loans                               768        274      1,042
      Manufactured home loans                       2,118        706      2,824
                                                  -------     ------     ------
                                                    5,962      5,508     11,470
                                                  -------     ------     ------
    Unused lines of credit on advanced funds:
      Construction loans                              126      1,117      1,243
      Home equity loans                             3,193      7,916     11,109
      Commercial lines of credit                    1,635     11,602     13,237
      Personal lines of credit                      1,830         --      1,830
                                                  -------     ------     ------
                                                    6,784     20,635     27,419
                                                  -------     ------     ------
    Standby letters of credit                          --      2,538      2,538
                                                  -------     ------     ------
                                                  $12,746     28,681     41,427
                                                  =======     ======     ======

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Bank upon the extension of credit is based on management's credit evaluation of the customer.

          Commitments to extend credit may be written on a fixed rate basis exposing the Bank to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

          Standby letters of credit are conditional commitments issued by the Bank to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Since a portion of these instruments will expire unused, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments. Bank policies governing loan collateral apply to standby letters of credit at the time of credit extension.

                                                                     (Continued)
                                      F-31

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

          Certain mortgage loans are written on an adjustable basis and include interest rate caps which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable rate mortgages have an annual rate increase cap of 2% and lifetime rate increase cap of 5% to 6%. These caps expose the Bank to interest rate risk should market rates increase above these limits. As of December 31 and March 31, 1997, approximately $203.6 million and $202.2 million, respectively, of mortgage loans had interest rate caps.

          The Bank generally enters into rate lock agreements at the time that residential mortgage loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Bank makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Bank is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

          At December 31, 1997, March 31, 1997 and 1996, the Bank had rate lock agreements (certain of which relate to loan applications for which no formal commitment has been made) and conventional mortgage loans held for sale amounting to approximately $1,201,000, $300,000, and $753,000, respectively.

          In  order  to  reduce  the  interest  rate  risk  associated  with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Bank enters into agreements to sell loans in the secondary market to unrelated investors on a loan by loan basis. At December 31, 1997, March 31, 1997 and 1996, the Bank had commitments to sell conventional fixed rate mortgage loans amounting to approximately $1,130,000, $216,000, and $448,000, respectively. The remaining conventional mortgage loans held for sale, as well as the outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, exposed the Bank to interest rate risk.

     (b)  Concentrations of Credit
          ------------------------

          The Bank originates residential loans (including home equity and construction loans) and commercial-related loans primarily to customers located in the New York State counties of Columbia, Albany, Rensselaer, Dutchess, and Schenectady. Manufactured home loans are originated primarily in New York State and in states contiguous to New York. Financed insurance premiums are originated primarily in New York, New Jersey, and Pennsylvania. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in these areas.

                                                                     (Continued)
                                      F-32

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     (c)  Leases
          ------

          The Bank leases certain of its branches and equipment under various noncancelable operating leases. The future minimum payments by year and in the aggregate under all significant noncancelable operating leases with initial or remaining terms of one year or more as of December 31 and March 31, 1997 are as follows:
                                                    (In thousands)
          Years ending December 31,
                    1998                                $  216
                    1999                                   200
                    2000                                   153
                    2001                                   114
                    2002                                   105
                 Thereafter                              1,118
                                                        ------
                                                        $1,906
                                                        ======

                                                    (In thousands)
          Years ending March 31,
                    1998                                $  193
                    1999                                   138
                    2000                                    91
                    2001                                    58
                    2002                                    30
                 Thereafter                              1,003
                                                        ------
                                                        $1,513
                                                        ======

     (d)  Serviced Loans
          --------------

          The total amount of loans serviced by the Bank for unrelated third parties was approximately $56.2 million, $67.7 million, and $68.1 million at December 31, 1997, March 31, 1997 and 1996, respectively.

     (e)  Reserve Requirement
          -------------------

          The Bank is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $4.5 million and $3.8 million at December 31 and March 31, 1997, respectively.

     (f)  Contingent Liabilities
          ----------------------

          In the ordinary course of business there are various legal proceedings pending against the Bank. Based on consultation with outside counsel, management considers that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Bank's consolidated financial statements.

                                                                     (Continued)
                                      F-33

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

(15) Borrowing Arrangements
     ----------------------

     The Bank has two lines of credit, expiring in October 1998, which are available with the FHLB of New York. The first is an overnight line of credit for approximately $32.6 million with interest based on existing market conditions. The second is a one-month overnight repricing line of credit for approximately $32.6 million with interest based on existing market conditions. There were no amounts outstanding on these lines at December 31, 1997. There was approximately $12.6 million outstanding under the overnight line of credit at March 31, 1997, which carried an interest rate of 6.88%. There were no amounts outstanding under the one-month overnight repricing line of credit at March 31, 1997. At December 31, 1997, the Bank had $2.0 million in short-term borrowings from the FHLB of New York in the form of an advance which comes due in August 1998 and carries an interest rate of 5.88%. Borrowings from the FHLB of New York are secured by a blanket lien on all assets of the Bank, including FHLB stock.

(16) Disclosures About the Fair Value of Financial Instruments
     ---------------------------------------------------------

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. The definition of a financial instrument includes many of the assets and liabilities recognized in the Bank's consolidated balance sheets, as well as certain off-balance sheet items.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

     In addition there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits," the Bank's branch network, and other items generally referred to as "goodwill."

     Short-Term Financial Instruments
     --------------------------------

     The fair value of certain financial instruments is estimated to approximate their carrying value because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days. Such financial instruments include cash and cash equivalents, accrued interest receivable, and short-term borrowings.

                                                                     (Continued)
                                      F-34

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     Securities Available for Sale and Investment Securities
     -------------------------------------------------------

     Securities available for sale and investment securities are financial instruments which are usually traded in broad markets. Fair values are generally based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics.

     Federal Home Loan Bank of New York Stock
     ----------------------------------------

     The estimated fair value of stock in the Federal Home Loan Bank of New York equals the carrying value since the stock is non-marketable but redeemable at its par value.

     Loans
     -----

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type including residential real estate, commercial real estate, other commercial loans and consumer loans. The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio.

     Estimated fair value for non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

     Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

     Loans Held for Sale
     -------------------

     The estimated fair value of loans held for sale is based on quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price.

     Deposit Liabilities
     -------------------

     The estimated fair value of deposits with no stated maturity, such as savings, N.O.W., money market, non-interest bearing accounts, and mortgagors' escrow deposits, is regarded to be the amount payable on demand. The estimated fair value of time deposit accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

     Urban Development Action Grant Payable
     --------------------------------------

     Based on the terms of the grant agreement and rates currently available under similar programs, the estimated fair value of the Urban Development Action Grant payable approximates its carrying value at both March 31, 1997 and 1996.

                                                                     (Continued)
                                      F-35

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     The carrying values and estimated fair values of financial assets and liabilities as of December 31, 1997 and March 31, 1997 and 1996 were as follows:

                                                                     March 31,
                                    December 31,     ----------------------------------------
                                        1997                1997                 1996
                                -------------------  -------------------  -------------------
                                          Estimated            Estimated            Estimated
                                Carrying     Fair    Carrying     Fair    Carrying     Fair
                                  Value     Value      Value     Value      Value     Value
                                --------  ---------  --------  ---------  --------  ---------
                                                        (In thousands)
Financial assets:
  Cash and cash equivalents     $ 15,620    15,620     10,457    10,457     14,233    14,233
  Loans held for sale                 --        --         84        84         70        72
  Securities available
    for sale                      43,282    43,282     45,623    45,623     51,429    51,429
  Investment securities           71,244    71,608     79,068    78,753     83,003    83,122
  Federal Home Loan Bank
    of New York stock              2,812     2,812      2,812     2,812      2,596     2,596

  Loans receivable               511,898   511,241    493,019   492,236    450,671   451,306
  Less: Allowance for
    loan losses                   (6,756)       --     (5,872)       --     (3,546)       --
                                --------   -------    -------   -------    -------   -------
      Net loans receivable      $505,142   511,241    487,147   492,236    447,125   451,306
                                ========   =======    =======   =======    =======   =======
  Accrued interest receivable      4,946     4,946      4,880     4,880      5,254     5,254

Financial liabilities:
  Deposits:
    Savings, N.O.W., money
       market, and non-interest
       bearing accounts          270,950   270,950    257,213   257,213    252,434   252,434
    Time deposit accounts        315,281   317,192    307,386   309,550    302,754   306,685
  Short-term borrowings            2,000     2,000     12,585    12,585         --        --
  Urban Development
    Action Grant payable              --        --        835       835        835       835
  Mortgagors' escrow deposits      4,935     4,935      3,746     3,746      4,027     4,027

    Note: Loans held for sale represent  the only trading financial instruments;
          all other financial instruments are considered to be held for purposes other than trading.

                                                                     (Continued)
                                      F-36

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     The fair value of commitments to extend credit, unused lines of credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates. Based upon the estimated fair value of commitments to extend credit, unused lines of credit, and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

(17) Subsequent Event - Adoption of Plan of Conversion
     -------------------------------------------------

     On November 20, 1997, the Board of Trustees of the Bank, subject to regulatory approval and approval by members of the Bank, unanimously adopted a Plan of Conversion (the Plan) to convert from a New York State chartered mutual savings bank to a New York State chartered stock savings bank with the concurrent formation of a holding company. The conversion is expected to be accomplished through amendment of the Bank charter and the sale of the holding company's common stock in an amount equal to the proforma market value of the Bank after giving effect to the conversion. A subscription offering of the sale of the holding company's common stock will be offered initially to the Bank's depositors, then to other members and trustees, officers and employees of the Bank. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public in the Bank's market area.

     At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total equity as of the date of the latest consolidated balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

     Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. As of December 31, 1997, approximately $164,000 of conversion costs had been deferred.

     Pursuant to the Plan, the holding company intends to establish a Charitable Foundation in connection with the conversion. The Plan provides that the Bank and the holding company will create the Foundation immediately following the conversion by contributing holding company common stock in an amount equal to 3.0% of the total amount of common stock to be sold in the conversion. The Foundation is being formed as a complement to the Bank's existing community activities and will be dedicated to community activities and the promotion of charitable causes.

                                                                     (Continued)
                                      F-37

              THE HUDSON CITY SAVINGS INSTITUTION AND SUBSIDIARIES

           (Data as of December 31, 1997 and for the nine months ended
                    December 31, 1997 and 1996 is unaudited)

     The Foundation will submit a request to the Internal Revenue Service to be recognized as a tax-exempt organization and will likely be classified as a private foundation. A contribution of common stock to the Foundation by the holding company would be tax deductible, subject to an annual limitation based on 10% of the holding company's annual taxable income. The holding company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the holding company will recognize an expense in the full amount of the contribution, offset in part by the corresponding tax benefit, during the quarter in which the contribution is made.

     No person has been  authorized
to give any  information or to make
any  representation  other  than as
contained  in  this  Prospectus  in
connection  with the offering  made
hereby, and, if given or made, such
other information or representation
must not be  relied  upon as having
been   authorized  by  the  Holding
Company    or   the   Bank.    This                 15,072,815 Shares
Prospectus  does not  constitute an
offer to sell or a solicitation  of
an   offer   to  buy   any  of  the
securities  offered  hereby  to any
person in any jurisdiction in which
such offer or  solicitation  is not
authorized  or in which the  person
making  such offer or  solicitation
is not  qualified  to do so,  or to
any  person to whom it is  unlawful
to make such offer or  solicitation            HUDSON  RIVER BANCORP, INC.
in such  jurisdiction.  Neither the           (Proposed Holding Company for
delivery of this Prospectus nor any        The Hudson City Savings Institution)
sale  hereunder   shall  under  any
circumstances       create      any
implication  that there has been no
change  in  the   affairs   of  the
Holding  Company  or the Bank since
any  of  the   dates  as  of  which
information is furnished  herein or
since the date hereof.

       --------------                               COMMON STOCK

     TABLE OF CONTENTS

                                      Page

Summary................................
Selected Consolidated Financial and
   Other Data of the Bank..............
Risk Factors...........................
Hudson River Bancorp, Inc..............
The Hudson City Savings Institution....            --------------
Use of Proceeds........................
Dividends..............................              PROSPECTUS
Market for Common Stock................
Pro Forma Regulatory Capital Analysis..            --------------
Capitalization.........................
Pro Forma Data.........................
Comparison of Valuation and Pro Forma
 Information With No Stock
 Contribution..........................
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.........................
Business of the Holding Company........
Business of the Bank...................
Regulation.............................
Taxation...............................
Management of the Holding Company......
Management of the Bank.................
The Conversion.........................
Restrictions on Acquisitions of the
 Holding Company and the Bank..........
Description of Capital Stock of the
 Holding Company.......................
Description of Capital Stock of the
 Bank..................................
Experts................................
Legal and Tax Opinions.................
Additional Information.................
Index to Consolidated Financial
 Statements............................


     Until  the  later  of June 11,      Sandler O'Neill & Partners, L.P.
1998 or25 days  after  commencement
of the  offering  of Common  Stock,
all dealers effecting  transactions
in   the   registered   securities,
whether  or  not  participating  in
this distribution,  may be required                May 12, 1998
to deliver a prospectus. This is in
addition  to  the   obligation   of
dealers  to  deliver  a  prospectus
when  acting  as  underwriters  and
with   respect   to  their   unsold
allotments or subscriptions.